UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

WHIRLPOOL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 North M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2012 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 17, 2012, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

At the meeting, stockholders will vote on the matters set forth in the formal notice of the meeting that follows on the next page. In addition, we will discuss Whirlpool’s 2011 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also included with this booklet an annual report that includes summary financial and other important information.

We are pleased to once again furnish proxy materials to our stockholders on the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG Chairman of the Board and Chief Executive Officer	March 5, 2012

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

The 2012 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois, on Tuesday, April 17, 2012, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect twelve persons to Whirlpool’s Board of Directors;

2.	to approve, on an advisory basis, Whirlpool’s executive compensation;

3.	to ratify the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2012;

4.	to vote on a stockholder proposal, if properly presented at the meeting, to require shareholder approval of certain executive agreements described in this proxy statement; and

5.	to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 17, 2012, at Whirlpool’s Administrative Center, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors

KIRSTEN J. HEWITT Senior Vice President Corporate Affairs, General Counsel, and Corporate Secretary	March 5, 2012

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ii

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on April 17, 2012:

This Proxy Statement and the Accompanying Annual Report are Available at:

www.whirlpoolcorp.com/annualreportandproxy

Among other things, this proxy statement contains information regarding the date, time, and location of the meeting, the matters being submitted to the stockholders, and how to vote in person. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 923-2641 or via e-mail at investor_relations@whirlpool.com.

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Bauknecht, Ignis, Brastemp, Consul, and Acros. We have approximately 68,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 North M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2012 annual meeting of stockholders will be held on Tuesday, April 17, 2012, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees. All bags, briefcases, and packages will need to be checked at the door or will be subject to search.

Information about this proxy statement

Why you received this proxy statement. You have received these proxy materials because our Board of Directors (our “Board”) is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission and which is designed to assist you in voting your shares. On or about March 8, 2012, we intend to mail to our stockholders of record as of the close of business on February 21, 2012, a notice containing instructions on how to access this proxy statement and our annual report online. To serve you more efficiently and reduce costs, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at P.O. Box 43069, Providence, Rhode Island 02940-3069; phone number: (877) 453-1504; TDD/TTY for hearing impaired: (800) 952-9245.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about March 8, 2012, we intend to mail to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you receive a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you receive a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Householding. The Securities and Exchange Commission’s rules permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Investor Communication Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who can vote

The record date for determining stockholders entitled to vote at the annual meeting is February 21, 2012. Each of the approximately 76,934,269 shares of Whirlpool common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

Information about voting and revocation of proxies

A notice containing instructions on how to access this proxy statement electronically cannot be used to vote your shares. The notice does, however, provide instructions on how to vote by using the Internet, or by requesting and returning a paper proxy card or voting instruction card.

If your shares are held in your name, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the proxy materials.

By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the notice of electronic availability. If you received printed proxy materials, your proxy card or voting instruction card will provide instructions on voting by telephone.

By Mail - If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions provided by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you do not specify how you want to vote your shares on your proxy card or voting instruction card, or by voting over the Internet or telephone, we will vote them FOR the nominees named for director, FOR the approval of the compensation of Whirlpool’s named executive officers (“NEOs”), FOR ratification of the appointment of Ernst & Young, and AGAINST the stockholder proposal.

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool’s Corporate Secretary; (2) by submitting another proxy via the Internet, by telephone, or by mail that is later dated and, if by mail, that is properly signed; or (3) by voting in person at the meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 12, 2012, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the Plan. You may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares.

Broadridge Investor Communication Solutions, Inc. will act as the independent inspector of election and will certify the results.

Confidentiality of votes

Whirlpool’s Board has adopted a policy requiring all votes to be kept confidential from management except when disclosure is made public by the stockholder, required by law, and/or in other limited circumstances.

Quorum

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Required vote

Item 1 (Election of Directors). For more information on director elections, see “Board of Directors and Corporate Governance – Majority Voting for Directors; Director Resignation Policy” later in this proxy statement. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director).

Item 2 (Advisory Vote to Approve Whirlpool’s Executive Compensation). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Whirlpool’s executive compensation.

Item 3 (Ratification of Ernst & Young LLP). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young as Whirlpool’s independent registered public accounting firm.

Item 4 (Stockholder Proposal). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the stockholder proposal, if properly presented at the meeting.

Other Business. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve any other matter that may properly come before the meeting.

Abstentions and broker non-votes

Abstentions will have no effect on Item 1. Abstentions will be treated as being present and entitled to vote on Items 2 and 3, and on Item 4 if properly presented at the annual meeting, and therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker non-vote) such as Items 1, 2, and 4. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Items 1, 2, and 4, and will not affect the outcome on those Items. Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Other business

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

Solicitation costs

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $12,500 plus certain expenses for assistance by D.F. King & Co., Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by D.F. King & Co., Inc. personally and by mail, telephone, or other electronic means.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2013 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2013 must be received by us by November 8, 2012, and must otherwise comply with the Securities and Exchange Commission’s rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals or a nomination for director to be submitted from the floor of the annual meeting of stockholders in 2013 must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail by January 16, 2013, and satisfy the procedures set forth in Whirlpool’s By-laws.

ITEM 1 – DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

As the world’s leading manufacturer and marketer of major home appliances with revenues of over $18 billion and global operations, we believe our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas are most important: international operations; marketing/branded consumer products; manufacturing; sales and distribution; legal/regulatory and government affairs; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; design, innovation, and engineering; and board practices of other major corporations. These areas are in addition to the personal qualifications described in the section entitled “Director Nominations to be Considered by the Board” later in this proxy statement. We believe that all our current Board members possess the professional and personal qualifications necessary for board service, and have highlighted certain particularly noteworthy attributes for each Board member in the individual biographies below. In addition, length of service on our Board has provided several directors with significant exposure to both our business and the industry in which we compete.

We currently have 12 directors on the Board. Directors who are elected will serve until our next annual meeting of stockholders and stand for reelection annually. The Board recommends a vote FOR the election of each of the directors nominated below.

SAMUEL R. ALLEN, 58, has served as a director since 2010. Mr. Allen has been Chairman and Chief Executive Officer of Deere & Co., a farm machinery and equipment company, since February 2010, and a director since June 2009. Mr. Allen joined Deere & Co. in 1975 and since that time has held positions of increasing responsibility. As a result of these and other professional experiences, Mr. Allen possesses particular knowledge and experience in strategic planning and leadership of complex organizations; human resources and development practices; and design, innovation, and engineering that strengthen the Board’s collective qualifications, skills, and experience.

GARY T. DICAMILLO, 61, has served as a director since 1997. Mr. DiCamillo has been a Partner at Eaglepoint Advisors, LLC, a turnaround, restructuring, and crisis management firm, since January 2010. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of Advantage Resourcing (formerly known as RADIA International), a professional and commercial staffing company, from 2005 until August 2009. Prior to holding that position, Mr. DiCamillo was President and Chief Executive Officer of TAC Worldwide Companies, a technical and professional staffing company, from 2002 to 2005. From 1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation. Mr. DiCamillo is a director of Pella Corporation (1993 to 2007, and 2010 to present), The Sheridan Group, Inc. (since 1989), and previously served as a director of 3Com Corporation (2000 to 2010). As a result of these and other professional experiences, Mr. DiCamillo possesses particular knowledge and experience in marketing/branded consumer products; strategic planning and leadership of complex organizations; and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

JEFF M. FETTIG, 55, has served as a director since 1999. Mr. Fettig has been Chairman of the Board and Chief Executive Officer of Whirlpool since 2004 after holding other positions of increasing responsibility since 1981. Mr. Fettig is also a director of The Dow Chemical Company (since 2003). As a result of these and other professional experiences, Mr. Fettig possesses particular knowledge and experience in marketing/branded consumer products; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

KATHLEEN J. HEMPEL, 61, has served as a director since 1994. Ms. Hempel retired from Fort Howard Corporation, a manufacturer of paper and paper products, in 1997. At Fort Howard Corporation, she served as Vice Chairman and Chief Financial Officer, among other positions, beginning in 1973. Ms. Hempel is also a director of Oshkosh Corporation (since 1997) and previously served as a director of Actuant Corporation (2000 to 2008). As a result of these and other professional experiences, Ms. Hempel possesses particular knowledge and experience in accounting, finance, and capital structure; board practices of other major corporations; and human resources and development practices that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL F. JOHNSTON, 64, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry. Mr. Johnston is also a director of Flowserve Corporation (since 1997) and Armstrong World Industries, Inc. (since 2010). As a result of these and other professional experiences, Mr. Johnston possesses particular knowledge and experience in manufacturing; design, innovation, and engineering; and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM T. KERR, 70, has served as a director since 2006 after serving eight years on the board of Maytag Corporation. Mr. Kerr has been President and Chief Executive Officer of Arbitron, Inc., a media and marketing services company, since January 2010 and a director of Arbitron since May 2007. From January 1998 to January 2010, Mr. Kerr was Chairman of the Board of Directors of Meredith Corporation, a diversified media company, and since 1991 held various other positions at Meredith, including Chief Executive Officer, President, and Chief Operating Officer, and was a director of Meredith from 1994 to February 2010. Mr. Kerr is also a director of Interpublic Group of Companies, Inc. (since 2006), and previously served as a director of The Principal Financial Group (2001 to 2010), and Storage Technology Corporation (1998 to 2005). As a result of these and other professional experiences, Mr. Kerr possesses particular knowledge and experience in marketing/branded consumer products; board practices of other major corporations; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

JOHN D. LIU, 43, has served as a director since 2010. Mr. Liu has been the Chief Executive Officer of Essex Equity Management, a financial services company, and Managing Partner of Richmond Hill Investments, an investment management firm, since March 2008. Prior to that time, Mr. Liu was employed for 12 years by Greenhill & Co. Inc., a global investment banking firm, in positions of increasing responsibility including Chief Financial Officer. As a result of these and other professional experiences, Mr. Liu possesses particular knowledge and experience in accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

HARISH MANWANI, 58, has served as a director since 2011. Mr. Manwani is the Chief Operating Officer of Unilever, a global consumer product brands company, a position he was appointed to in September 2011. Mr. Manwani joined Hindustan Lever (HUL) in 1976, becoming a member of the HUL board in 1995, and since that time has held positions of increasing responsibility in Unilever which have given him wide ranging international marketing and general management experience. He is also non-executive chairman of Hindustan Lever Limited. Mr. Manwani also previously served as a director of ING Group (2008-2010). He has also served on the boards of various external bodies. As a result of these and other professional experiences, Mr. Manwani possesses particular knowledge and experience in international operations; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience. A third party search firm recommended Mr. Manwani to Whirlpool’s Corporate Governance and Nominating Committee and Board, after being brought to the search firm’s attention by Whirlpool’s Chief Executive Officer.

MILES L. MARSH, 64, has served as a director since 1990. Mr. Marsh retired from Fort James Corporation, a manufacturer and marketer of consumer paper products, in 2000. At Fort James Corporation, he served as Chairman of the Board, Chief Executive Officer, and President at various times beginning in 1995. Before joining Fort James Corporation, Mr. Marsh held various positions in the food products industry. He previously served as a director of GATX Corporation (1995 to 2006) and Morgan Stanley (1996 to 2005). As a result of these and other professional experiences, Mr. Marsh possesses particular knowledge and experience in international operations; accounting, finance, and capital structure; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM D. PEREZ, 64, has served as a director since 2009. Mr. Perez has been a Senior Advisor to Greenhill & Co., Inc., a global investment banking firm, since January 2010. Prior to joining Greenhill & Co., Inc., Mr. Perez was President and Chief Executive Officer of the Wm. Wrigley Jr. Company from 2006 to 2008, and President, Chief Executive Officer, and a member of the Board of Nike, Inc. from 2004 to 2006, after spending 34 years at S.C. Johnson at various positions, including Chief Executive Officer and President. Mr. Perez is also a director of Johnson & Johnson (since 2007) and Campbell Soup Company (since 2009) and previously served as a director of Kellogg Company (2000 to 2006). As a result of these and other professional experiences, Mr. Perez possesses particular knowledge and experience in sales and distribution; board practices of other major corporations; and international operations that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL A. TODMAN, 54, has served as a director since 2006. Mr. Todman has been President, Whirlpool International since January 2010 after holding other positions of increasing responsibility since 1993. Mr. Todman is also a director of Newell Rubbermaid Inc. (since 2007). As a result of these and other professional experiences, Mr. Todman possesses particular knowledge and experience in international operations; sales and distribution; and manufacturing that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL D. WHITE, 60, has served as a director since 2004. Mr. White has been President and Chief Executive Officer of The DIRECTV Group, Inc., a leading provider of digital television entertainment services, since January 2010, Chairman of the Board since June 2010, and a director since November 2009. From February 2003 until December 2009, Mr. White was Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. after holding positions of increasing importance with PepsiCo since 1990. As a result of these and other professional experiences, Mr. White possesses particular knowledge and experience in marketing/branded consumer products; accounting, finance, and capital structure; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2011, our Board met nine times and had four committees. The committees consisted of an Audit Committee, a Human Resources Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2011, all of our directors attended the annual meeting of stockholders.

The table below breaks down 2011 committee membership for each committee and each director.

Name	Audit	Human Resources	Corporate Governance and Nominating	Finance
Mr. Allen		X	X
Mr. DiCamillo	Chair			X
Mr. Fettig
Ms. Hempel	X			Chair
Mr. Johnston	X		Chair
Mr. Kerr		X	X
Mr. Liu	X			X
Mr. Manwani			X	X
Mr. Marsh	X	X
Mr. Perez		X		X
Mr. Todman
Mr. White		Chair	X
2011 Meetings	8	4	3	3

Audit Committee

The members of the Audit Committee are Mr. DiCamillo (Chair), Ms. Hempel, Mr. Johnston, Mr. Liu, and Mr. Marsh. Pursuant to a written charter, the Audit Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Audit Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

In performing these functions, the Audit Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management, and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also monitors policies and guidelines with respect to risk assessment and risk management, the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm, and exercises sole authority to review and approve all audit engagement fees and terms. The Audit Committee approves in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm, and also reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.

Under its charter, the Audit Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. DiCamillo satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.

Human Resources Committee

The members of the Human Resources Committee are Mr. White (Chair), Mr. Allen, Mr. Kerr, Mr. Marsh, and Mr. Perez. Pursuant to a written charter, the Human Resources Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Human Resources Committee has sole authority and responsibility to select, retain, and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. The Human Resources Committee has the following duties and responsibilities, among others:

1.	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s executive officers;

3.	makes recommendations to the Board with respect to incentive compensation and equity-based plans; and

4.	determines and approves equity grants for executive officers and each individual subject to Section 16 of the Securities Exchange Act of 1934.

The Human Resources Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Human Resources Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. For information about the Human Resources Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Mr. Johnston (Chair), Mr. Allen, Mr. Kerr, Mr. Manwani, and Mr. White. Pursuant to a written charter, the Corporate Governance and Nominating Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.

The Corporate Governance and Nominating Committee also provides recommendations to the Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Corporate Governance and Nominating Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Corporate Governance and Nominating Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Corporate Governance and Nominating Committee has retained a third party search firm. During 2011, we engaged RSR Partners to assist the Corporate Governance and Nominating Committee in identifying and soliciting potential candidates to join our Board. On an annual basis, the Corporate Governance and Nominating Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Corporate Governance and Nominating Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.

Finance Committee

The members of the Finance Committee are Ms. Hempel (Chair), Mr. DiCamillo, Mr. Liu, Mr. Manwani, and Mr. Perez. Pursuant to a written charter, the Finance Committee considers issues impacting our financial structure and makes recommendations to the Board. The Finance Committee develops capital policies and strategies to set an acceptable capital structure, regularly reviews dividend action, liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax and planning strategy and initiatives. The Finance Committee also provides oversight of the Pension Fund Committee with respect to pension plan investment policies and plan funding requirements.

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees, and reports its findings to the full Board. Ten of our 12 directors are nonemployee directors (all except Messrs. Fettig and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE.

Board Leadership Structure

As noted above, our Board is currently comprised of ten independent and two employee directors. Mr. Fettig has served as Chairman of the Board and Chief Executive Officer since July 2004, and has been a member of our Board since June 1999. Since 2003, the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. We believe Whirlpool, like many U.S. companies, has been well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent Directors to elect one independent Director to serve as a Presiding Director. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation; and (4) perform such other functions as the independent directors may designate from time to time. Mr. Johnston is currently serving as the Presiding Director.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board is responsible for overseeing Whirlpool’s risk management process. The Board focuses on Whirlpool’s general risk management strategy, the most significant risks facing Whirlpool, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Whirlpool’s risk management process. Among its duties, the Audit Committee reviews with management: (a) Whirlpool policies with respect to risk assessment and management of risks that may be material to Whirlpool, (b) Whirlpool’s system of disclosure controls and system of internal controls over financial reporting, and (c) Whirlpool’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact Whirlpool’s contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Whirlpool’s management is responsible for day-to-day risk management. Our treasury, risk management, and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool and that our Board leadership structure supports this approach.

Compensation Risk Assessment

Whirlpool regularly reviews its employee compensation programs based on several criteria, including the extent to which they may result in risk to the company. Our compensation function, with assistance from the risk management and internal audit functions, annually assesses whether our compensation programs create incentives or disincentives that materially affect risk taking or are reasonably likely to have a material adverse effect on the company. The Human Resources Committee, with the assistance of Frederic W. Cook & Co. (“Cook & Co.”), evaluates the results of this assessment. As part of this assessment, management and the Human Resources Committee considered the following features of our compensation programs: (i) annual and long-term performance metrics used in our global compensation programs are multiple, balanced and more heavily weighted toward corporate-wide, audited metrics; (ii) the metrics used in the executive compensation programs are approved by the Human Resources Committee which is composed solely of independent directors; (iii) the Human Resources Committee retains an independent advisor that is involved with an ongoing review of the executive compensation program; (iv) long-term incentive compensation represents a significant portion of our compensation mix; (v) significant stock ownership guidelines for executives; (vi) claw-back provisions have been added to some compensation programs to deal with misconduct; and (vii) commission incentive programs are designed to pay out based on profitability and are subject to multiple layers of management review including an annual review of plan design and results by regional senior management. Based on this assessment, the Human Resources Committee has concluded that our compensation programs do not create risks that would be reasonably likely to have a material adverse effect on the company.

Executive Sessions of Nonemployee Directors

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

Communications Between Stockholders and the Board

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corporation, 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use reasonable efforts to preserve your anonymity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors

Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors. The desired personal and experience qualifications for director nominees are described in more detail below under the caption “Director Nominations to be Considered by the Board.”

Majority Voting for Directors; Director Resignation Policy

Whirlpool’s By-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or reelection as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face reelection and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.

If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Code of Ethics

All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.

Director Nominations to be Considered by the Board

Stockholders entitled to vote in the election of directors of the Board may nominate director candidates at times other than at the annual meeting. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in our proxy statement for the 2013 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 8, 2012. Such notice shall set forth all of the information required by Article II, Section 11 of our By-laws. Our By-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.

The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees includes: at least ten years of experience in a senior executive role with a major business organization, preferably, as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; and exposure to corporate programs designed to create shareholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has significantly competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age, and national origin, and considers issues of diversity and background in its selection process.

Available Information

Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating committees are posted on the Whirlpool website: www.whirlpoolcorp.com – scroll over the “Responsibility” dropdown menu, then “Governance,” then click on “Board of Directors.” Stockholders may also request a free copy of these documents from: Joe Lovechio, Senior Director, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, Michigan 49022-2692; (269) 923-2641.

NONEMPLOYEE DIRECTOR COMPENSATION

The elements of our 2011 director compensation are reflected in the table below. Only nonemployee directors receive compensation for their services as a director. We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program.

2011 Nonemployee Director Compensation

Type of Compensation	Amount
Annual Cash Retainer	$110,000
Annual Stock Awards Retainer*	1,277 shares
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$20,000
*	See “Nonemployee Director Equity” below for an explanation of how the number of shares was calculated for 2011.

Nonemployee Director Equity

In 2011, our nonemployee director compensation program included the following equity payments from Whirlpool’s Omnibus Stock and Incentive Plan: (1) a one-time grant of 1,000 shares of common stock made at the time a director first joins the Board; and (2) a grant of stock on the date of the annual meeting of stockholders, with the number of shares to be issued determined by dividing $110,000 by the price of a single share of Whirlpool common stock at the close of business on the day of the annual meeting of stockholders.

Deferral of Annual Retainer and Stock Grants

A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Annual cash retainers deferred on or before December 31, 2004, accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Annual cash retainers deferred after December 31, 2004, may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.

Stock Ownership Guidelines

Stock ownership guidelines, which are approved by the Board, support the objective of increasing the amount of Whirlpool stock owned by nonemployee directors. Ensuring that our nonemployee directors have a significant stake in Whirlpool’s long-term success aligns the interests of such directors with those of our stockholders. These ownership guidelines are based on a review of competitive market practice conducted by Cook & Co.

The Board has established a guideline for nonemployee directors to have equity ownership of Whirlpool stock equal in value to five times the basic annual cash retainer, with a five-year timetable to obtain this objective. Each nonemployee director’s progress on achieving the requisite level of ownership is reviewed annually. As of the end of 2011, all nonemployee directors met, or were on track to meet, this requirement.

Charitable Program

Through 2007, each nonemployee director, upon election or reelection to the Board, could choose to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. The Board of Directors eliminated this program, prospectively, as of January 1, 2008. Mr. White is the only active director with an outstanding benefit under this program. In addition, a director’s qualifying charitable contributions of up to $10,000 will be matched by the Whirlpool Foundation annually.

Term Life and Travel Accident Insurance

Whirlpool pays the premiums to provide each nonemployee director who was on the Whirlpool Board as of January 1, 2011, with term life insurance while serving as a director, unless the director has opted out of coverage. The coverage amount is equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service (not to exceed 120). In addition, Whirlpool also provides each nonemployee director who was on the Whirlpool Board as of January 1, 2011, with travel accident insurance of $1 million when traveling on Whirlpool business.

Whirlpool Appliances

For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use. The cost to Whirlpool of this arrangement in 2011 (based on distributor price of products and delivery, installation, and service charges) did not exceed $7,800 for any one nonemployee director or $12,500 for all nonemployee directors as a group. Directors are not reimbursed for any income taxes they incur as a result of this policy.

Business Expenses

Whirlpool reimburses nonemployee directors for business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial or private flights, cars and parking). On rare occasions, a director’s spouse or other family member may accompany a director on a flight on Whirlpool aircraft. No additional operating cost is incurred in such situations. Directors are reimbursed for attendance at qualified third-party director education programs.

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Samuel R. Allen	110,000	109,950	2,882	222,832
Gary T. DiCamillo	130,000	109,950	1,411	241,361
Kathleen J. Hempel	120,000	109,950	2,165	232,115
Michael F. Johnston	140,000	109,950	250	250,200
William T. Kerr	110,000	109,950	1,200	221,150
John D. Liu	110,000	109,950	1,428	221,378
Harish Manwani(4)	41,250	63,460	–	104,710
Miles L. Marsh	110,000	109,950	2,165	222,115
William D. Perez	110,000	109,950	8,268	228,218
Michael D. White	120,000	109,950	26,137	256,087

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(2)	Reflects the fair value of shares of common stock, before deferrals, awarded in 2011 on the award date. Mr. Manwani received an award of 1,000 shares of common stock at the time he was appointed to the Whirlpool Board of Directors in August 2011, while all other awards relate to the annual grant of 1,277 shares of common stock in April 2011. The fair value of the stock awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations and timing of sale. See the “Stock Options and Incentive Plans” Note to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used to account for these awards. As of December 31, 2011, none of our nonemployee directors was deemed to have outstanding stock awards because all stock awards vest immediately.

(3)	The table below presents an itemized account of “All Other Compensation” provided in 2011 to the nonemployee directors.

Name	Life Insurance Premiums ($)	Charitable Program(a) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Samuel R. Allen	–	–	2,882	2,882
Gary T. DiCamillo	–	–	1,411	1,411
Kathleen J. Hempel	1,915	–	250	2,165
Michael F. Johnston	–	–	250	250
William T. Kerr	950	–	250	1,200
John D. Liu	215	–	1,213	1,428
Harish Manwani	–	–	–	–
Miles L. Marsh	1,915	–	250	2,165
William D. Perez	295	–	7,973	8,268
Michael D. White	1,333	24,554	250	26,137

(a)	Includes 2011 interest cost related to the Charitable Program. The maximum amount payable under the Charitable Program upon Mr. White’s death is $1.5 million.

(4)	Mr. Manwani was appointed to the Whirlpool Board of Directors in August 2011.

SECURITY OWNERSHIP

The following table presents the ownership on December 31, 2011, of the only persons known by us as of February 21, 2012, to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/13/2012	PRIMECAP Management Company(1) 225 South Lake Avenue, #400 Pasadena, CA 91101	11,009,310	14.31%
1/27/2012	Vanguard Chester Funds – Vanguard Primecap Fund(2) 100 Vanguard Blvd. Malvern, PA 19355	5,900,000	7.67%
2/9/2012	T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	5,285,129	6.87%
2/9/2012	Allianz Global Investors Capital LLC(4) 600 West Broadway, Suite 2900 San Diego, CA 92101	4,038,765	5.25%
2/10/2012	The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	3,951,455	5.14%

(1)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by PRIMECAP Management Company (“PRIMECAP”), a registered investment advisor. PRIMECAP has sole voting power with respect to 2,530,310 shares and sole dispositive power with respect to all shares.

(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Vanguard Chester Funds – Vanguard Primecap Fund (“Vanguard Funds”), a registered investment advisor. Vanguard Funds have sole voting power with respect to all shares.

(3)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price has sole voting power with respect to 1,360,843 shares and sole dispositive power with respect to all shares. These shares are owned by various individual and institutional investors which T. Rowe Price serves as investment advisor with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such shares; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Allianz Global Investors Capital LLC and its wholly owned subsidiary, NFJ Investment Group, LLC (“NFJ Investment”), each a registered investment advisor. NFJ Investment has sole voting power with respect to 3,393,865 shares and sole dispositive power with respect to all shares. NFJ Investment’s address is 2100 Ross Avenue, Suite 700, Dallas, TX 75201.

(5)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group Inc. (“Vanguard Group”), a registered investment advisor. Vanguard Group has sole voting power with respect to 105,559 shares, sole dispositive power with respect to 3,845,896 shares, and shared dispositive power with respect to 105,559 shares.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 21, 2012. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Under Exercisable Options(3)	Total(4)(5)	Percentage
Samuel R. Allen	7,277	–	–	7,277	*
Marc R. Bitzer	58,109	21,385	68,545	148,039	*
Gary T. DiCamillo	5,995	10,037	12,337	28,369	*
Jeff M. Fettig	334,901	200,196	701,795	1,236,892	1.59%
Kathleen J. Hempel	11,751	4,567	12,937	29,255	*
Michael F. Johnston	3,000	7,030	9,937	19,967	*
William T. Kerr	6,544	–	9,485	16,029	*
John D. Liu	1,000	1,311	–	2,311	*
Harish Manwani	700(6)	–	–	700(6)	*
Miles L. Marsh	15,898	6,191	14,137	36,226	*
William D. Perez	5,797	–	1,357	7,154	*
David T. Szczupak	23,202	–	36,537	59,739	*
Roy W. Templin	55,447	2,883	52,747	111,077	*
Michael A. Todman	67,399	33,053	176,734	277,186	*
Larry M. Venturelli	7,477	2,360	15,910	25,747	*
Michael D. White	2,700	6,541	9,337	18,578	*
All directors and executive officers as a group (18 persons)	668,732	295,554	1,183,359	2,147,645	2.74%
*	Less than 1%.

(1)	Does not include 2,411,646 shares held by the Whirlpool 401(k) Trust (but does include 5,984 shares held for the accounts of executive officers). Includes restricted stock units that become payable within 60 days of February 21, 2012, before deferrals and tax liabilities.

(2)	Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 21, 2012.

(4)	No shares of Whirlpool stock have been pledged as security by any of these individuals, except that Mr. Bitzer pledged 28,566 shares in connection with a transaction with a third party.

(5)	May include restricted stock units and option shares which cannot be voted until vesting or exercise, as applicable.

(6)	Pursuant to Section 1441 of the Internal Revenue Code, Whirlpool retained 30% of Mr. Manwani’s stock award for payment of U.S. Federal taxes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each a reporting person) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

We are the world’s leading manufacturer and marketer of major home appliances. Our global branded consumer products strategy is to introduce innovative new products that improve the lives of our customers, increase brand loyalty, expand our presence in emerging markets, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform, and, where appropriate, make strategic acquisitions and investments. As such, we are dedicated to global leadership and to delivering superior shareholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on its enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning.

To achieve our objectives, we implement a “pay-for-performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short- and long-term focus;

•	a significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive’s level of responsibility;

•	components of compensation should be linked to the drivers that change shareholder value over the long-term; and

•

components of compensation should be tied to an evaluation of business and individual performance measured against financial, customer, quality, and employee-related objectives – a “balanced scorecard” approach.

The 2011 fiscal year demonstrated our continued commitment to these principles and illustrated how our program responds to business challenges and the marketplace.

•

Whirlpool and the appliance industry as a whole continued to face significant macroeconomic challenges across much of the world in 2011, including reduced demand levels in developed countries due to the continued global recession, a slowdown in emerging markets, high levels of inflation in material costs, and volatility in foreign currencies.

•

To be successful in this period of uncertain economic growth and consumer demand, we have taken aggressive actions to reduce our fixed cost structure, expand our operating margins, and improve our earnings. These actions include implementation of cost-based price increases, continued investment in new product innovation, execution of announced cost and capacity reductions, continued productivity improvements, settlements of legacy legal liabilities, and legal actions taken to promote fair trade within the industry. We believe these actions will enable Whirlpool to adapt to changes in the macroeconomic environment and strengthen our position as a leading global branded consumer products company.

•

Whirlpool’s consolidated net sales grew to $18.7 billion, but lower global industry demand and higher raw material costs resulted in performance that was below our overall target objectives established under the Global Balanced Scorecard.

•

Whirlpool’s leadership continued to focus on innovation, another 2011 Global Balanced Scorecard objective, and yielded a significant number of new product launches in 2011 that enabled the company to support branded market share growth in key regions while increasing price margin realization.

•	Quality improvement, another 2011 Global Balanced Scorecard objective, improved globally.

•

We continue to be recognized externally as a company in a positive way. The multiple recognitions received in 2011 include being listed in Forbes and Reputation Institute’s “Top 25 Most Respected U.S. Companies from 2008-2011,” #1 in Fortune’s list of “Most Admired Companies” in the Home Equipment/Furnishings category, #6 in Fast Company’s “World’s Most Innovative Companies” list in the Consumer Products category, and #9 in Fortune’s list of “Global Top Companies for Leaders.”

•

In support of our pay-for-performance philosophy, performance-based compensation in the form of annual and long-term incentives constituted over 75% of 2011 total target compensation for our CEO and other NEOs.

•

As a result of our strong emphasis on performance-based variable compensation and in light of the difficult global operating environment, short-term and long-term incentive compensation payouts were well below target for NEOs in 2011 despite our accomplishments in numerous areas.

2011 Say-on-Pay Vote

Whirlpool had strong stockholder support for its executive compensation program in 2011 (97% Say-on-Pay approval rating). Even with this strong support, the Human Resources Committee of the Board of Directors recognizes that market practices and stockholder views on executive compensation practices continue to evolve at a rapid pace. In recognition of this, the Human Resources Committee continues to evaluate and make changes to programs to ensure the company has the appropriate compensation programs in place to most effectively link pay for performance, to create shareholder value over the long term, and to be consistent with good governance practices.

In 2011, the Human Resources Committee approved changes to the design of the company’s long-term incentive plan. Beginning in 2012, the performance period for long-term incentive grants will be lengthened to three years. Previously, long-term incentive grants had a one-year performance period that determined the portion of the award that could be earned if certain service-based vesting requirements were satisfied in the two years following the applicable performance period. This change in the structure of our long-term incentive grants has been implemented by the Human Resources Committee to further the goal of providing a competitive pay-for-performance package that supports the company’s long-term value creation objectives.

Other policies and provisions that are intended to support best practices in executive compensation include, among others:

•	no excise tax gross-ups and no single trigger change in control equity vesting;

•	significant stock ownership guideline levels to reinforce the link between the interests of our NEOs (7x for our CEO) and those of stockholders;

•	claw-back provisions in both our Performance Excellence Plan (“PEP”) and omnibus stock incentive plans under which the repayment of awards may be required in certain circumstances; and

•	a fully independent compensation committee advised by an independent compensation consultant that only provides services to such committee.

Compensation Elements

The Human Resources Committee sets compensation using a market-based approach, with differentiation based on individual and company performance. The elements of our compensation program reflect our “pay-for-performance” philosophy. The Human Resources Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses the NEO’s responsibilities and best achieves our overall compensation objectives. In establishing target compensation, the Human Resources Committee considers factors discussed below such as market compensation values and job responsibility.

Our compensation program is designed so that an individual’s target compensation level rises as job responsibility increases, with the portion of performance-based compensation rising as a percentage of total target compensation. This ensures that the senior-most executives who are responsible for development and execution of our strategic plan are held most accountable for operational performance results and changes in shareholder value over time. As a result, actual total compensation of an executive in relation to the total compensation of his or her subordinates is more dependent on performance, resulting in larger increases and decreases in realized pay relative to target during periods of above-target and below-target performance. In addition, the Human Resources Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each executive officer’s compensation package. Generally, the proportion of equity compensation rises with increasing job responsibility to ensure strong alignment between executive and long-term stockholder interest.

Element	Characteristics
Base Salary	• Fixed component based on responsibility, experience and performance • Target is the median range for similar positions in the comparator group and is influenced by performance and experience
Short-term Incentives	• Performance-based variable cash incentives based on annual performance • Target is the median range for similar positions in the comparator group
Long-term Incentives

•   Performance-based variable equity and cash incentives in the form of performance restricted stock units, performance cash units, and stock options for certain positions

•   Target is the median range for similar positions in the comparator group

Other Benefits	• Health and welfare benefits available to substantially all salaried employees • Very limited perquisites designed to support a market-competitive compensation package
Retirement Benefits	• NEOs participate in tax-qualified and non-qualified defined benefit and defined contribution plans • Target is the median income replacement ratio for a broad-based group of companies

Compensation Process and Methodology

Role of the Human Resources Committee

The Human Resources Committee has overall responsibility for Whirlpool’s executive compensation programs. Typically, the Human Resources Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Human Resources Committee considers and makes decisions on the principal elements of each executive officer’s compensation package at this meeting. The Human Resources Committee also performs its evaluation of CEO performance for the most recently completed year and establishes target CEO compensation for the current year at this meeting. Throughout the year, the Human Resources Committee evaluates the overall effectiveness of our compensation philosophy and programs. In addition, the Human Resources Committee reviews management’s recommendations regarding hiring, promotion, retention, severance, and individual executive compensation packages related to those events.

In making its determinations, the Human Resources Committee reviews and considers various factors and assigns different weightings to these factors depending on the type of determination and the circumstances related to each specific action. For example, in determining base salary, the Human Resources Committee may rely more heavily on market data and the guidance of its independent compensation consultant. Likewise, in determining the payout of incentive awards, the Human Resources Committee’s consideration of company performance and management’s assessment of individual performance may predominate. As a final example, in setting long-term compensation, the Human Resources Committee may give more weight to the complexity of the individual’s position and impact on overall company results. While the Human Resources Committee solicits and reviews recommendations from its independent compensation consultant, and in some circumstances management, ultimately the Human Resources Committee makes decisions regarding these matters in the exercise of its sole discretion.

Role of Consultants

The Human Resources Committee establishes target compensation levels using a market-based approach. Each year, the Human Resources Committee engages an independent compensation consultant to advise the Human Resources Committee on Whirlpool’s executive compensation program. The Human Resources Committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. In 2009, the Human Resources Committee selected Cook & Co. as its independent compensation consultant because of its extensive expertise and its independence due to the lack of an existing business relationship with Whirlpool.

Cook & Co. did not perform any services for Whirlpool in 2011, other than those related to executive compensation for the Human Resources Committee as discussed below. In 2011, Cook & Co. advised the Human Resources Committee on the changes to the composition of the group of companies against whom Whirlpool’s senior executive pay levels are compared (our “comparator group”) and the design of a new three-year performance-based incentive program. Cook & Co. also assisted the Human Resources Committee with a variety of other ongoing items, including review of materials prepared by management in advance of Human Resources Committee meetings and the review of public disclosures, including our 2011 Compensation Discussion and Analysis and the accompanying tables and narrative footnotes.

As part of its ongoing role in supporting the Human Resources Committee, Cook & Co. assists the Human Resources Committee in reviewing executive compensation market practices and trends in general, and designing and recommending the compensation packages provided to the NEOs and other senior executives based on a marketplace assessment of the compensation for the NEOs and other senior executives in comparison to the compensation for comparable positions within the comparator group. With respect to the CEO, Cook & Co. provides alternatives, without the CEO’s input, to the Human Resources Committee regarding the CEO’s compensation package (base salary, target incentive award levels, and mix of pay components).

Role of Management

Each year, the CEO and Chief Human Resources Officer make recommendations to the Human Resources Committee regarding the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, annual cash incentives, equity compensation, and the total compensation levels for executive officers other than himself based on his assessment of personal performance and contribution to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance metrics to be used in establishing performance goals for the annual cash incentive and long-term equity and cash incentive programs for adoption by the Human Resources Committee. The Human Resources Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO assesses the individual performance of the executive officers to assist the Human Resources Committee in making determinations regarding awards to be paid out under incentive programs.

Benchmarking

For 2011, the Human Resources Committee utilized the comparator group listed below to benchmark executive compensation. These 18 companies, 16 of which were used in 2010, were selected because they have national and global business operations and are similar to Whirlpool in sales volumes, margins, employment levels, lines of business, and required management skills. Additionally, companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade partner relations, and for possessing highly complex global supply chains and manufacturing footprints.

With input from Cook & Co., the Human Resources Committee determined that the following six companies used in 2010 no longer met the criteria as described above and therefore were deleted from the comparator group: Caterpillar, Eastman Kodak, PPG Industries, Raytheon, Sara Lee, and United Technologies. The merger of Black & Decker, which had been in the 2010 comparator group, with The Stanley Works, became Stanley Black & Decker and was retained in the comparator group. Because Motorola, which had been in the previous comparator group, had been split into Motorola Mobility and Motorola Solutions, the Human Resources Committee selected the Motorola Solutions unit for continued inclusion in the comparator group. To complete the new comparator group, the Human Resources Committee added Johnson Controls and Parker Hannifin, each of which, along with Motorola Solutions, met the criteria as described above.

We use publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group as well as broader general industry practice. These independently conducted surveys generally include data from numerous organizations from across various industry groupings and specific international regions and also allow for comparisons to be made on the basis of scope measures relevant to Whirlpool.

2011 Comparator Group

3M Company	Illinois Tool Works, Inc.
Cummins Inc.	Ingersoll-Rand plc
Colgate-Palmolive Company	Johnson Controls
Deere & Company	Kellogg Company
Eaton Corporation	Motorola Solutions Inc.
Emerson Electric Co.	Parker Hannifin
The Goodyear Tire & Rubber Company	Stanley Black & Decker Inc.
H.J. Heinz Company	Textron
Honeywell International Inc.	Xerox

Base Salary

In reviewing base salary levels for 2011, the Human Resources Committee considered the comparative market data and recommendations provided by Cook & Co. and, with respect to other NEOs, the CEO’s recommendations and the company’s established policy for 2011 salary increases. Effective in March 2011, the Human Resources Committee increased Mr. Fettig’s salary to $1,375,000, Mr. Templin’s salary to $725,000, Mr. Todman’s salary to $855,000, and Mr. Bitzer’s salary to $800,000 from levels previously established in 2010. Mr. Szczupak’s salary was increased from $600,000 to $650,000 effective March 2011. These increases were implemented to remain consistent with our compensation philosophy of targeting NEO base salaries at the median range of the comparator group in 2011. In some cases, base salaries may be higher or lower than the market median based on factors such as executive performance, experience, and responsibilities. In 2012, no base salary increases have been approved or are planned to be approved for the NEOs listed above, absent changes in position or responsibilities.

Short-Term Incentives

Consistent with Whirlpool’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the stockholder-approved PEP, our annual cash incentive program. PEP is designed to focus attention on short-term drivers of shareholder value creation and reflect company and individual performance as measured against financial, customer, quality, and employee-related objectives. PEP ensures that a significant portion of our NEOs’ annual cash compensation is directly tied to key performance measurements and therefore variable.

To maximize tax-deductibility, awards granted to NEOs under the terms of PEP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Human Resources Committee established a 2011 Return on Equity (“ROE”) target of 8% as the objective performance measure for PEP, which was met with an actual 2011 ROE achievement level of 9.3%. As in prior years, achievement of the ROE target established the maximum award level for each NEO with actual payouts based on consideration of other performance metrics and the exercise of negative discretion by the Human Resources Committee.

At the beginning of fiscal 2011, the Human Resources Committee established annual incentive target opportunities as a percentage of an executive’s base salary for each NEO. The Human Resources Committee established PEP target award levels for the NEOs taking into account comparative market data. The target award levels are generally set at the median of the comparator group and are as follows for each NEO:

NEO	PEP Target Award (as % of salary)
Jeff M. Fettig	150%
Roy W. Templin	100%
Michael A. Todman	100%
Marc R. Bitzer	100%
David L. Szczupak	80%

Illustration of Whirlpool’s 2011 Short-Term Incentive Award

In determining actual payouts for executive officers, the Human Resources Committee first confirms that the 8% ROE goal was attained, which as described above funds the overall payouts at the maximum award opportunity for each executive. The Human Resources Committee then adjusts the maximum down to the actual payout by applying negative discretion based on the Company Performance Factor and Individual Performance Factor as illustrated in the preceding table. In doing so, the Human Resources Committee reviews performance under previously established, equally weighted Company Performance and Individual Performance Factors for each executive officer, each with a range of 0% to 200%. In defining the Company Performance Factor for 2011, the Human Resources Committee determined that company performance in-line with expected performance would result in a Performance Factor of 100%. Company performance substantially above expected performance could result in a Performance Factor of up to 200%, and performance below expected performance could result in a Performance Factor as low as 0%, with no award being paid out under PEP.

2011 Company Performance

The Human Resources Committee approved formulas and metrics at its February 2011 meeting after reviewing the 2011 business plan and program design alternatives with management. The performance metrics selected by the Human Resources Committee reflect Whirlpool’s priorities and critical objectives for 2011.

As the basis for determining the Company Performance Factor, the Human Resources Committee set objectives to establish the Global Balanced Scorecard multiplier. The Human Resources Committee adopted Balanced Scorecard measures, consisting of Financial (representing 60% of the Scorecard allocation) and Customer, Quality, and Employee measures (together representing the remaining 40% Scorecard allocation), for purposes of determining the Global Balanced Scorecard multiplier.

With respect to the Global Balanced Scorecard objectives, the Human Resources Committee determined that company-level objectives based on Employee Measures, consisting of talent development and employee engagement, were achieved at target. Quality Measures, consisting of improvements in total cost of quality and market call rate, as well as Customer Measures, which include market share, innovation pipeline objectives, and price margin realization objectives, were partially achieved.

With respect to the Financial Measures under the Global Balanced Scorecard, target performance was not achieved. As discussed above, Whirlpool and the appliance industry as a whole continued to face significant challenges across much of the world in 2011. In addition, we settled a long-standing collection dispute with Banco Safra S.A. and an antitrust investigation by the European Commission into the refrigeration compressor industry. While these settlements negatively impacted our 2011 results, they removed significant uncertainty and financial risk by bringing closure to these items. These items, along with significant restructuring actions taken in 2011, had significant impact on 2011 results, with a negative impact of $5.98 to net earnings per share and $448 million to free cash flow. Even with the impact to 2011 financial results, these Board-authorized actions were in the best long-term interests of stockholders.

The Human Resources Committee determined levels of achievement based on the company’s financial results as follows:

•	Net Earnings per share of $4.99 per share was below the established target of $12.00 to $13.00 per share;

•	Revenue Growth of 1.6% was below the established target of 5.1%;

•	Operating Profit Margin of 4.2% was below the established target of 6.0% to 6.5%;

•	Free Cash Flow of $(55) million was below the established target of $400 to $500 million;

•	Gross Cost Take-Out of $1,240 million exceeded the established target of $900 million; and

•	Net Cost Take-Out of $188 million was below the established target of $400 million.

Based on these performance results, the Human Resources Committee determined a Global Balanced Scorecard multiplier of 25%.

The 2011 Regional Balanced Scorecards consisted of operating profit, free cash flow, market share, and total cost of quality objectives, with a possible multiplier score of 0% to 200%. In North America, slowing industry demand and increases in raw material costs negatively impacted regional operating profit, which totaled $398 million (below the objective of $650 million). The same factors negatively impacted free cash flow and the free cash flow objective established for the region was not achieved. Total cost of quality was below the target objective as well. Market share was within targeted levels for 2011. Considering these results, the Human Resources Committee approved a North America Regional Balanced Scorecard multiplier of 25%.

The 2011 Company Performance Factor for Messrs. Fettig, Todman, Templin, and Szczupak was determined by reference to the Global Balanced Scorecard due to their global responsibilities, resulting in a 25% Company Performance Factor. For each NEO with specific regional responsibilities, the Company Performance Factor is based on an average of the Global Balanced Scorecard multiplier and the applicable Regional Balanced Scorecard multiplier. For 2011, Mr. Bitzer’s responsibilities included North America, and the overall Company Performance Factor used in calculating his PEP award was 25%.

2011 Individual Performance Assessment

The Human Resources Committee annually reviews each executive officer’s individual performance based on a rigorous review of individual achievements during the performance period relative to established goals. With respect to NEOs other than the CEO, the Human Resources Committee takes into account the assessment of individual performance provided by the CEO. Executive officers are reviewed based on established criteria for results, leadership, talent development, and demonstration of Whirlpool values.

As a result of this process, each NEO receives one of the following performance ratings:

The Human Resources Committee retains the discretion to reduce Individual Performance Factors within the ranges set forth above. In determining the individual performance rating, the CEO and the Human Resources Committee consider each NEO’s absolute performance, performance relative to internal peers, any unforeseen factors that influenced the results of each NEO, and the extent to which the leadership of each NEO has contributed to Whirlpool’s success during the performance period based on qualitative measures. For 2011, each NEO received a performance rating of “Strong Results” or higher.

Based on this review, the Human Resources Committee determined the actual PEP payout to each NEO by multiplying the NEO’s Target Award by the applicable Company Performance Factor and Individual Performance Factor. For 2011, each NEO’s resulting payout was well below target.

Long-Term Incentives

Long-term incentive opportunities are tied directly to Whirlpool’s financial and strategic performance over a preset period beginning each January 1 and continuing for one year or longer. Each set of performance measures rewards the achievement of specific long-term strategic goals designed to deliver long-term shareholder value. The length of the performance period varies depending on the performance measures established by the Human Resources Committee.

Long-term awards typically consist of a combination of stock equivalents in the form of performance-based restricted stock units, which are distributed in stock, performance units payable in cash, and stock options, depending on the NEO’s job responsibilities. We have generally followed a practice of making all equity awards to employees, including NEOs, on a single date every year. Generally, the Human Resources Committee grants these equity awards at its regularly scheduled meeting in February. This meeting usually occurs after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. The Human Resources Committee determines equity award values based on the closing stock price on the date of grant. Because the Human Resources Committee determines the number of any stock options to be granted, and the target number of any restricted stock units, based on the closing stock price on the date of grant, these numbers of shares granted may vary significantly from year to year as a result of changes in the stock price.

Illustration of Whirlpool’s 2011 Long-Term Incentive Award

Establishing Award Levels and Equity Values

Long-term incentive awards granted to NEOs are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. As with PEP, the Human Resources Committee established a 2011 ROE target of 8% as the objective performance measure for long-term incentives, which was met with an actual 2011 ROE achievement level of 9.3%. As in prior years, achievement of the ROE target established the maximum award level for each NEO with actual payouts based on consideration of other performance metrics and the exercise of negative discretion by the Human Resources Committee.

At the beginning of 2011, the Human Resources Committee established long-term incentive target opportunities as a percentage of an executive’s base salary for each NEO. Taking into account comparative market data, the Human Resources Committee targeted the median level of our comparator group and established 2011 long-term incentive target award levels for the NEOs as follows:

NEO	Long-Term Incentive Target Award (as % of salary)
Jeff M. Fettig	600%
Roy W. Templin	225%
Michael A. Todman	250%
Marc R. Bitzer	250%
David L. Szczupak	175%

For 2011, the Human Resources Committee established that performance in line with long-term incentive performance expectations would result in a payout equal to 100% of the target award, while performance substantially above expected performance could result in a maximum payout of up to 200% of the target award. Performance below expected performance could result in no long-term incentive award payout.

The Human Resources Committee determined the allocation of each NEO’s 2011 long-term incentive target award between performance-based restricted stock units,

performance cash units, and stock options based on the officer’s position and ability to impact components of company performance and stock value over the longer term. The 2011 long-term incentive target award allocations for each NEO were as follows:

NEO	Performance- Based Restricted Stock Units as % of Target Award	Stock Options as % of Long- Term Target Award	Performance Cash Units as % of Target Award
Jeff M. Fettig	50%	50%	-
Roy W. Templin	33 1/3%	33 1/3%	33 1/3%
Michael A. Todman	50%	50%	-
Marc R. Bitzer	50%	50%	-
David L. Szczupak	33 1/3%	33 1/3%	33 1/3%

The Human Resources Committee determined the target number of performance-based restricted stock units granted to each NEO based on the closing price of Whirlpool stock on the date in February 2011, when the long-term incentive target award was established under the terms of the 2010 Omnibus Stock and Incentive Plan.

For 2011, the Human Resources Committee selected a one-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance cash units to be earned determined in 2012 based on 2011 performance. The Human Resources Committee further selected a two-year vesting period tied to continued employment following the end of the performance period for any earned awards. The additional vesting requirement was intended to support our overall retention objectives and to ensure that final payouts reflected changes in shareholder value over the entire three-year period.

Beginning in 2012, to better align with our peer companies, the Human Resources Committee has put into place a three-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance cash units earned to be determined in 2015 based on 2012 through 2014 performance.

Because the value of stock options is inherently linked to Whirlpool’s stock performance, the number of stock options to be awarded is not determined over the course of a performance period. The Human Resources Committee granted stock options to the NEOs in February 2011, determining the number of stock options to be awarded based on a target value on the date of the award. For award determination purposes, the value of stock options was set at 35% of face value, using an option valuation methodology. The option exercise price of the February 2011 option grants was $85.45 per share, the closing price of Whirlpool stock on the NYSE on the grant date. Stock options generally vest over a three-year term in equal annual installments and are exercisable over a ten-year period, promoting a focus on long-term stock value creation, as well as executive retention.

Establishing Performance Measures and Reviewing Outcomes

For awards granted in 2011, the performance goals were identical for the performance-based restricted stock units and performance cash units and consisted of equally weighted Operating Profit and Free Cash Flow targets. These goals were measured over a one-year performance period, and the Human Resources Committee established ranges from 0 to 200% for performance against each of these measures. The ranges provided a 100% midpoint of $1.2 billion for Operating Profit and a 100% midpoint of $450.5 million for Free Cash Flow, with results above and below the midpoints to be proportionally calibrated within the established ranges. These metrics were chosen because they represent critically important measures of profitability and liquidity, which are key drivers of sustainable shareholder value creation.

Based on achievement of $792 million Operating Profit and $(55) million in Free Cash Flow, the Human Resources Committee determined an Operating Profit Performance Factor of 24.4% and a Free Cash Flow Performance Factor of 68.1%. As a result of these performance outcomes, the Human Resources Committee determined that 46.3% of the target number of restricted stock units and performance cash units would be awarded to the NEOs. The 2011 performance-based restricted stock units and performance cash units are subject to a two-year vesting period and will be distributed in February 2014, assuming that the service-based vesting requirements are met. By combining the features of a performance period and a service-based vesting period, these awards reward contributions to long-term objectives and discourage taking excessive risks for short-term gain.

Special Recognition and Retention Awards

The Human Resources Committee periodically grants additional “off-cycle” awards to key employees, including NEOs, in connection with promotions, recruitment and retention efforts, succession planning, or significant accomplishments or achievements. In 2011 and 2012, in recognition of his overall performance, leadership contributions, and for purposes of retention, the Human Resources Committee granted Mr. Szczupak a total of 20,000 restricted stock units. These restricted stock units will vest and be distributed in 2014, 2015, and 2016, provided that in each case he remains in the continued service of the company on each such date. In 2012, in recognition of leadership contributions and for purposes of retention, the Committee granted restricted stock unit awards of 25,000 each to Mr. Todman and Mr. Bitzer. Mr. Todman’s award will vest in 2015, provided that he remains in the continued service of the company and will be distributed in installments in 2015 and 2016. Mr. Bitzer’s award will vest and be distributed in installments in 2015 and 2017, provided that he remains in the continued service of the company on each such date.

Perquisites

We provide limited perquisites to executives, including financial planning services, limited use of Whirlpool owned and leased property, product discounts, home security, relocation assistance, and comprehensive health evaluations. These perquisites are designed to support a market-based competitive total compensation package, which serves our overall attraction and retention objectives, enhances the efficiency of our management team by enabling them to focus their efforts on Whirlpool business, and ensures that Whirlpool derives the most value from our overall compensation and benefits expenditures. For purposes of personal security, Mr. Fettig and Mr. Todman may use company aircraft for personal use, and other executives may be granted limited use of the aircraft with the permission of the CEO.

Post-Termination Payments

NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. We have also entered into Compensation Benefits and Assurance Agreements with each executive officer, including each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. These agreements are intended to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool, and to promote orderly succession of talent and support our overall attraction and retention objectives. These agreements align the company’s change in control severance program with current best practices in this area by requiring consummation of a merger or consolidation transaction to trigger the protections afforded under the program and imposing a “double-trigger” requirement under which benefits are triggered only upon the occurrence of both a change in control event and the termination of the employment relationship by the company or by the executive for good reason. The agreements do not provide excise tax gross-ups.

Retirement Benefits

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. We assess retirement benefits for the company’s senior leaders, including each of the NEOs, against data provided to the Towers Watson Employee Benefits Information Center (“Towers Watson”) by other U.S. companies that provide survey data on executive benefits. Specifically, in 2009 we reviewed comparisons with Towers Watson data obtained from over 300 companies, approximately one-half of which were companies with revenues of $10 billion or more. Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group.

This review is an important factor used in determining the median retirement income replacement ratio among similarly situated executives at such companies and in setting the target amount of total retirement benefits for our NEOs. Total retirement benefits are provided through a combination of tax qualified and non-qualified defined contribution plans and tax qualified and non-qualified defined benefit plans. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the NEOs are currently at a competitive level when compared to the other companies in the survey.

As of March 31, 2012, Mr. Templin will be voluntarily resigning from Whirlpool and will forfeit all of his unvested equity awards. In consideration of the significant value Mr. Templin provided during his long standing service as Chief Financial Officer and the limited exercise windows available to executive officers due to access to insider information, the Committee determined that Mr. Templin’s earned vested stock options will be treated on the same basis as those of other retirees of Whirlpool. As a result, his outstanding vested stock options will remain exercisable until the earlier to occur of five years following separation and the original expiration date of the applicable options.

Stock Ownership Guidelines

Stock ownership guidelines, which are approved by the Human Resources Committee, support the objective of increasing the amount of Whirlpool stock owned by the company’s senior leaders. Ensuring that our NEOs and other senior leaders have a significant stake in Whirlpool’s long-term success aligns the interests of executives with those of our stockholders. These ownership guidelines take into account a review of competitive market practice conducted by Cook & Co. The guidelines for stock ownership are expressed as multiples of base salary and vary based on an individual’s level in the organization. Ownership guidelines for the NEOs are listed below:

CEO:	7 times base salary
President:	5 times base salary
Executive Vice Presidents:	4 times base salary

The guidelines state that each executive should achieve the respective level of stock ownership within five years. For these guidelines, ownership consists of shares purchased on the open market, shares owned jointly with spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unexercised stock options), stock award distributions, and vested stock units (including those on which the executive has deferred distribution).

The Human Resources Committee, as well as Whirlpool’s senior leadership, annually reviews each executive officer’s progress on achieving the applicable level of ownership. During the Human Resources Committee’s most recent review of ownership levels, it was determined that each NEO currently meets or is on track to meet the applicable stock ownership guideline during the stated timeframe.

Recovery of Previously Paid Executive Compensation

The PEP and omnibus stock incentive plans include “claw-back” provisions under which the repayment of awards may be required under certain circumstances. Under these plans, the Human Resources Committee may require repayment of an award if the participant is terminated or otherwise leaves employment with the company within two years following the vesting date of the award and such termination of employment is in any way connected with any misconduct or violation of company policy. Moreover, these plans provide that the Human Resources Committee may require repayment of awards if a participant becomes employed with a competitor within the two-year period following termination of employment, or for any other reason considered by the Human Resources Committee in its sole discretion to be detrimental to the company or its interests.

Deductibility of Executive Compensation

The Human Resources Committee intends to preserve the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while focusing on consistency with its compensation philosophy, the needs of Whirlpool, and stockholder interests. Whirlpool’s stockholders have approved PEP and our omnibus stock and incentive plans that award our short-term cash and long-term incentives to executives. Many of the types of awards authorized in these stockholder-approved plans would be considered qualifying “performance-based” compensation for purposes of Section 162(m). As a result, such performance-based awards are excluded in the determination of the $1 million deduction limit under Section 162(m). However, the Human Resources Committee retains the ability to make payments in one or more of the programs as previously discussed that may not qualify for tax deductibility under Section 162(m).

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of Whirlpool’s Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the year ended December 31, 2011, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE

Michael D. White, Chair

Samuel R. Allen

William T. Kerr

Miles L. Marsh

William D. Perez

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth compensation information for our NEOs during the 2011, 2010, and 2009 fiscal years; however, information is not provided for Mr. Szczupak for 2010 and 2009 because he was not an NEO during those fiscal years. The table may not reflect the actual compensation received by our NEOs for those periods. For example, amounts recorded in the stock awards and options columns reflect the fair market value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by an NEO will likely vary from any targeted equity award amount due to company performance relative to established incentive award criteria, the stock price on award distribution dates, and differences between the original stock option valuation assumptions and the level of compensation realized on exercise.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
	2011	1,368,333	–	4,124,928	3,412,265	513,125	2,680,384	230,458	12,329,493
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2010	1,325,000	–	7,676,247	–	1,802,250	3,424,664	212,536	14,440,697
	2009	1,275,000	–	3,990,133	1,914,000	3,500,000	1,704,872	122,811	12,506,816
	2011	720,833	–	543,718	449,798	612,173	280,800	71,292	2,678,614
Roy W. Templin Executive Vice President and Chief Financial Officer	2010	691,667	–	1,049,934	–	1,217,850	240,842	62,291	3,262,584
	2009	650,000	–	433,325	248,239	1,409,958	130,835	54,348	2,926,705
	2011	850,000	–	1,068,723	884,084	212,500	891,265	129,394	4,035,966
Michael A. Todman President, Whirlpool International	2010	825,000	–	2,062,449	–	742,500	727,967	113,401	4,471,317
	2009	760,000	–	949,986	544,220	1,254,000	411,121	119,686	4,039,013
	2011	791,667	–	999,936	827,207	197,917	83,583	93,040	2,993,350
Marc R. Bitzer President, Whirlpool North America(6)	2010	750,000	–	3,924,546	–	487,500	44,754	207,675	5,414,475
	2009	648,013	–	433,325	248,239	1,409,958	9,348	80,689	2,829,572
David T. Szczupak Executive Vice President, Global Product Organization	2011	641,669	–	1,660,892	313,629	303,888	136,759	55,662	3,112,499

(1)

Reflects fair value of target performance-based restricted stock unit awards and time-based restricted stock unit awards on the award date. See our “Stock Option and Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. Performance-based restricted stock units have a potential payout of 0% to 200% of the target amount. The fair values of the maximum possible performance-based restricted stock unit awards as of the award dates are as follows:

Name	2009 ($)	2010 ($)	2011 ($)
Jeff M. Fettig	7,331,201	15,352,494	8,249,856
Roy W. Templin	866,650	2,099,868	1,087,437
Michael A. Todman	1,899,972	4,124,898	2,137,446
Marc R. Bitzer	866,650	3,749,892	1,999,872
David T. Szczupak	–	–	758,283

For the actual number of performance-based restricted stock units earned for the 2009, 2010, and 2011 performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)	Reflects the fair value of stock option awards on the award date. See our “Stock Option and Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(3)	Represents the sum of cash incentive awards earned in 2011 under PEP, Whirlpool’s annual cash bonus program. For Messrs. Templin and Szczupak this amount also includes earned 2011 performance cash units. The 2011 performance cash unit awards are subject to time-based vesting and will not be paid out until February 2014. The individual PEP and performance cash unit awards that comprise the total value in the “Non-Equity Incentive Plan Compensation” column above for our NEOs were:

Name	2011 PEP Award ($)	2011 Performance Cash Award (earned, but unvested) ($)	Total ($)
Jeff M. Fettig	513,125	–	513,125
Roy W. Templin	360,417	251,756	612,173
Michael A. Todman	212,500	–	212,500
Marc R. Bitzer	197,917	–	197,917
David T. Szczupak	128,334	175,554	303,888

(4)	Reflects the change in actuarial present value of these benefits from December 31, 2010 to December 31, 2011. See the “Pension Benefits” table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(5)	The following table presents an itemized account of the amounts shown in the “All Other Compensation” column for each NEO in 2011:

Name	Personal Use of Whirlpool Aircraft (a) ($)	Other Perquisites (b) ($)	Defined Contribution Plan Contributions (c) ($)	Total ($)
Jeff M. Fettig	62,334	61,366	106,758	230,458
Roy W. Templin	–	20,834	50,458	71,292
Michael A. Todman	49,840	17,101	62,453	129,394
Marc R. Bitzer	20,733	15,740	56,567	93,040
David T. Szczupak	–	10,161	45,501	55,662

(a)	Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees, and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)	Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices, financial planning and tax services, personal use of property that we own or lease primarily for business purposes, comprehensive health evaluations, home security, and relocation. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for any single NEO.

(c)	Represents Whirlpool’s contributions to the 401(k) Retirement Plan and the 401(k) Restoration Plan for our NEOs.

(6)	Compensation values shown for Mr. Bitzer for a portion of 2009 have been converted from Euros to U.S. dollars using the average currency conversion rate for each respective period.

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the “Summary Compensation” table. In February 2011, we granted short-term cash incentives to our NEOs under the PEP and long-term incentives using performance-based restricted stock units, performance cash units, and non-qualified stock options under the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan.

The Human Resources Committee established both target and maximum award levels of performance-based restricted stock units and performance cash units with actual awards to be determined based on the achievement of specified objectives during the 2011 fiscal year (the “performance period”). Upon completion of the performance period, the Committee approved award amounts in February 2012, basing the number of performance-based restricted stock units and performance cash units awarded on the level of achievement of 2011 objectives. These awards, once determined, are subject to a two-year vesting period.

Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to obtain PEP, performance-based restricted stock unit, or performance cash unit awards. However, if an executive dies, becomes disabled, or retires after a minimum of six months of the performance period has been completed, but prior to the end of the performance period, and at the end of the performance period the Committee determines that the performance objectives have been met, the Committee may determine to award the executive or his beneficiaries, if applicable, a portion of the award.

With respect to performance-based restricted stock unit and performance cash unit awards, if an executive dies, becomes disabled, or retires after the completion of the performance period, but prior to the vesting date of the award, vesting and distribution are accelerated.

Stock option grants are issued with an exercise price equal to the closing price of Whirlpool common stock on the NYSE on the award date. The option term is ten years and options vest in three equal annual installments. If the executive dies, becomes disabled, or retires, the stock options (whether vested or unvested) become vested and may be exercised until the earlier of the expiration date and three years from the date of death or disability or five years from the date of retirement, as applicable. In the event of death, the option may be exercised one year beyond the date of death, even if this is beyond the grant expiration date. However, the option may not be exercised earlier than the first anniversary date of the award. In other instances, vested stock options expire immediately upon termination of employment.

In February 2011, the Committee also granted a time-based restricted stock unit award to Mr. Szczupak under the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan. Under the award, 50% of the restricted stock units will vest and be distributed on the third anniversary of the grant date in February 2014, and the remaining 50% will vest and be distributed on the fifth anniversary of the grant date in 2016. Upon vesting, time-based restricted stock units convert on a one-for-one basis to shares of common stock. There are no dividend amounts credited to the restricted stock units during the vesting period. If Mr. Szczupak dies or becomes disabled prior to the vesting date of the award, vesting and distribution are accelerated. Any unvested award amounts are otherwise forfeited upon termination of employment.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeff M. Fettig
PEP – Cash(2)	–	0	2,062,500	5,000,000	–	–	–	–	–	–	–
Performance RSUs(3)	2/14/2011	–	–	–	0	48,273	96,546	–	–	–	4,124,928
Stock Options	2/14/2011	–	–	–	–	–	–	–	137,925	85.45	3,412,265
Roy W. Templin
PEP – Cash(2)	–	0	725,000	2,900,000	–	–	–	–	–	–	–
Performance RSUs(3)	2/14/2011	–	–	–	0	6,363	12,726	–	–	–	543,718
Performance Cash Units(4)	–	–	543,750	1,087,500	–	–	–	–	–	–	–
Stock Options	2/14/2011	–	–	–	–	–	–	–	18,181	85.45	449,798
Michael A. Todman
PEP – Cash(2)	–	0	855,000	3,420,000	–	–	–	–	–	–	–
Performance RSUs(3)	2/14/2011	–	–	–	0	12,507	25,014	–	–	–	1,068,723
Stock Options	2/14/2011	–	–	–	–	–	–	–	35,735	85.45	884,084
Marc R. Bitzer
PEP – Cash(2)	–	0	800,000	3,200,000	–	–	–	–	–	–	–
Performance RSUs(3)	2/14/2011	–	–	–	0	11,702	23,404	–	–	–	999,936
Stock Options	2/14/2011	–	–	–	–	–	–	–	33,436	85.45	827,207
David T. Szczupak
PEP – Cash (2)	–	0	520,000	2,080,000	–	–	–	–	–	–	–
Performance RSUs(3)	2/14/2011	–	–	–	0	4,437	8,874	–	–	–	379,142
Performance Cash Units(4)	2/14/2011	–	379,167	758,334	–	–	–	–	–	–	–
Stock Options	2/14/2011	–	–	–	–	–	–	–	12,677	85.45	313,629
Restricted Stock Units(5)	2/14/2011	–	–	–	–	–	–	15,000	–	–	1,281,750

(1)	Represents the fair value at the award date for the stock options. For the performance-based restricted stock units for each NEO, the amount represents the fair market value at the award date based upon the probable outcome of the performance conditions.

(2)	Represents estimated possible payouts of short-term incentive awards for 2011 under PEP. See the column captioned “Non-Equity Incentive Plan Compensation” in the “Summary Compensation” table for the actual payout amounts for 2011.

(3)	Represents estimated possible restricted stock unit awards for 2011 performance. See the column captioned “Stock Awards – Number of Shares or Units of Stock That Have Not Vested” in the “Outstanding Equity Awards at Fiscal Year-End” table for actual awards.

(4)	Represents estimated possible performance cash unit awards for 2011 performance for Messrs. Templin and Szczupak. See the column captioned “Non-Equity Incentive Plan Compensation” in the “Summary Compensation” table for actual awards for 2011. In 2011, Messrs. Fettig, Todman, and Bitzer did not receive performance cash unit awards as part of their long-term incentives.

(5)	Represents the fair value on the award date for the restricted stock unit award granted by the Committee on February 14, 2011.

Outstanding Equity Awards at Fiscal Year-End

The table below lists outstanding equity grants for each NEO as of December 31, 2011. The table includes outstanding equity grants from past years as well as the current year.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff M. Fettig Stock Options
2002	50,000	–		67.29	2/18/2012
2003	70,000	–		49.60	2/17/2013
2004	40,000	–		72.94	2/16/2014
2006	83,200	–		89.16	2/20/2016
2007	91,000	–		94.47	2/19/2017
2008	120,700	–		88.49	2/18/2018
2009	201,000	99,000		31.82	2/16/2019
2011		137,925		85.45	2/14/2021
Performance RSUs
2009						144,206	(3)	6,842,575	(4)
2010						107,242	(5)	5,088,633
2011						22,350	(6)	1,060,508
RSUs						15,113	(7)	717,112
Roy W. Templin Stock Options
2003	10,000	–		62.98	7/01/2013
2004	2,664	–		72.94	2/16/2014
2006	9,300	–		89.16	2/20/2016
2007	10,600	–		94.47	2/19/2017
2008	14,000	–		88.49	2/18/2018
2009	26,070	12,830		31.82	2/16/2019
2011		18,181		85.45	2/14/2021
Performance RSUs
2009						15,660	(3)	743,067	(4)
2010						14,668	(5)	695,997
2011						2,946	(6)	139,788
RSUs						7,500	(8)	355,875

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael A. Todman Stock Options
2004	10,282	–		72.94	2/16/2014
2006	19,200	–		89.16	2/20/2016
2007	19,100	–		94.47	2/19/2017
2008	30,700	–		88.49	2/18/2018
2009	57,152	28,149		31.82	2/16/2019
2011		35,735		85.45	2/14/2021
Performance RSUs
2009						34,333	(3)	1,629,101	(4)
2010						28,813	(5)	1,367,177
2011						5,790	(6)	274,736
RSUs						52,237	(9)	2,478,646
Marc R. Bitzer Stock Options
2004	3,563	–		75.32	2/16/2014
2006	6,932	–		89.16	2/20/2016
2007	9,145	–		94.47	2/19/2017
2008	11,596	–		88.49	2/18/2018
2009	13,100	12,839		31.82	2/16/2019
2011		33,436		85.45	2/14/2021
Performance RSUs
2009						15,660	(3)	743,067	(4)
2010						26,194	(5)	1,242,905
2011						5,418	(6)	257,084
RSUs						59,447	(10)	2,820,760
David T. Szczupak Stock Options
2008	6,412	–		62.47	7/07/2018
2009	17,296	8,518		31.82	2/16/2019
2011	–	12,677		85.45	2/14/2021
Performance RSUs
2009						10,390	(3)	493,006	(4)
2010						9,778	(5)	463,966
2011						2,054	(6)	97,462
RSUs						15,000	(11)	711,750

(1)	As shown in the table above, each NEO has two awards with remaining unvested stock options listed in this column. These awards represent grants from 2009 and 2011. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. As of the last day of our 2011 fiscal year, the awards made in 2009 have one remaining vesting date, February 16, 2012, while the awards made in 2011 have three vesting dates remaining, February 14, 2012, February 14, 2013, and February 14, 2014.

(2)	Represents earned but unvested restricted stock units multiplied by the closing price of our common stock on December 30, 2011, the last trading day of the year ($47.45). The ultimate value of the awards will depend on the value of our common stock on the actual vesting date.

(3)	Represents restricted stock units earned for 2009 performance, but subject to time-based vesting and unvested as of December 31, 2011. Shares of common stock were distributed on February 16, 2012.

(4)	The value of the awards as of the February 16, 2012 vesting date was as follows: Mr. Fettig, $10,189,596; Mr. Templin, $1,106,536; Mr. Todman, $2,425,970; Mr. Bitzer, $1,106,536; and Mr. Szczupak, $743,157.

(5)	Represents earned but unvested restricted stock units granted for 2010 performance. Although earned in 2010, these restricted stock units are subject to time-based vesting and shares will not be distributed until February 15, 2013.

(6)	Represents earned but unvested restricted stock units granted for 2011 performance. Although earned in 2011, these restricted stock units are subject to time-based vesting and shares will not be distributed until February 14, 2014.

(7)	Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(8)	Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock on June 18, 2014.

(9)	Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(10)	Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 10,000 on June 15, 2015; 10,000 on June 15, 2020; and 39,447 upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(11)	Represents time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 7,500 on February 14, 2014 and 7,500 on February 14, 2016.

Option Exercises and Stock Vested

The table below summarizes the value received from stock option exercises and restricted stock units vested in 2011.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Jeff M. Fettig	90,000	2,435,508	33,500	2,780,390
Roy W. Templin	–	–	11,224	709,531
Michael A. Todman	–	–	17,687	1,465,903
Marc R. Bitzer	–	–	11,014	912,408
David T. Szczupak	–	–	20,561	1,702,410

(1)	Option awards exercised by Mr. Fettig were granted on February 19, 2001 (70,000) and February 20, 2002 (20,000).

(2)	The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options held by the respective NEO.

(3)	Reflects shares distributed as a result of the vesting of restricted stock unit awards as shown below.

Name	2009 Performance Restricted Stock Unit Awards	Time-based Restricted Stock Unit Awards	Total Shares Vested
Jeff M. Fettig	11,000	22,500	33,500
Roy W. Templin	1,224	10,000	11,224
Michael A. Todman	2,687	15,000	17,687
Marc R. Bitzer	1,014	10,000	11,014
David T. Szczupak	561	20,000	20,561

(4)	The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the stock unit awards. The value realized is based on the closing stock price of Whirlpool stock on the NYSE on the vesting date.

Pension Benefits

Messrs. Fettig, Templin, and Todman accrued benefits under the Whirlpool Employees Pension Plan (“WEPP”) and the associated Whirlpool Retirement Restoration Plan (the “Pension Restoration Plan”) through December 31, 2006, when plan benefits were frozen. Messrs. Fettig, Templin, Todman, Bitzer, and Szczupak currently participate in the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2011 fiscal year for each of our NEOs listed in the table. None of our NEOs are retirement-eligible as of the last day of our 2011 fiscal year. The number of years of service credited to each NEO equals the NEO’s length of eligible service with Whirlpool. Whirlpool currently has a policy against crediting additional years of service under its pension plans.

WEPP is a qualified plan that provided all eligible employees, which included most Whirlpool salaried employees in the United States, with a defined pension benefit upon reaching retirement eligibility. For benefits under WEPP, the formula is:

2% x years of credited service x average base salary

In this formula:

•

“years of credited service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•

“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant’s last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant’s age. For example, for salaried participants whose benefits have vested and who retire from active service at age 55, their retirement benefits are reduced to 55% of the full retirement benefit payable at age 65. None of our NEOs who participate in this plan were eligible for early retirement as of the last day of our 2011 fiscal year.

Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments under this plan are made in accordance with their distribution elections. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination, lump sum in the year following the year of termination, or ten annual installments commencing in the year following termination. Participants may not make withdrawals during their employment. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

SERP is a non-qualified plan that provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP provides a benefit based on annual cash incentive compensation which supplements the benefit calculated on base salary under WEPP. With respect to benefits under SERP, the formula is:

2% x years of credited service x average of the highest 5 PEP awards received over the last ten years

In this formula:

•	“years of credited service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.

Mr. Bitzer became eligible to participate in SERP in 2009, but will not be vested until December 31, 2013, as he must complete five years of credited U.S. service in the plan. Mr. Szczupak became eligible to participate in SERP in 2008, but will not be vested until December 31, 2012. After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination, lump sum in the year following the year of termination, or ten annual installments commencing in the year following termination.

The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2011 – 4.85% and 2010 – 5.6%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans’ formulas and calculated based on the plans’ provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 4.85%) and mortality assumption that is based on the RP-2000 Table. The actuarial increase during our 2011 fiscal year of the projected retirement benefits can be found in the “Summary Compensation” table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26	809,850	–

	DB Restoration	26	2,540,395	–

	SERP	30	11,213,410	–

			Total 14,563,655
Roy W. Templin	WEPP	4	93,510	–

	DB Restoration	4	84,456	–

	SERP	9	793,958	–

			Total 971,924
Michael A. Todman	WEPP	14	421,183	–

	DB Restoration	14	670,775	–

	SERP	19	2,637,944	–

			Total 3,729,902

Marc R. Bitzer	WEPP	–	–	–

	DB Restoration	–	–	–

	SERP	3	137,685	–

			Total 137,685	–
David T. Szczupak	WEPP	–	–	–

	DB Restoration	–	–	–

	SERP	4	249,730	–

			Total 249,730

Defined Contribution Plans

The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle plus employer contributions that encourage participant retirement savings and provide additional assets for employees’ retirement. Most U.S.-based employees of Whirlpool, including the NEOs, are eligible to participate in this plan, although different levels of employer contributions apply to different groups. This plan provides an automatic employer contribution of 3% of pay. The 401(k) plan provides for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan and subject to contribution and benefit limitations under the Internal Revenue Code.

Whirlpool contributions to this plan are reported in the “Summary Compensation” table and its accompanying footnotes.

Non-Qualified Deferred Compensation

The table below provides information about the non-qualified defined contribution deferred compensation plans in which our NEOs participate. Some of our NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) and the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code.

EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentives and long-term incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.

An EDSP I participant may elect distribution following termination of employment in the form of a lump sum or in a number of monthly installments designated by the participant. A participant in EDSP II may select among the following post-termination distribution options: lump sum seven months following termination, lump sum in the year following the year of termination, or ten annual installments commencing in the year following termination.

EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Human Resources Committee.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Jeff M. Fettig
EDSP I	–	–	(584,871)	–	1,364,506
EDSP II	–	–	(4,127,034)	–	5,073,606
401(k) Restoration	51,729	89,608	3,395	–	597,359

Total	51,729	89,608	(4,708,510)	–	7,035,471
Roy W. Templin
EDSP I	–	–	–	–	–
EDSP II	10,033	–	(108,117)	–	345,917
401(k) Restoration	14,042	33,308	(553)	–	311,941

Total	24,075	33,308	(108,670)	–	657,858
Michael A. Todman
EDSP I	–	–	(129,499)	–	565,679
EDSP II	–	–	(24,579)	–	148,842
401(k) Restoration	20,931	45,303	3,467	–	212,957

Total	20,931	45,303	(150,611)	–	927,478
Marc R. Bitzer
EDSP I	–	–	–	–	–
EDSP II	–	–	–	–	–
401(k) Restoration	26,583	39,417	(3,120)	–	144,596

Total	26,583	39,417	(3,120)	–	144,596
David T. Szczupak
ESDP I	–	–	–	–	–
EDSP II	–	–	–	–	–
401(k) Restoration	10,501	28,351	5,540	–	109,302

Total	10,501	28,351	5,540	–	109,302

(1)	The amount of the contributions made by each NEO, as reported above, is also included in each NEO’s compensation reported under the “Summary Compensation” table, either as “Salary,” “Non-Equity Incentive Plan Compensation,” or “Stock Awards.”

(2)	Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the “All Other Compensation” column of the “Summary Compensation” table.

(3)	The aggregate earnings (and losses) are not reported in the “Summary Compensation” table.

(4)	The aggregate balance at December 31, 2011, as reported above, reflects amounts that either are currently reported or were previously reported as compensation in the Summary Compensation Table for 2011 or prior years, except for the aggregate earnings on deferred compensation. The aggregate balance at December 31, 2011, has been reduced to reflect that, due to an administrative error, company contributions and employee eligible earnings previously reported under the 401(k) Restoration Plan for fiscal year 2010 were overstated by $206,158 for Mr. Fettig, $59,988 for Mr. Templin, $80,327 for Mr. Todman, and $7,354 for Mr. Bitzer.

Potential Post-Termination Payments

The tables below describe compensation and benefits payable to each of our NEOs in each of the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with and without a qualifying termination). The amounts shown in the table below assume that termination of employment or a change in control occurred as of December 31, 2011, and estimate certain amounts which would be paid to our NEOs upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool’s stock price, and the NEO’s age.

The tables quantify, and the accompanying narrative disclosure describes, the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, accrued vacation pay, and, in certain circumstances, vested equity.

Also, information previously disclosed under the “Pension Benefits” and “Deferred Compensation” tables is not repeated, except to the extent that the amounts payable to the NEO would be enhanced by the termination event described.

Involuntary Terminations and Resignation

We provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. Also, we do not have employment agreements with any of our NEOs that would provide benefits in the event that we terminate the NEO’s employment involuntarily for cause. Upon resignation and involuntary termination for cause, and in accordance with the terms of the long-term incentive awards granted under our incentive programs, our NEOs forfeit all unvested performance-based restricted stock units and performance cash units, as well as all unvested and vested but unexercised options. Certain time-based restricted stock units accelerate upon an involuntary termination without cause. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested time-based restricted stock units is the only benefit to which the NEO is entitled. The amounts reflected in the table below do not include amounts payable under the severance policy generally applicable to all U.S. salaried employees. The Committee may, in its discretion, approve additional severance benefits designed to mitigate economic injury to the NEO as a direct result of the termination.

Retirement

None of our NEOs were retirement-eligible as of the last day of our 2011 fiscal year. If any of our NEOs chose to “retire” as of the last day of our 2011 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described immediately above.

The following quantification of estimated compensation and benefits payable at retirement, as well as the accompanying narrative disclosure, assumes that each of our NEOs was retirement-eligible as of the end of our 2011 fiscal year.

In the event of retirement, our NEOs would be entitled to a mix of short- and long-term incentives. The possible short-term incentive payout would consist of a prorated cash payout under PEP for the fiscal year in which the NEO retires, provided that the objective performance goal for that year is met. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. The Committee met on February 20, 2012, and determined the PEP awards earned for 2011. An NEO who retired during 2011 would receive a payout based on the amounts approved by the Committee.

For the purposes of the table below and consistent with our assumption that each of our NEOs is retirement-eligible, we include a value showing the full vesting of certain unvested long-term incentive awards for the completed 2009 and 2010 performance periods. Vesting of performance cash units is accelerated at retirement. With respect to restricted stock unit awards, the benefit a retirement-eligible NEO would actually receive upon retirement would depend on whether the initial award is performance-based or time-based. For awards which are initially performance-based, but subject to vesting requirements, vesting accelerates upon retirement provided that the performance period is completed. For awards subject only to time-based vesting, the NEO forfeits any unvested restricted stock units upon retirement. Certain time-based awards fully vest upon retirement and attainment of age 60.

With respect to performance-based awards, a retirement-eligible NEO receives a prorated award if the NEO retires at least six months into the performance period, provided that the objective performance goal is met. The 2011 performance-based restricted stock unit and performance cash unit awards were granted for a one-year performance period. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. In the case of the 2011 awards, as of the last day of our 2011 fiscal year each NEO had completed the full one-year performance period. The Committee met on February 20, 2012, and determined that our NEOs earned 46.3% of these 2011 awards. An NEO who retired during 2011 would receive a prorated payout based on this level of achievement.

A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Unvested stock options that are accelerated upon the retirement of a retirement-eligible NEO must be exercised within five years or the unexercised stock options will be cancelled.

Death and Disability

Upon the death or disability of one of our NEOs, with respect to the accelerated vesting of unvested, or partially unvested, performance cash unit awards, performance-based restricted stock unit awards, and stock options, the same analysis applies under these two scenarios as would apply in the case of the retirement of a retirement-eligible NEO, as described immediately above.

Certain time-based restricted stock units that provide for full vesting and distribution upon retirement accelerate upon death or disability. Other time-based units are forfeited in the event of death or disability prior to vesting.

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. As detailed above, the values for the retirement portion of the table assume that our NEOs were retirement-eligible as of the last day of the 2011 fiscal year and also assume that our NEOs were eligible for the full vesting of any restricted stock unit awards that provide for accelerated vesting upon either retirement, disability or death. As a result of these assumptions, the benefit conferred to Messrs. Fettig, Templin, and Todman upon retirement is identical to the benefit conferred in the event of a disability or death. For Messrs. Bitzer and Szczupak, certain restricted stock unit awards fully vest upon disability and death, but not upon retirement, and the incremental benefit of such awards are reflected in the amounts shown under “Disability” and “Death.” The designated beneficiaries of our NEOs would receive the same life insurance benefits generally available to all salaried employees and, thus, there is no additional incremental benefit paid out in the event that they die.

	RESIGNATION	INVOLUNTARY TERMINATION		RETIREMENT						DISABILITY	DEATH
Name	($)	With Cause ($)	Without Cause (1) ($)	Short- Term Incentives	Long-Term Incentives
				PEP ($)	Performance RSUs ($)	Performance Cash ($)	Stock Options ($)	RSUs ($)	TOTAL ($)	TOTAL (2) ($)	TOTAL (2) ($)
Jeff M. Fettig	–	–	717,112	513,125	12,991,715	–	1,547,370	717,112	15,769,322	15,769,322	15,769,322
Roy W. Templin	–	–	–	360,417	1,578,851	1,345,439	200,533	–	3,485,240	3,485,240	3,485,240
Michael A. Todman	–	–	2,478,646	212,500	3,271,013	–	439,969	2,478,646	6,402,128	6,402,128	6,402,128
Marc R. Bitzer	–	–	1,871,760	197,917	2,243,056	498,333	200,674	1,871,760	5,011,740	5,960,740	5,960,740
David T. Szczupak	–	–	–	128,334	1,054,434	903,079	133,136	–	2,218,983	2,930,733	2,930,733

(1)	Represents the benefit of accelerated vesting of certain unvested time-based restricted stock units for Messrs. Fettig, Todman, and Bitzer.

(2)	Represents the incremental benefit of certain time-based restricted stock units for Messrs. Bitzer and Szczupak that provide for accelerated vesting in the event of disability or death.

Change in Control

Upon the occurrence of a change in control, our NEOs may receive accelerated vesting of previously unvested, performance cash units, restricted stock units, and stock options under the terms of those awards. Certain time-based restricted stock unit awards will be accelerated and paid out upon a change in control. In addition, we have agreements with each of the NEOs that take effect only in the event of a “change in control.” A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 30% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and consummation of a merger or consolidation of Whirlpool.

These agreements contain a “best net” approach to address the potential for any excise tax to be imposed for severance payments and benefits that would constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code. We will not provide a gross-up payment and will instead reduce payments to the NEO such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the NEO on an after-tax basis would be greater than it would be absent such a reduction.

The following table shows the possible payouts to our NEOs triggered solely upon the occurrence of a change in control as of December 31, 2011.

	CHANGE IN CONTROL ONLY
Name	Long-Term Incentives									TOTAL ($)
	Stock Options ($)	2009 Performance RSUs ($)	2010 Performance RSUs ($)	2011 Performance RSUs (1) ($)	2009 Performance Cash ($)	2010 Performance Cash ($)	2011 Performance Cash (1) ($)	RSUs ($)	Excise Tax Gross- Up ($)
Jeff M. Fettig	1,547,370	6,842,575	5,088,633	2,290,554	–	–	–	717,112	–	16,486,244
Roy W. Templin	200,533	743,067	695,997	301,924	498,333	595,350	543,750	355,875	–	3,934,829
Michael A. Todman	439,969	1,629,101	1,367,177	593,457	–	–	–	2,478,646	–	6,508,350
Marc R. Bitzer	200,674	743,067	1,242,905	555,260	498,333	–	–	2,820,760	–	6,060,999
David T. Szczupak	133,136	493,006	463,966	201,536	330,625	396,900	379,167	711,750	–	3,110,086

(1)	Values shown represent target awards.

Additional benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; or a material breach of the change in control agreement by Whirlpool.

Cash severance arising from these change in control agreements is paid out in a lump sum payment equal to:

•	the NEO’s unpaid base salary;

•	unreimbursed business expenses; and

•	all other items earned by and owed to the NEO through and including the date of the termination.

These agreements also provide for the lump sum cash payment of:

•

for Messrs. Fettig, Todman and Bitzer, the greater of three times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control; for Messrs. Templin and Szczupak, the greater of two times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control;

•

for Messrs. Fettig, Todman and Bitzer, the greater of three times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; for Messrs. Templin and Szczupak, the greater of two times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•

the greater of the NEO’s pro rata target bonus opportunity (in terms of a percentage of base salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO’s current level of goal achievement.

Our NEOs are also entitled to receive continued health and life benefits for 18 months in connection with a termination after a change in control. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if the NEO’s benefits had fully vested.

The continuation of the NEO’s benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

The amount of cash severance and benefits will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources.

The following table shows possible payouts to our NEOs as of December 31, 2011, triggered upon the occurrence of a change in control and a subsequent qualifying termination. For Messrs. Bitzer and Szczupak this amount reflects accelerated vesting under SERP.

Name	CHANGE IN CONTROL ONLY	QUALIFYING TERMINATION AFTER CHANGE IN CONTROL
		Cash Compensation
	TOTAL ($)	Severance Payments ($)	Annual Incentives ($)	Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
Jeff M. Fettig	16,486,244	10,312,500	513,125	8,853	–	–	27,320,722
Roy W. Templin	3,934,829	2,900,000	360,417	13,722	–	–	7,208,968
Michael A. Todman	6,508,350	5,130,000	212,500	13,722	–	–	11,864,572
Marc R. Bitzer	6,060,999	4,800,000	197,917	13,722	137,685	–	11,210,323
David T. Szczupak	3,110,086	2,340,000	128,334	–	249,730	–	5,828,150

ITEM 2 – ADVISORY VOTE TO APPROVE WHIRLPOOL’S EXECUTIVE COMPENSATION

Item 2 – Advisory Vote to Approve Whirlpool’s Executive Compensation

Recently enacted rules enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement.

As discussed in detail above under the caption “Compensation Discussion and Analysis,” we are dedicated to global leadership and to delivering superior shareholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on its enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning.

To achieve our objectives, we implement a “pay-for-performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short- and long-term focus;

•	a significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive’s level of responsibility;

•	components of compensation should be linked to the drivers that change shareholder value over the long term; and

•

components of compensation should be tied to an evaluation of business and individual performance measured against financial, customer, quality, and employee-related objectives – a “balanced scorecard” approach.

The 2011 fiscal year demonstrated our continued commitment to these principles and illustrated how our program responds to business challenges and the marketplace.

•

Whirlpool and the appliance industry as a whole continued to face significant macroeconomic challenges across much of the world in 2011, including reduced demand levels in developed countries due to the continued global recession, a slowdown in emerging markets, high levels of inflation in material costs, and volatility in foreign currencies.

•

To be successful in this period of uncertain economic growth and consumer demand, we have taken aggressive actions to reduce our fixed cost structure, expand our operating margins, and improve our earnings. These actions include implementation of cost-based price increases, continued investment in new product innovation, execution of announced cost and capacity reductions, continued productivity improvements, settlements of legacy legal liabilities, and legal actions taken to promote fair trade within the industry. We believe these actions will enable Whirlpool to adapt to changes in the macroeconomic environment and strengthen our position as a leading global branded consumer products company.

•

Whirlpool’s consolidated net sales grew to $18.7 billion, but lower global industry demand and higher raw material costs resulted in performance that was below our overall target objectives established under the Global Balanced Scorecard.

•

Whirlpool’s leadership continued to focus on innovation, another 2011 Global Balanced Scorecard objective, and yielded a significant number of new product launches in 2011 that enabled the company to support branded market share growth in key regions while increasing price margin realization.

•	Quality improvement, another 2011 Global Balanced Scorecard objective, improved globally.

•

We continue to be recognized externally as a company in a positive way. The multiple recognitions received in 2011 include being listed in Forbes and Reputation Institute’s “Top 25 Most Respected U.S. Companies from 2008-2011,” #1 in Fortune’s list of “Most Admired Companies” in the Home Equipment/Furnishings category, #6 in Fast Company’s “World’s Most Innovative Companies” list in the Consumer Products category, and #9 in Fortune’s list of “Global Top Companies for Leaders.”

•

In support of our pay-for-performance philosophy, performance-based compensation in the form of annual and long-term incentives constituted over 75% of 2011 total target compensation for our CEO and other NEOs.

•

As a result of our strong emphasis on performance-based variable compensation and in light of the difficult global operating environment, short-term and long-term incentive compensation payouts were well below target for NEOs in 2011 despite our accomplishments in numerous areas.

2011 Say-on-Pay Vote

Whirlpool had strong stockholder support for its executive compensation program in 2011 (97% Say-on-Pay approval rating). Even with this strong support, the Human Resources Committee of the Board of Directors recognizes that market practices and stockholder views on executive compensation practices continue to evolve at a rapid pace. In recognition of this, the Human Resources Committee continues to evaluate and make changes to programs to ensure the company has the appropriate compensation programs in place to most effectively link pay for performance, to create shareholder value over the long-term, and to be consistent with good governance practices.

In 2011, the Human Resources Committee approved changes to the design of the company’s long-term incentive plan. Beginning in 2012, the performance period for long-term incentive grants will be lengthened to three years. Previously, long-term incentive grants had a one-year performance period that determined the portion of the award that could be earned if certain service-based vesting requirements were satisfied in the two years following the applicable performance period. This change in the structure of our long-term incentive grants has been implemented by the Human Resources Committee to further the goal of providing a competitive pay-for-performance package that supports the company’s long-term value creation objectives.

Other policies and provisions that are intended to support best practices in executive compensation include, among others:

•	no excise tax gross-ups and no single trigger change in control equity vesting;

•	significant stock ownership guideline levels to reinforce the link between the interests of our NEOs (7x for our CEO) and those of stockholders;

•	claw-back provisions in both our Performance Excellence Plan (“PEP”) and omnibus stock incentive plans under which the repayment of awards may be required in certain circumstances; and

•	a fully independent compensation committee advised by an independent compensation consultant that only provides services to such committee.

For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Whirlpool Corporation’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on Whirlpool, the Board, or the Human Resources Committee. The Board and the Human Resources Committee value the opinions of Whirlpool’s stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 2 on the accompanying proxy or voting instruction card for the approval of the compensation of Whirlpool’s NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

RELATED PERSON TRANSACTIONS

Procedures for Evaluating Related Person Transactions

The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations (“related person transactions”). A “related person” is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Corporate Governance and Nominating Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Corporate Governance and Nominating Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Corporate Governance and Nominating Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Corporate Governance and Nominating Committee. In approving any related person transaction, the Corporate Governance and Nominating Committee must determine that the transaction is fair and reasonable to Whirlpool. The Corporate Governance and Nominating Committee periodically reports on its activities to the Board. The written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Procedures for Evaluating Related Person Transactions.”

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2011 an officer or employee of Whirlpool and no member of the Human Resources Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2011, with respect to Whirlpool’s compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	4,937,083	(2)	70.63	(3)	3,109,408
Equity compensation plans not approved by security holders	–		–		–
Total	4,937,083		70.63		3,109,408

(1)	Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column. Represents shares available under Whirlpool’s 2010 Omnibus Stock and Incentive Plan.

(2)	This amount includes 3,463,165 shares subject to outstanding stock options with a weighted average remaining contractual term of 5.8 years and 1,473,918 shares subject to outstanding restricted stock units.

(3)	The weighted-average exercise price information does not include any outstanding restricted stock units.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31
	2010	2011
Audit Fees	$10.0	$9.5
Audit Related Fees	0.4	0.5
Tax Fees	3.6	2.8
All Other Fees	0.1	0.1
Total	$14.1	$12.9

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals. All other fees are principally comprised of fees for providing access to an online research tool and services provided to comply with local statutory, regulation and attestation requirements.

Advance Approval Policy for Independent Registered Public Accounting Firm Services

Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management or the independent registered public accounting firm submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Audit Committee Pre-Approval Policy.”

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Audit Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with legal and regulatory requirements as well as Whirlpool’s ethical standards. The Audit Committee is composed of five directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Audit Committee operates under a written charter adopted by our Board.

The Audit Committee has reviewed our audited consolidated financial statements for 2011 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for 2011 with Ernst & Young LLP, our independent registered public accounting firm for 2011 (“Ernst & Young”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Audit Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eight times during the fiscal year ended December 31, 2011.

The Audit Committee has received the written disclosures and the Rule 3526 letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Audit Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the Audit Committee discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young as our independent registered public accounting firm for 2012.

AUDIT COMMITTEE

Gary T. DiCamillo, Chair

Kathleen J. Hempel

Michael F. Johnston

John D. Liu

Miles L. Marsh

ITEM 3 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WHIRLPOOL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2012, made by the Audit Committee with the concurrence of the Board, is hereby ratified.

The Audit Committee has appointed, and the Board has concurred subject to stockholder ratification, Ernst & Young LLP to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2012. Ernst & Young LLP served as Whirlpool’s independent registered public accounting firm for fiscal 2011.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Representatives of Ernst & Young LLP will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool’s independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain Ernst & Young LLP or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 3, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2012.

ITEM 4 – STOCKHOLDER PROPOSALS

Item 4 – Stockholder Proposal Regarding Payments Upon Death of A Senior Executive

We have been advised that the following non-binding stockholder proposal will be presented at the annual meeting. The proposal will be voted on at the annual meeting if the proponent (who owns 58 shares of our common stock as of November 2011), or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the stockholder proposal is our statement in opposition. We will provide to stockholders the name and address of the proponent upon receiving an oral or written request.

For the reasons set forth below in our Board’s statement in opposition to the stockholder proposal, our Board of Directors recommends a vote AGAINST Item 4.

The text of the stockholder proposal and supporting statement appear below as received by us and Whirlpool assumes no responsibility for its content or accuracy.

Resolution Proposed by Stockholder

Resolved: The shareholders of Whirlpool Corporation (the “Company”) urge the board of directors (the “Board”) to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the Company to make payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting of awards or benefits, or the continuation of unvested equity grants; perquisites; and other payments or benefits in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime. As used herein, “future agreements” include modifications, amendments or extensions of existing agreements.

SUPPORTING STATEMENT

We support a compensation philosophy that motivates and retains talented executives and ties their pay to the long-term sustainable performance of the Company. We believe that such an approach is needed to align the interests of executives with those of shareholders.

We believe that “golden coffin” agreements, however, provide payment without performance, after an executive is dead. Companies claim that these agreements are designed to retain executives. But death defeats this argument. “If the executive is dead, you’re certainly not retaining them,” said Steven Hall, a compensation consultant. (The Wall Street Journal, 6/10/2008)

Senior executives have ample opportunities to provide for their estate by contributing to a pension fund, purchasing life insurance, voluntarily deferring compensation, or through other estate planning strategies. Often, these services are provided by or subsidized by their company.

The problem is well illustrated at our Company. As of December 31, 2010, the Company’s five named executive officers were entitled to receive posthumous benefits valued at a total of more than $75 million, including accelerated equity awards. Company Chairman and CEO Jeff Fettig alone would have received $37.7 million. We question the need for these payments when the Company will receive no services in return.

We believe that allowing shareholders to approve death benefits subject to the terms of this proposal is a reasonable requirement that may serve as a moderating influence on these extraordinary death benefits.

We urge shareholders to vote FOR this proposal.

Whirlpool’s Board of Directors’ Statement OPPOSING This Proposal

The Board recommends that stockholders vote against this proposal for the following reasons:

•

The Human Resources Committee, which is composed entirely of independent directors, oversees the compensation of Whirlpool’s senior executives, and exercises its fiduciary duties and oversight responsibilities in implementing compensation arrangements, including with respect to benefits payable upon the death of a senior executive, that it determines are appropriate based on the facts and circumstances, including current market conditions.

➢

With the assistance of an independent compensation consultant, the Human Resources Committee performs an analysis of Whirlpool’s executive compensation program at least once a year and is in the best position to determine the terms of any benefits payable upon the death of a senior executive of Whirlpool.

➢	ISS has given Whirlpool its most favorable rating – “Low Concern” – across all four governance categories including Compensation.

➢

At the 2011 Annual Meeting of Stockholders, Whirlpool received strong stockholder support (approximately 97% of votes cast) for its “say on pay” vote that covered all elements of Whirlpool’s compensation program, including benefits payable upon the death of a senior executive of Whirlpool.

•

The Board strongly disagrees with the proponents’ assertion that Whirlpool’s compensation programs “provide payment without performance.” Whirlpool does not provide life insurance or survivor benefits to executives other than benefits available to salaried employees generally. Payments made following an executive’s death would be payments previously earned but unpaid and amounts payable upon the vesting of long-term incentive awards granted to the executive prior to his or her death. Specifically, the current compensation structure provides that in the event of an executive’s death, the following occurs with respect to their compensation:

➢	Salary – salary ceases immediately upon death, and executives’ heirs do not receive a separate payout such as an amount based on a multiple of salary.

➢	Short-Term Incentive Plan – the payout, if ultimately awarded, is prorated for the portion of the 12-month performance period during which the deceased executive was an active employee.

➢

Long-Term Incentive Plan – most awards subject to time-based restrictions vest immediately; for all performance-based awards granted in 2012 and beyond, the payout, if ultimately awarded, is prorated for the portion of the 36-month performance period during which the deceased executive was an active employee.

➢

Stock Options – awards vest and, if there is an exercise feature, the award is exercisable by the deceased executive’s heirs for the shorter of (i) three years from the date of the executive’s death or (ii) one year after the original expiration date set forth in the award.

•

Our stockholders already vote to annually approve, on an advisory basis, the compensation of our NEOs (including benefits payable upon the death of a senior executive) as disclosed in this proxy statement. See Item 2 above. As such, the policy being requested by the proponent has been substantially implemented. Requiring an additional and separate vote would be meaningless and confusing to stockholders.

•

The Board believes that adoption of this proposal could have a significant adverse effect on Whirlpool’s ability to recruit and retain leadership talent and could put Whirlpool at a competitive disadvantage.

➢

The proposal could prevent Whirlpool from being able to make binding offers and commitments of employment more than once a year without incurring significant expense to convene a special stockholders’ meeting for the sole purpose of voting on a proposed agreement.

➢

Such a delay could place Whirlpool at a significant competitive disadvantage in recruiting and retaining leadership talent because posthumous benefit arrangements offered by Whirlpool would be subject to uncertainty and, therefore, less valuable than competing offers with final terms provided by Whirlpool’s competitors for leadership talent.

➢

We believe that none of the companies in Whirlpool’s compensation peer group have adopted a policy as set forth in this proposal and, therefore, they are not subject to these restraints that are inconsistent with market practice.

The Board of Directors recommends a vote AGAINST the stockholder proposal advocating the adoption of a shareholder approval policy of future benefits payable upon the death of a senior executive appearing at Item 4 on the accompanying proxy or voting instruction card.

WHIRLPOOL CORPORATION

Financial Supplement to

2011 Annual Report on Form 10-K

and 2012 Proxy Statement

FIVE-YEAR SELECTED FINANCIAL DATA

(Millions of dollars, except share and employee data)	2011	2010	2009	2008	2007
CONSOLIDATED OPERATIONS
Net sales	$18,666	$18,366	$17,099	$18,907	$19,408
Restructuring costs	136	74	126	149	61
Depreciation and amortization(1)	558	555	525	597	593
Operating profit	792	1,008	688	549	1,063
Earnings (loss) from continuing operations before income taxes and other items	(28)	586	293	246	804
Net earnings from continuing operations	408	650	354	447	669
Loss from discontinued operations(2)	—	—	—	—	(7)
Net earnings available to Whirlpool	390	619	328	418	640
Capital expenditures	608	593	541	547	536
Dividends	148	132	128	128	134

CONSOLIDATED FINANCIAL POSITION
Current assets	$6,422	$7,315	$7,025	$6,044	$6,555
Current liabilities	6,297	6,149	5,941	5,563	5,893
Accounts receivable, inventories and accounts payable, net	947	1,410	1,389	1,889	2,009
Property, net	3,102	3,134	3,117	2,985	3,212
Total assets	15,181	15,584	15,094	13,532	14,009
Long-term debt	2,129	2,195	2,502	2,002	1,668
Total debt	2,491	2,509	2,903	2,597	2,093
Whirlpool stockholders’ equity	4,181	4,226	3,664	3,006	3,911

PER SHARE DATA
Basic net earnings from continuing operations	$5.07	$8.12	$4.39	$5.57	$8.24
Diluted net earnings from continuing operations	4.99	7.97	4.34	5.50	8.10
Diluted net earnings	4.99	7.97	4.34	5.50	8.01
Dividends	1.93	1.72	1.72	1.72	1.72
Book value(3)	53.50	54.48	48.48	39.54	48.96
Closing Stock Price—NYSE	47.45	88.83	80.66	41.35	81.63

KEY RATIOS
Operating profit margin	4.2%	5.5%	4.0%	2.9%	5.5%
Pre-tax margin(4)	(0.2)%	3.2%	1.7%	1.3%	4.1%
Net margin(5)	2.1%	3.4%	1.9%	2.2%	3.3%
Return on average Whirlpool stockholders’ equity(6)	9.3%	15.7%	9.8%	10.7%	18.1%
Return on average total assets(7)	2.5%	4.0%	2.3%	3.0%	4.6%
Current assets to current liabilities	1.0	1.2	1.2	1.1	1.1
Total debt as a percent of invested capital(8)	36.8%	36.7%	43.6%	46.0%	34.5%
Price earnings ratio (9)	9.5	11.2	18.6	7.5	10.2

OTHER DATA
Common shares outstanding (in thousands):
Average number—on a diluted basis	78,143	77,628	75,584	76,019	79,880
Year-end common shares outstanding	76,451	76,030	74,704	73,536	75,835
Year-end number of stockholders	13,527	14,080	14,930	14,515	15,011
Year-end number of employees	68,231	70,758	66,884	69,612	73,682
Five-year annualized total return to stockholders(10)	(8.1)%	3.8%	5.8%	(8.5)%	11.8%

(1)	Depreciation method changed prospectively from a straight-line method to a modified units of production method in 2009.
(2)	Our earnings from continuing operations exclude certain dispositions adjacent to the Maytag acquisition.
(3)	Total Whirlpool stockholders’ equity divided by average number of shares on a diluted basis.
(4)	Earnings (loss) from continuing operations before income taxes and other items, as a percent of net sales.
(5)	Net earnings available to Whirlpool, as a percent of net sales.
(6)	Net earnings available to Whirlpool, divided by average Whirlpool stockholders’ equity.
(7)	Net earnings available to Whirlpool, divided by average total assets.
(8)	Total debt divided by total debt and total stockholders’ equity.
(9)	Closing stock price divided by diluted net earnings available to Whirlpool.
(10)	Stock appreciation plus reinvested dividends, divided by share price at the beginning of the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This Management Discussion and Analysis should be read in connection with the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Selected Financial Data included in this Form 10-K. Certain references to particular information in the Notes to the Consolidated Financial Statements are made to assist readers.

ABOUT WHIRLPOOL

Whirlpool Corporation (“Whirlpool”) is the world’s leading manufacturer of major home appliances with revenues of approximately $19 billion and net earnings available to Whirlpool of $390 million in 2011. We are a leading producer of major home appliances in North America and Latin America and have a significant presence in markets throughout Europe and India. We have received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement. We conduct our business through four reportable segments, which we define based on geography. Our reportable segments consist of North America, Latin America, EMEA and Asia. Our customer base includes large, sophisticated trade customers who have many choices and demand competitive products, services and prices. The charts below summarize the balance of net sales by reportable segment for 2011, 2010 and 2009, respectively:

We monitor country-specific economic factors such as gross domestic product, unemployment, consumer confidence, retail trends, housing starts and completions, sales of existing homes and mortgage interest rates as key indicators of industry demand. In addition to profitability, we also focus on country, brand, product and channel sales when assessing and forecasting financial results.

Our leading portfolio of brands includes: Whirlpool, Maytag, KitchenAid, Brastemp and Consul, each of which have annual revenues in excess of $1 billion. Our global branded consumer products strategy is to introduce innovative new products, increase brand customer loyalty, expand our presence in foreign markets, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform and, where appropriate, make strategic acquisitions and investments.

As we grow revenues in our core products, our strategy is to extend our business by offering products and services that are dependent on and related to our core business and expand into adjacent products, such as Gladiator GarageWorks, through stand-alone businesses that leverage our core competencies and business infrastructure.

2011 OVERVIEW

Whirlpool and the home appliance industry as a whole continued to face significant macroeconomic challenges across much of the world in 2011, including recessionary demand levels in developed countries, a slowdown in emerging markets, high levels of inflation in material costs and volatility in foreign currencies. To be successful in this period of uncertain economic growth and consumer demand, we have taken aggressive actions to expand our operating margins and improve our earnings. These actions include implementation of our previously announced cost-based price increases, continued investment in new product innovation, execution of announced cost and capacity reductions, continued productivity improvements and legal actions taken to promote fair trade within the industry.

During 2011, we settled a long-standing collection dispute with Banco Safra S.A. and an antitrust investigation by the European Commission into the refrigeration compressor industry. While these settlements negatively impacted our 2011 results, they have removed significant uncertainty and financial risk by bringing closure to these items.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

Whirlpool’s ongoing focus on cost reductions, productivity improvements and investment in innovative new products continue to enable Whirlpool to adapt to changes in the macroeconomic environment and maintain our position as the global number one home appliance maker.

RESULTS OF OPERATIONS

The following table summarizes the consolidated results of operations:

	December 31,
Consolidated	2011	Change	2010	Change	2009
Net sales	$18,666	1.6%	$18,366	7.4%	$17,099
Gross margin	2,577	(5.0)	2,714	13.7	2,386
Selling, general and administrative	1,621	1.0	1,604	3.7	1,544
Restructuring costs	136	nm	74	nm	126
Interest and sundry income (expense)	(607)	nm	(197)	10.7	(176)
Interest expense	(213)	(5.4)	(225)	2.7	(219)
Income tax benefit	(436)	nm	(64)	4.9	(61)
Net earnings available to Whirlpool	390	(37.0)	619	88.7	328
Diluted net earnings available to Whirlpool per share	$4.99	(37.5)%	$7.97	83.6%	$4.34

nm: not meaningful

Consolidated Net Sales

The following tables summarize units sold and consolidated net sales by region:

	December 31,
In thousands	2011	Change	2010	Change	2009
Units Sold
North America	25,575	(2.0)%	26,095	5.9%	24,631
Latin America	11,830	1.4	11,661	16.1	10,047
EMEA	12,334	(0.1)	12,351	4.7	11,798
Asia	4,014	0.5	3,996	22.4	3,264

Consolidated	53,753	(0.6)%	54,103	8.8%	49,740

	December 31,
Millions of dollars	2011	Change	2010	Change	2009
Consolidated Net Sales
North America	$9,582	(2.1)%	$9,784	2.0%	$9,592
Latin America	5,062	7.8	4,694	26.7	3,705
EMEA	3,305	2.4	3,227	(3.3)	3,338
Asia	881	3.1	855	30.6	654
Other/eliminations	(164)	—	(194)	—	(190)

Consolidated	$18,666	1.6%	$18,366	7.4%	$17,099

Consolidated net sales increased 1.6% compared to 2010 primarily due to the favorable impact of foreign currency and higher BEFIEX credits recognized, partially offset by lower unit shipments. Excluding the impact of foreign currency, consolidated net sales decreased 0.4% compared to 2010. Consolidated net sales for 2010 increased 7.4% compared to 2009 primarily due to higher unit shipments, higher BEFIEX credits recognized and the favorable impact of foreign currency, partially offset by unfavorable product price/mix. Excluding the impact of foreign currency, consolidated net sales for 2010 increased 5.3% compared to 2009.

Significant regional trends were as follows:

•

North America net sales decreased 2.1% compared to 2010 primarily due to a 2.0% decrease in units sold. Improvements in product price/mix were experienced during the second half of 2011 as we began to realize the effects of pricing actions taken earlier in the year. However, for the full year, net sales were slightly unfavorable to 2010 as a result of product price/mix. Foreign currency did not have a significant impact on North America net sales in 2011. North America net sales for 2010 increased 2.0% compared to 2009 primarily due to a 5.9% increase in

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

units sold. The increase in units sold was driven by strong industry growth in the first half which slowed significantly in the second half primarily in the United States. In addition, net sales were negatively impacted by unfavorable product price/mix, including pricing actions during the second half of 2010 taken to match aggressive competitive pricing pressure, partially offset by the favorable impact of foreign currency. Excluding the impact of foreign currency, North America net sales increased 0.7% in 2010.

•

Latin America net sales increased 7.8% compared to 2010 primarily due to the favorable impact of foreign currency, improved product price/mix, higher BEFIEX credits recognized and a 1.4% increase in units sold. Excluding the impact of foreign currency and higher BEFIEX credits, Latin America net sales increased 3.0% in 2011. Latin America net sales for 2010 increased 26.7% compared to 2009 primarily due to a 16.1% increase in units sold. The increase in units sold was driven by strong industry growth in the first half which moderated somewhat in the second half of the year. In addition, net sales increased due to the favorable impact of foreign currency and higher BEFIEX credits recognized, partially offset by unfavorable product price/mix. Excluding the impact of foreign currency and higher BEFIEX credits, Latin America net sales increased 13.7% in 2010.

In previous years, our Brazilian operations earned tax credits under the Brazilian government’s export incentive program (BEFIEX). These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. After a favorable court decision in 2005, upheld by a December 2011 appellate court decision, we were able to recognize approximately $266 million, $225 million, and $69 million of export credits during 2011, 2010 and 2009, respectively. Export credits recognized are not subject to income taxes. We recognize export credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. The Brazilian government announced an Impostos sobre Produtos (“IPI”) sales tax holiday on appliances in December 2011, which expires on March 31, 2012. During this holiday, we expect to monetize reduced amounts of export credits because the export credits are monetized through the offset of IPI taxes due. As of December 31, 2011, approximately $238 million of future cash monetization remained, including $60 million of related court awarded fees, which will be payable in subsequent years. A Brazilian law change to the inflation index tables reduced available cash monetization by $62 million in 2011.

•

EMEA net sales increased 2.4% compared to 2010, primarily due to the favorable impact of foreign currency, partially offset by unfavorable product price/mix. Excluding the impact of foreign currency, net sales decreased 3.1%. EMEA net sales for 2010 decreased 3.3% compared to 2009, primarily due to the unfavorable impact of foreign currency and unfavorable product price/mix driven by an increasingly competitive pricing environment, partially offset by a 4.7% increase in units sold due to higher industry demand which accelerated during the second half of 2010. Excluding the impact of foreign currency, net sales increased 0.7% in 2010.

•

Asia net sales increased 3.1% compared to 2010 primarily due to improved product price/mix, the favorable impact of foreign currency and a 0.5% increase in units sold. Excluding the impact of foreign currency, Asia net sales increased 2.3%. Asia net sales for 2010 increased 30.6%, led by results in India and China, compared to 2009 primarily due to a 22.4% increase in units sold. Excluding the impact of foreign currency, Asia net sales increased 23.8% in 2010.

Gross Margin

The table below summarizes gross margin percentages by region:

	December 31,
Percentage of net sales	2011	Change		2010	Change		2009
North America	11.3%	(0.5	) pts	11.8%	(1.1	) pts	12.9%
Latin America	20.0	(1.2)		21.2	4.0		17.2
EMEA	10.1	(3.0)		13.1	1.6		11.5
Asia	16.5	(0.7)		17.2	(2.1)		19.3
Consolidated	13.8%	(1.0	) pts	14.8%	0.8	pts	14.0%

The consolidated gross margin percentage decreased 1.0 points to 13.8% compared to 2010, primarily due to material cost increases, partially offset by productivity improvements and higher BEFIEX credits recognized. In addition, gross margin benefited from the net impacts of a supplier recovery payment received in 2011, charges related to a product recall in 2010 that did not recur in 2011, partially offset by lower curtailment gains in a postretirement healthcare plan during 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

Significant regional trends were as follows:

•

North America gross margin decreased compared to 2010 primarily due to significant increases in material costs, partially offset by continued productivity improvements and the favorable impact from product price/mix. Gross margin also reflects the favorable impact from $78 million in lower product recall charges and a $61 million supplier recovery payment received in 2011, partially offset by $50 million in higher LIFO adjustments and $27 million in lower postretirement curtailment gains. North America gross margin for 2010 decreased compared to 2009 primarily due to unfavorable product price/mix, higher material costs, $43 million in higher product recall charges, a $45 million variance in LIFO adjustments compared to 2009 and $18 million in lower postretirement curtailment gains. These items were partially offset by continued cost reductions, improved productivity and higher volumes.

•

Latin America gross margin decreased compared to 2010 primarily due to higher material costs and the unfavorable impact of foreign currency, partially offset by cost reductions and $41 million in higher BEFIEX credits recognized. During 2010, Latin America gross margin increased compared to 2009 primarily due to $156 million higher BEFIEX credits recognized, cost reductions and improved productivity, partially offset by unfavorable product price/mix.

•

EMEA gross margin decreased compared to 2010 primarily due to higher material costs and the unfavorable impact of product price/mix, partially offset by cost reductions and improved productivity. During 2010, EMEA gross margin increased compared to 2009 primarily due to cost reductions and improved productivity, partially offset by unfavorable product price/mix.

•

Asia gross margin decreased compared to 2010 primarily due to higher material costs, partially offset by productivity improvements and cost reductions, improved product price/mix and the favorable impact of foreign currency. Asia gross margin during 2010 decreased compared to 2009 primarily due to higher material and oil-related costs and unfavorable product price/mix, partially offset by the favorable impact of foreign currency.

Selling, General and Administrative

The following table summarizes selling, general and administrative expenses as a percentage of sales by region:

	December 31,
Millions of dollars	2011	As a % of Net Sales	2010	As a % of Net Sales	2009	As a % of Net Sales
North America	$658	6.9%	$662	6.8%	$653	6.8%
Latin America	370	7.3	329	7.0	275	7.4
EMEA	333	10.1	320	9.9	362	10.8
Asia	115	13.1	114	13.3	97	14.8
Corporate/other	145	—	179	—	157	—

Consolidated	$1,621	8.7%	$1,604	8.7%	$1,544	9.0%

Selling, general and administrative expenses remained flat compared to 2010, with unfavorable foreign currency and increased brand investments offset by lower employee incentive compensation. Selling, general and administrative expenses as a percent of consolidated net sales in 2010 decreased compared to 2009, primarily due to favorable leverage on increased net sales. Selling, general and administrative expenses in 2010 increased approximately $54 million compared to 2009 in Latin America, primarily due to the unfavorable impact of foreign currency and higher infrastructure spending to support higher sales volumes.

Research and Development Costs

Research and development costs increased $46 million or 8.6% compared to 2010 to $578 million or 3.1% of consolidated net sales. In 2010, research and development costs increased $32 million or 6.4% compared to 2009 to $532 million or 2.9% of consolidated net sales. The increases in 2011 and 2010 were primarily due to increased product innovation spending.

Restructuring

During the fourth quarter 2011, the Company committed to restructuring plans (the “2011 Plan”) that will result in substantial cost and capacity reductions. Including previously announced restructuring initiatives, we expect to incur approximately $500 million of total costs beginning in the fourth quarter 2011 with completion expected by the end of 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

We expect to incur approximately $405 million of future cash expenditures related to the 2011 Plan. We incurred total restructuring charges of $136 million, $74 million and $126 million during the years ended December 31, 2011, 2010 and 2009, respectively. Additional information about restructuring activities can be found in Note 10 of the Notes to the Consolidated Financial Statements.

Interest and Sundry Income (Expense)

Interest and sundry expense increased $410 million compared to 2010 to $607 million, primarily driven by charges related to the settlement of the Brazilian collection dispute and Embraco antitrust matters of $528 million in 2011 compared to $146 million in 2010. In addition, 2011 reflects the unfavorable impact of foreign currency. During 2010, interest and sundry expense increased $22 million compared to 2009 to $197 million, primarily due to higher charges relating to the Embraco antitrust matters of approximately $40 million, partially offset by the favorable impacts of foreign currency and higher interest income.

For additional information about the Brazilian collection dispute and Embraco antitrust matters, see Note 6 of the Notes to the Consolidated Financial Statements.

Interest Expense

Interest expense decreased $12 million compared to 2010 to $213 million, primarily due to lower interest rates, partially offset by higher average monthly debt levels. During 2010, interest expense increased compared to 2009, as 2009 benefited from an $8 million reduction in accrued interest as a result of an operating tax settlement. In addition, 2010 included higher amortization of debt issuance costs, partially offset by a reduction in interest expense due to lower average debt levels and interest rates.

Income Taxes

The income tax benefit was $436 million, $64 million, and $61 million in 2011, 2010 and 2009, respectively. The increase in tax benefit in 2011 compared to 2010 and 2009 is primarily due to a reduction in pre-tax earnings, higher energy tax credits generated in the United States from the production of certain eligible energy efficient appliances and higher non-taxable BEFIEX credits recognized in Brazil. For additional information about our consolidated tax provision, see Note 11 of the Notes to the Consolidated Financial Statements.

The following table summarizes the difference between income tax expense at the United States statutory rate of 35% and the income tax benefit at effective worldwide tax rates for the respective periods:

Millions of dollars	2011	2010	2009
Earnings (loss) before income taxes and other items
United States	$(240)	$(256)	$(110)
Foreign	212	842	403

Earnings (loss) before income taxes and other items	(28)	586	293

Income tax computed at United States statutory rate	(10)	205	103
U.S. government tax incentives, including Energy Tax Credits	(379)	(230)	(125)
Foreign government tax incentives, including BEFIEX	(100)	(103)	(44)
Foreign tax rate differential	(13)	(46)	(31)
U.S. foreign tax credits	(37)	(28)	(19)
Valuation allowances	11	(9)	10
Deductible interest on capital	—	(7)	(15)
State and local taxes, net of federal tax benefit	(4)	(2)	1
Medicare Part D subsidy	—	—	12
Foreign withholding taxes	10	12	15
Non-deductible government settlements	30	33	—
U.S. tax on foreign dividends and subpart F income	26	49	10
Settlement of global tax audits	10	56	22
Other items, net	20	6	—

Income tax computed at effective worldwide tax rates	$(436)	$(64)	$(61)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

FORWARD-LOOKING PERSPECTIVE

We currently estimate earnings per diluted share, free cash flow and industry demand for 2012 to be within the following ranges:

Millions of dollars, except per share data	Current Outlook
Estimated earnings per diluted share, for the year ending December 31, 2012	$5.00	—	$5.50
Including:
BEFIEX ($60 to $80 million)	0.80	—	1.00
Restructuring expense ($250 - $270 million)	(2.30)	—	(2.50)
Free cash flow	$100	—	$150
Including:
Pension plan contributions	(250)	—	(250)
Brazilian Collection Dispute & Embraco Antitrust Matters	(385)	—	(385)
Restructuring cash outlays	(279)	—	(279)
BEFIEX	60	—	80
Industry demand
North America	—%	—	3%
Latin America	2%	—	5%
EMEA	(5%)	—	(2%)
Asia	2%	—	4%

The table below reconciles projected 2012 cash provided by operations determined in accordance with generally accepted accounting principles in the United States (GAAP) to free cash flow, a non-GAAP measure. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from our calculations. We define free cash flow as cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses.

These projections are based on many estimates and are inherently subject to change based on future decisions made by management and the Board of Directors of Whirlpool, and significant economic, competitive and other uncertainties and contingencies.

Millions of dollars	Current Outlook
Cash provided by operating activities	$600	—	$700
Capital expenditures	(500)	—	(550)
Proceeds from sale of assets/businesses	—	—	—

Free cash flow	$100	—	$150

FINANCIAL CONDITION AND LIQUIDITY

Our objective is to finance our business through operating cash flow and the appropriate mix of long-term and short-term debt. By diversifying the maturity structure, we avoid concentrations of debt, reducing liquidity risk. We have varying needs for short-term working capital financing as a result of the nature of our business. We regularly review our capital structure and liquidity priorities, which include funding the business through capital and engineering spending to support innovation and productivity initiatives, funding our pension plan and term debt liabilities, payment of legacy legal liabilities, return to shareholders and potential acquisitions in our core business and/or strategic adjacent business opportunities. These priorities are aligned with our goal to return our credit ratings to pre-recession levels.

We have continued to operate under uncertain and volatile global economic conditions for most of 2011, experiencing higher material costs, recessionary demand levels in developed markets and slowing growth in emerging markets. To succeed in this environment, we have announced aggressive actions to improve our overall operating performance and financial condition, including cost-based price increases across all markets and plans to reduce our cost structure and production capacity, primarily in North America and EMEA. Based on the actions taken and announced in 2011, we believe that operating cash flow, together with access to sufficient sources of liquidity, will be adequate to meet our ongoing requirements to fund our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

Our short term potential uses of liquidity include funding $350 million of term debt maturing in May 2012, $385 million related to the Brazillian collection dispute and Embraco antitrust matters, $279 million of restructuring activities and approximately $250 million in our United States and foreign pension plans. At December 31, 2011 and 2010 we had no borrowings outstanding under credit facilities. We were in compliance with financial covenant requirements at December 31, 2011 and 2010.

We monitor the credit ratings and market indicators of credit risk of our lending, depository, and derivative counterparty banks regularly. We diversify our deposits and investments in short term cash equivalents to limit the concentration of exposure by counterparty. The general financial instability in the stressed European countries could have a contagion effect on the region and contribute to the general instability and uncertainty in the European Union. At December 31, 2011, Belgium is the only European country that has cash and cash equivalents and third-party receivables exceeding 1% of our consolidated assets.

Sources and Uses of Cash

We met our cash needs for 2011 through cash flows from operations, cash and cash equivalents and financing arrangements. Our cash and equivalents were $1,109 million at December 31, 2011 compared to $1,368 million at December 31, 2010. The decrease in cash during 2011 is primarily due to a third quarter payment related to the settlement of the Brazilian collection dispute and contributions to our U.S. funded pension plans, offset by cash generated from operations.

Cash Flow Summary

Millions of dollars	2011	2010	2009
Cash provided by (used in):
Operating activities	$530	$1,078	$1,550
Investing activities	(596)	(606)	(499)
Financing activities	(166)	(495)	144
Effect of exchange rate changes on cash	(27)	11	39

Net increase (decrease) in cash and cash equivalents	$(259)	$(12)	$1,234

Cash Flows from Operating Activities

The decrease in cash provided by operations during 2011 includes a $301 million payment related to the settlement of the Brazilian collection dispute, funding of our United States pension plans of $298 million and lower net earnings, partially offset by significant reductions in inventory. Cash provided by operating activities in 2010 decreased $472 million compared to 2009, primarily from required increases in inventory to support product availability and product transition, partially offset by higher net earnings and more favorable terms of collection of accounts receivable and of payment to suppliers. In addition, the significant slowing of sales growth in the second half of 2010 resulted in higher than normal inventory levels of approximately three days.

The timing of cash flows from operations varies significantly within a quarter primarily due to changes in production levels, sales patterns, promotional programs, funding requirements as well as receivable and payment terms. Dependent on timing of cash flows, the location of cash balances, as well as the liquidity requirements of each country, external sources of funding are used to support working capital requirements. Due to the variables discussed above, cash flow used in operations during the year was significantly in excess of our quarter-end balances.

During the first quarter of 2011, the European Parliament approved a directive that changes existing laws regarding supplier payment terms. The approved directive generally requires payment terms to be 30 days from the invoice date unless otherwise stated in the contract. An extension of up to 60 days is allowed if both parties agree to the terms. Countries within the European Union are required to adopt this directive within 2 years. We continue to monitor this situation as these changes, once adopted, could affect our cash flows to suppliers and from customers, since our payment terms to affected suppliers are generally longer than from affected customers.

We offer our suppliers access to third party payables processors. Independent of Whirlpool, the processors allow suppliers to sell their receivables to financial institutions at the discretion of only the supplier and the financial institution. We have no economic interest in the sale of these receivables and no direct financial relationship with the financial institutions concerning these services. All of our obligations, including amounts due, remain to our suppliers as stated in our supplier agreements. As of December 31, 2011 and 2010, approximately $952 million and $916 million, respectively, have been sold by suppliers to participating financial institutions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

Cash Flows from Investing Activities

Cash used in investing activities of $596 million during 2011 was consistent with cash used in 2010 of $606 million. We continue to increase our capital spending to support new products and innovation. Cash used in investing activities in 2010 was $606 million, an increased outflow of $107 million compared to 2009. The increase in cash used in investing activities was primarily due to increased capital spending and lower proceeds from the sale of assets.

Cash Flows from Financing Activities

Cash used in financing activities during 2011 totaled $166 million compared to $495 million in 2010. The decrease in cash used during 2011 is primarily due to proceeds received from the $300 million bond offering in June 2011, which was used to repay $300 million of maturing debt. In 2010, $379 million of maturing debt was repaid from available cash. At December 31, 2011 and 2010, we had no commercial paper or credit facility borrowings outstanding.

Financing Arrangements

We have a $1.725 billion committed credit facility maturing on June 28, 2016 which includes a $200 million letter of credit sub-facility. Borrowings under the credit facility are available to us and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under this facility, if any, are guaranteed by Whirlpool Corporation. Interest under the credit facility accrues at a variable annual rate based on LIBOR plus a margin or the prime rate plus a margin. The margin is dependent on our credit rating at that time. The credit facility requires us to meet certain leverage and interest coverage requirements. We will incur a commitment fee based on Whirlpool’s credit rating for any unused portion of the credit facility. At December 31, 2011 and 2010, we had no borrowings outstanding under this credit agreement and are in compliance with financial covenant requirements.

In December 2011 we obtained a committed credit facility in Brazil. The credit facility provides borrowings up to 700 million Brazilian reais (approximately $373 million as of December 31, 2011), with certain restrictions on the amount available for each draw. The credit facility contains no financial covenants. As of December 31, 2011 we had no borrowings outstanding under this credit agreement.

In 2011, we completed a debt offering comprised of $300 million aggregate principal amount of 4.85% notes due June 15, 2021. Proceeds from the issuance were used to repay $300 million in term debt that matured in June 2011. The notes contain customary covenants that limit our ability to incur certain liens or enter into certain sale and lease-back transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest.

For additional information about our financing arrangements, see Note 5 of the Notes to the Consolidated Financial Statements.

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes our expected cash outflows resulting from financial contracts and commitments:

	Payments due by period
Millions of dollars	Total	2012	2013 & 2014	2015 & 2016	Thereafter
Long-term debt obligations(1)	$2,949	$510	$1,316	$791	$332
Operating lease obligations	835	184	261	176	214
Purchase obligations(2)	798	275	272	120	131
United States pension plans(3)	1,230	180	535	330	185
Foreign pension plans(4)	11	11	—	—	—
Other postretirement benefits(5)	428	58	101	92	177
Legal settlements(6)	457	385	52	20	—

Total(7)	$6,708	$1,603	$2,537	$1,529	$1,039

(1)

Interest payments related to long-term debt are included in the table above. For additional information about our financing arrangements, see Note 5 of the Notes to the Consolidated Financial Statements.

(2)	Purchase obligations include our “take-or-pay” contracts with materials vendors and minimum payment obligations to other suppliers.
(3)

Represents the minimum contributions required by law estimated based on current interest rates, asset return assumptions, legislative requirements and other actuarial assumptions at December 31, 2011. Management may elect to contribute amounts in addition to those required by law. See Note 12 of the Notes to the Consolidated Financial Statements for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

(4)	Represents required contributions to our foreign funded pension plans only. See Note 12 of the Notes to the Consolidated Financial Statements for additional information.
(5)	Represents our portion of expected benefit payments under our retiree healthcare plan.
(6)	For additional information regarding legal settlements, see Note 6 of the Notes to the Consolidated Financial Statements.
(7)

The table does not include short-term credit facility and commercial paper borrowings. For additional information about short-term borrowings, see Note 5 of the Notes to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have guarantee arrangements in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks to support purchases following its normal credit policies. If a customer were to default on its line of credit with the bank, our subsidiary would be required to satisfy the obligation with the bank and the receivable would revert back to the subsidiary. As of December 31, 2011 and 2010, the guaranteed amounts totaled $467 million and $386 million, respectively. Our subsidiary insures against credit risk for these guarantees, under normal operating conditions, through policies purchased from high-quality underwriters.

We sell banker’s acceptance drafts to financial institutions as a standard business practice in The People’s Republic of China (PRC). These drafts have certain recourse provisions afforded to transferees explicitly and under PRC laws. If a transferee were to exercise its available recourse rights, our subsidiaries in the PRC would be required to satisfy the obligation with the transferee and the draft would revert back to the subsidiary. At December 31, 2011 and 2010 the outstanding drafts transferred and outstanding totaled $47 million and $18 million, respectively. Transferees have not exercised their recourse rights against our subsidiaries during 2011 or 2010.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (GAAP) requires management to make certain estimates and assumptions. We periodically evaluate these estimates and assumptions, which are based on historical experience, changes in the business environment and other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates.

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment. The determination of our obligation and expense for these costs requires the use of certain assumptions. Those assumptions include, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. Actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and accrued liability in such future periods. While we believe that our assumptions are appropriate given current economic conditions and actual experience, significant differences in results or significant changes in our assumptions may materially affect our pension and other postretirement benefit obligations and related future expense.

Our pension and other postretirement benefit obligations at December 31, 2011 and preliminary retirement benefit costs for 2012 were prepared using the assumptions that were determined at December 31, 2011. The following table summarizes the sensitivity of our December 31, 2011 retirement obligations and 2012 retirement benefit costs of our United States plans to changes in the key assumptions used to determine those results:

Estimated increase (decrease) in
Million of dollars	Percentage Change	2012 Expense	PBO/APBO* for 2011
United States Pension Plans
Discount rate	+/-.50%	$(1)/0	$(213)/225

Expected long-term rate of return on plan assets	+/-.50%	(13)/13	—

Other Postretirement Benefit Plan
Discount rate	+/-.50%	2/(2)	(11)/11

Expected long-term rate of return on plan assets	+/-.50%	—	—

Health care cost trend rate	+/-.50%	—	5/(5)

*	Projected benefit obligation (PBO) for pension plans and accumulated postretirement benefit obligation (APBO) for other postretirement benefit plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results. For additional information about our pension and other postretirement benefit obligations, see Note 12 of the Notes to the Consolidated Financial Statements.

Income Taxes

We estimate our income taxes in each of the taxing jurisdictions in which we operate. This involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes. These differences may result in deferred tax assets or liabilities, which are included in our Consolidated Balance Sheets. We are required to assess the likelihood that deferred tax assets, which include net operating loss carryforwards, foreign tax credits and deductible temporary differences, are expected to be realizable in future years. Realization of our net operating loss and foreign tax credit deferred tax assets is supported by specific tax planning strategies and where possible considers projections of future profitability. If recovery is not more likely than not, we provide a valuation allowance based on estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income is lower than expected or if tax planning strategies are not available as anticipated, we may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if we determine that we are able to realize our deferred tax assets in the future in excess of net recorded amounts, an adjustment to the deferred tax asset will increase income in the period such determination is made.

As of December 31, 2011 and 2010, we had total deferred tax assets of $2.8 billion and $2.3 billion, respectively, net of valuation allowances of $208 million and $193 million, respectively. Our income tax benefit or expense has fluctuated considerably over the last five years from a current year tax benefit of $(436) million to tax expense of $117 million and has been influenced primarily by energy tax credits, non-taxable BEFIEX credits, audit settlements and adjustments, tax planning strategies, enacted legislation, and dispersion of global income. Future changes in the effective tax rate will be subject to several factors, including expiration of the energy tax credit legislation at December 31, 2011, remaining BEFIEX credits, business profitability, tax planning strategies, and enacted tax laws.

In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. For additional information about income taxes, see Notes 1 and 11 of the Notes to the Consolidated Financial Statements.

BEFIEX Credits

In previous years, our Brazilian operations earned tax credits under the Brazilian government’s export incentive program (BEFIEX). These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. After a favorable court decision in 2005, upheld by a December 2011 appellate court decision, we were able to recognize approximately $266 million, $225 million, and $69 million of export credits during 2011, 2010 and 2009, respectively. Export credits recognized are not subject to income taxes. We recognize exports credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. As of December 31, 2011, approximately $238 million of future cash monetization remained, including $60 million of related court awarded fees, which will be payable in subsequent years. A Brazilian law change to the inflation index tables reduced available cash monetization by $62 million in 2011.

Product Recalls

The establishment of a liability for product recalls is periodically required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units affected by the recall, is the most significant factor in estimating the total cost of each recall. To determine a response rate, we consider the population of the affected appliances based on evaluating the design issue or defective part in the appliance and the respective years in which it was included in manufacturing the appliance to determine the affected population. We also consider the type and age of the affected appliance to determine the affected population and apply historical response rates based on current and past experience factors to derive an estimated liability which is revised, as necessary, depending on our actual response rate. Differences between our assumptions and actual experience could have a material impact on our product recall reserves. For additional information about product recalls, see Note 6 of the Notes to the Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

Warranty Obligations

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and represents our best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligations. For additional information about warranty obligations, see Note 6 of the Notes to the Consolidated Financial Statements.

Goodwill and Intangibles

Certain business acquisitions have resulted in the recording of goodwill and trademark assets. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including trademark assets, based on estimated fair value, with any remaining purchase price recorded as goodwill. Most trademarks and goodwill are considered indefinite lived intangible assets and as such are not amortized. Our North America region and Embraco reporting segment in our Latin America region, have goodwill balances of $1,723 million and $4 million, respectively as of December 31, 2011. There have been no changes to our reporting units or allocations of goodwill by reporting units. We have trademark assets in our North America and Europe regions with $1,473 million and $53 million of recorded book value, respectively as of December 31, 2011. We test indefinite lived intangibles for impairment as of November 30 each year and more frequently if indicators of impairment exist.

Goodwill Valuations

Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, we perform the second step of the impairment test. In the second step, we estimate an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

We estimate fair value using the best information available to us, including market information and discounted cash flow projections also referred to as the income approach. The income approach uses a reporting unit’s projection of estimated operating results and cash flows that is discounted using a weighted-average cost of capital that is determined based on current market conditions. The projection uses management’s best estimates of economic and market conditions over the projected period including growth rates in sales, costs and number of units, estimates of future expected changes in operating margins and cash expenditures. Other estimates and assumptions include terminal value growth rates, future estimates of capital expenditures and changes in future working capital requirements. We validate our estimates of fair value under the income approach by comparing the values to fair value estimates using a market approach. A market approach estimates fair value by applying cash flow multiples to the reporting unit’s operating performance. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics of the reporting units. Finally, we consider the implied control premium and conclude whether the implied control premium is reasonable based on other recent market transactions.

Based on the results of the step one impairment test performed as of November 30, 2011, no impairment of goodwill was determined to exist. The estimated fair value of our North America operating segment exceeded its carrying value by approximately 11%.

Significant Assumptions in Evaluating Goodwill

Our methodology for evaluating goodwill for impairment has not changed since our impairment test performed as of November 30, 2010. We have updated our cash flow projections discussed above based on our current long range plan. Adverse changes in the operating environment for the home appliance industry, an increase in the discount rate or our inability to meet the operating margins at the forecasted rates may result in future impairment charges.

•

Forecasted cash flows used in the discounted cash flow model are based on our long range plan for the next four years and include a 2% residual growth rate thereafter. The residual growth rate was based on the compound average growth rate for the United States T-7 appliance industry (T-7 refers to the following appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors) over a 25 year period, and was also consistent with commercially available industry market value and volume forecasts. The undiscounted cash flows for the first four years used in the model declined

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

from the projections used in 2010 as a result of a slowdown in industry demand and higher material and oil-related costs encountered during 2011. We have announced price increases to address the material and oil-related cost increases and are forecasting an improvement in our North America operating margins from approximately 4% of net sales in 2011 to in excess of 8% of net sales within our long range planning period. We performed a sensitivity analysis on our estimated fair value using the income approach, noting that a reduction in our operating profit margin in the terminal year of 100 basis points would result in failure of the first step of the impairment test.

•

The discount rate of 10.5% used in our discounted cash flow model, as of the November 30, 2011 assessment, was developed using the capital asset pricing model through which a weighted average cost of capital was derived. The discount rate was estimated using the risk free rate, market risk premium, and cost of debt prevalent as of the valuation date. The Beta and capital structure were estimated based on an analysis of comparable guideline companies. In addition, a risk premium was included to account for the risks inherent in the cash flows and to reconcile the fair value indicated by the discounted cash flow model to Whirlpool’s public market equity value at November 30, 2011. We performed sensitivity analysis on our estimated fair value using the income approach, noting that an increase in the discount rate of approximately 100 basis points would result in failure of the first step of the impairment test.

Intangible Valuations

The fair value of our trademarks are estimated and compared to the carrying value. We estimate the fair value of these intangible assets using the relief-from-royalty method, which requires assumptions related to projected revenues from our annual long-range plan; assumed royalty rates that could be payable if we did not own the trademarks; and a discount rate. We recognize an impairment loss when the estimated fair value of the indefinite-lived intangible asset is less than its carrying value.

Based on the results of our impairment test performed as of November 30, 2011, no impairment of trademarks was determined to exist. The fair values for all of our trademarks tested exceed their carrying values by more than 7% with the exception of one trademark which has a carrying value of $14 million.

Significant Assumptions in Evaluating Trademarks

In assessing trademarks for impairment, significant assumptions used in our relief from royalty model as of November 30, 2011 included revenue growth rates, assumed royalty rates and the discount rate. During 2011, we have not performed any interim impairment tests as none of the triggering events contained in guidance within ASC 350 “Intangibles—Goodwill and Other” have occurred.

•

Revenue growth rates relate to projected revenues from our annual long range plan and vary from brand to brand. Similar to our goodwill projections, adverse changes in the operating environment for the appliance industry or our inability to grow revenues at the forecasted rates may result in a future impairment charge. We performed sensitivity analysis on our estimated fair value noting that a 10% reduction of forecasted revenues would result in an impairment of approximately $10 million.

•

In determining royalty rates for the valuation of our trademarks, we considered factors that affect the intrinsic royalty rates that would hypothetically be paid for the use of the trademark. The most significant factors in determining the intrinsic royalty rates include the overall role and importance of the trademarks in the particular industry, the profitability of the products utilizing the trademarks, and the position of the trademarked products in a given market segment. Based on this analysis, we determined royalty rates of 2-3% for our value brands, 4% for our mass market brands and 6% for our super premium brand. We performed sensitivity analysis on our estimated fair value noting that a reduction of the royalty rates used for the valuation of 100 basis points would result in an impairment of approximately $260 million.

•

In developing discount rates for the valuation of our trademarks, we used the industry average weighted average cost of capital as the base adjusted for the higher relative level of risks associated with doing business in other countries, as applicable, as well as the higher relative levels of risks associated with intangible assets. Based on this analysis, we determined discount rates ranging from 9.5% to 11%. We performed sensitivity analysis on our estimated fair value noting that an increase in the discount rates used for the valuation of 100 basis points would result in an impairment of approximately $75 million.

Many of the factors used in assessing fair value are outside the control of management and it is reasonably likely that assumptions and estimates can change in future periods. These changes can result in future impairments.

For additional information about goodwill and intangible valuations, see Note 2 of the Notes to the Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

ISSUED BUT NOT YET EFFECTIVE ACCOUNTING PRONOUNCEMENTS

In September 2011, the Financial Accounting Standards Board (“FASB”) amended Accounting Standards Codification (“ASC”) 350, “Intangibles-Goodwill and Other”. Under the amendment, an entity may assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If determined to be necessary, the two-step impairment test shall be used to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized, if any. The amendment is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted the provisions of this amendment on January 1, 2012 which did not have a material impact on our consolidated financial statements.

In June 2011, the Financial Accounting Standards Board (“FASB”) amended Accounting Standards Codification (“ASC”) 220, “Presentation of Comprehensive Income.” This amendment will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amended guidance, which must be applied retroactively, is effective for interim and annual periods beginning after December 15, 2011, with earlier adoption permitted. In addition, in December 2011, the FASB issued an amendment to this accounting standard which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. We adopted the provisions of this amendment on January 1, 2012 which did not have a material impact on our consolidated financial statements.

In May 2011, the FASB amended ASC 820, “Fair Value Measurement.” This amendment is intended to result in convergence between U.S. GAAP and International Financial Reporting Standards (“IFRS”) requirements for measurement of and disclosures about fair value. This guidance clarifies the application of existing fair value measurements and disclosures, and changes certain principles or requirements for fair value measurements and disclosures. The amendment is effective for interim and annual periods beginning after December 15, 2011. We adopted the provisions of this amendment on January 1, 2012 which did not have a material impact on our consolidated financial statements.

MARKET RISK

We have in place an enterprise risk management process that involves systematic risk identification and mitigation covering the categories of enterprise, strategic, financial, operation and compliance and reporting risk. The enterprise risk management process receives Board of Directors and Management oversight, drives risk mitigation decision-making and is fully integrated into our internal audit planning and execution cycle.

We are exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect our operating results and overall financial condition. We manage exposure to these risks through our operating and financing activities and, when deemed appropriate, through the use of derivatives. Derivatives are viewed as risk management tools and are not used for speculation or for trading purposes. Derivatives are generally contracted with a diversified group of investment grade counterparties to reduce exposure to nonperformance on such instruments.

We use foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2011, a 10% favorable or unfavorable exchange rate movement in each currency in our portfolio of foreign currency contracts would have resulted in an incremental unrealized gain or loss of approximately $185 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the re-measurement of the underlying exposures.

We enter into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases, the prices of which are not fixed directly through supply contracts. As of December 31, 2011, a 10% favorable or unfavorable shift in commodity prices would have resulted in an incremental gain or loss of approximately $32 million, respectively, related to these contracts.

We occasionally enter into interest rate swaps to hedge interest rate risk associated with debt. As of December 31, 2011, a 10% favorable or unfavorable shift in treasury bond yields would have resulted in an incremental gain or loss of approximately $4 million, respectively, related to these contracts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

OTHER MATTERS

Embraco Antitrust Matters

Beginning in February 2009, our compressor business headquartered in Brazil (“Embraco”) was notified of investigations of the global compressor industry by government authorities in various jurisdictions. In 2011, Embraco sales represented approximately 8% of our global net sales.

Government authorities in Brazil, Europe, the United States, and other jurisdictions have entered into agreements with Embraco and concluded their investigations. In connection with these agreements, Embraco has acknowledged violations of antitrust law with respect to the sale of compressors at various times from 2004 through 2007 and agreed to pay fines or settlement payments. In connection with these agreements and other Embraco antitrust matters, we have incurred, in the aggregate, charges of approximately $315 million, including fines, defense costs and other expenses. These charges have been recorded within interest and sundry income (expense). At December 31, 2011, $189 million remains accrued, and installment payments of $172 million, plus interest, remain to be made to government authorities at various times through 2015.

Since the government investigations commenced in February 2009, Embraco has been named as a defendant in related antitrust lawsuits in various jurisdictions seeking damages in connection with the pricing of compressors from 1996 to 2009. Several other compressor manufacturers who are the subject of the government investigations have also been named as defendants in the litigation. United States federal lawsuits instituted on behalf of purported purchasers and containing class action allegations have been combined in one proceeding in the United States District Court for the Eastern District of Michigan. Lawsuits containing class action allegations are also pending in Canada. Additional lawsuits may be filed by purported purchasers.

We continue to work toward resolution of ongoing government investigations in other jurisdictions, to defend the related antitrust lawsuits and to take other actions to minimize our potential exposure. The final outcome and impact of these matters, and any related claims and investigations that may be brought in the future are subject to many variables, and cannot be predicted. We establish accruals only for those matters where we determine that a loss is probable and the amount of loss can be reasonably estimated. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with these matters, such costs could have a material adverse effect on our financial position, liquidity, or results of operations.

Brazilian Collection Dispute

We reached an agreement on June 22, 2011 to settle all claims arising from our long-standing dispute in Brazil with Banco Safra S.A. Such settlement was subsequently approved by a Brazilian court on July 8, 2011. Pursuant to the settlement, our subsidiary agreed to pay Banco Safra S.A. 959 million Brazilian reais, in two installments, the first of 469 million reais (equivalent to $301 million) was made on July 14, 2011, and the second of 490 million reais (equivalent to $275 million) was made during January 2012. At December 31, 2011 the outstanding accrual related to the final installment translated to approximately $261 million. The settlement amount was funded from available cash.

Operating Tax Matter

In 2009, we entered into a settlement with the Brazilian tax authority to resolve a dispute regarding tax credits on the purchase of raw materials used in production (“IPI tax credits”) and other disputed tax amounts. As a result of this settlement agreement, we recorded charges net of tax of $34 million in 2009. The settlement is in the process of being ratified by the Brazilian tax authority.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

Other Litigation

We are currently defending against numerous class action lawsuits in various jurisdictions in the United States and Canada relating to certain of our front load washing machines. The complaints in these lawsuits generally allege violations of state consumer fraud acts, unjust enrichment, and breach of warranty. The complaints generally seek unspecified compensatory, consequential and punitive damages. We believe these suits are without merit and intend to vigorously defend them. At this point, the Company cannot reasonably estimate a possible range of loss, if any.

In addition, we are currently defending a number of other class action suits in federal and state courts related to the manufacturing and sale of our products and alleging claims which include breach of contract, breach of warranty, product defect, fraud, violation of federal and state consumer protection acts and negligence. We are also involved in various other legal actions arising in the normal course of business. We dispute the merits of these suits and actions, and intend to vigorously defend them. Management believes, based upon its current knowledge, after taking into consideration legal counsel’s evaluation of such suits and actions discussed, and after taking into account current litigation reserves, that the outcome of these matters currently pending against Whirlpool should not have a material adverse effect, if any, on our Consolidated Financial Statements.

Antidumping Petitions

The U.S. Department of Commerce and the U.S. International Trade Commission have initiated investigations in response to our antidumping and countervailing duty petitions against bottom-mount refrigerators from South Korea and an antidumping petition against the same product from Mexico. The purpose of these petitions is to establish conditions of fair competition in the U.S. market that will support significant investment and innovation in the production of high-end refrigerators in the United States and the U.S. jobs created by that production. The Whirlpool products affected by this case are made in Amana, Iowa, where Whirlpool employs approximately 2,000 people. The U.S. International Trade Commission made a unanimous preliminary determination that imports from South Korea and Mexico caused material injury to the domestic industry. The U.S. Department of Commerce issued a preliminary determination that certain respondents violated U.S and international trade laws by dumping bottom-mount refrigerators in the United States. Based on the information submitted by the respondents, the U.S. Department of Commerce made a preliminary determination that no countervailable duties are being provided by the South Korean government, but subsequently modified the preliminary determination by finding certain countervailable duties against a particular respondent. Final decisions on these matters, following completion of the investigations, including audits of the respondents’ books and records, are currently expected in the first half of 2012.

In December 2011, we submitted petitions requesting that the U.S. Department of Commerce and the U.S. International Trade Commission initiate antidumping and countervailing duty investigations against large residential washers from South Korea, and an antidumping investigation against the same products from Mexico. The purpose of these petitions is to establish conditions of fair competition in the U.S. market that will support significant investment and innovation in the production of large residential washers in the United States and the U.S. jobs created by that production. The Whirlpool products affected by this case are made in Clyde, Ohio, where Whirlpool employs approximately 3,500 people. The U.S. International Trade Commission made a preliminary determination that imports from South Korea and Mexico caused material injury to the domestic industry. Final decisions on these matters, following completion of the investigations, including audits of the respondents’ books and records are currently expected in the first half of 2013.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this annual report, including those within the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by us or on our behalf do not relate strictly to historical or current facts and may contain forward-looking statements that reflect

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS - (CONTINUED)

our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “may,” “could,” “will,” “should,” “possible,” “plan,” “predict,” “forecast,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “may impact,” “on track,” and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations.

We undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these and other factors can be found in “Risk Factors” in Item 1A of this report

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,

(Millions of dollars, except per share data)

	2011	2010	2009
Net sales	$18,666	$18,366	$17,099
Expenses
Cost of products sold	16,089	15,652	14,713

Gross margin	2,577	2,714	2,386

Selling, general and administrative	1,621	1,604	1,544
Intangible amortization	28	28	28
Restructuring costs	136	74	126

Operating profit	792	1,008	688
Other income (expense)
Interest and sundry income (expense)	(607)	(197)	(176)
Interest expense	(213)	(225)	(219)

Earnings (loss) before income taxes	(28)	586	293
Income tax benefit	(436)	(64)	(61)

Net earnings	408	650	354
Less: Net earnings available to noncontrolling interests	18	31	26

Net earnings available to Whirlpool	$390	$619	$328

Per share of common stock
Basic net earnings available to Whirlpool	$5.07	$8.12	$4.39

Diluted net earnings available to Whirlpool	$4.99	$7.97	$4.34

Dividends	$1.93	$1.72	$1.72

Weighted-average shares outstanding (in millions)
Basic	76.8	76.2	74.6
Diluted	78.1	77.6	75.6

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

At December 31,

(Millions of dollars, except share data)

	2011	2010
Assets
Current assets
Cash and equivalents	$1,109	$1,368
Accounts receivable, net of allowance of $61 and $66, respectively	2,105	2,278
Inventories	2,354	2,792
Deferred income taxes	248	204
Prepaid and other current assets	606	673

Total current assets	6,422	7,315

Property, net of accumulated depreciation of $6,146 and $6,660, respectively	3,102	3,134
Goodwill	1,727	1,731
Other intangibles, net of accumulated amortization of $177 and $146, respectively	1,757	1,789
Deferred income taxes	1,893	1,305
Other noncurrent assets	280	310

Total assets	$15,181	$15,584

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,512	$3,660
Accrued expenses	951	671
Accrued advertising and promotions	429	426
Employee compensation	365	467
Notes payable	1	2
Current maturities of long-term debt	361	312
Other current liabilities	678	611

Total current liabilities	6,297	6,149

Noncurrent liabilities
Long-term debt	2,129	2,195
Pension benefits	1,487	1,519
Postretirement benefits	430	610
Other noncurrent liabilities	558	791

Total noncurrent liabilities	4,604	5,115

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million shares issued and 76 million shares outstanding	106	106
Additional paid-in capital	2,201	2,156
Retained earnings	4,922	4,680
Accumulated other comprehensive loss	(1,226)	(893)
Treasury stock, 30 million shares	(1,822)	(1,823)

Total Whirlpool stockholders’ equity	4,181	4,226

Noncontrolling interests	99	94

Total stockholders’ equity	4,280	4,320

Total liabilities and stockholders’ equity	$15,181	$15,584

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,

(Millions of dollars)

	2011	2010	2009
Operating activities
Net earnings	$408	$650	$354
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	558	555	525
Curtailment gain	(35)	(62)	(92)
Increase (decrease) in LIFO inventory reserve	54	4	(41)
Brazilian collection dispute	144	63	46
Changes in assets and liabilities:
Accounts receivable	(15)	187	(286)
Inventories	283	(595)	578
Accounts payable	25	341	326
Accrued advertising and promotions	14	(47)	21
Product recall	(15)	13	(37)
Taxes deferred and payable, net	(573)	(94)	(112)
Accrued pension	(280)	(16)	(84)
Employee compensation	(59)	(6)	213
Other	21	85	139

Cash provided by operating activities	530	1,078	1,550

Investing activities
Capital expenditures	(608)	(593)	(541)
Proceeds from sale of assets	23	17	77
Investment in related businesses	(7)	(18)	(35)
Proceeds from sale of brand	—	15	—
Acquisition of brand	—	(27)	—
Other	(4)	—	—

Cash used in investing activities	(596)	(606)	(499)

Financing activities
Repayments of long-term debt	(313)	(379)	(210)
Common stock issued	14	72	21
Dividends paid	(148)	(132)	(128)
Purchase of noncontrolling interest shares	—	(12)	—
Net repayments from short-term borrowings	(2)	(20)	(362)
Proceeds from borrowings of long-term debt	300	2	872
Other	(17)	(26)	(49)

Cash (used in) provided by financing activities	(166)	(495)	144

Effect of exchange rate changes on cash and equivalents	(27)	11	39

(Decrease) increase in cash and equivalents	(259)	(12)	1,234
Cash and equivalents at beginning of year	1,368	1,380	146

Cash and equivalents at end of year	$1,109	$1,368	$1,380

Supplemental disclosure of cash flow information
Cash paid for interest	$208	$218	$209
Cash paid for income taxes	$136	$31	$51

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31,

(Millions of dollars)

		Whirlpool Stockholders’ Equity
	Total	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock/ Additional Paid- in-Capital	Common Stock	Non- Controlling Interests
Balances, December 31, 2008	$3,073	$3,993	$(1,259)	$168	$104	$67
Comprehensive income
Net earnings	354	328	—	—	—	26
Other comprehensive income	409	—	391	—	—	18

Comprehensive income	763

Stock issued	67	—	—	66	1	—
Dividends declared	(143)	(128)	—	—	—	(15)

Balances, December 31, 2009	3,760	4,193	(868)	234	105	96
Comprehensive income
Net earnings	650	619	—	—	—	31
Other comprehensive income (loss)	(22)	—	(25)	—	—	3

Comprehensive income	628

Purchase of noncontrolling interest	(12)	—	—	(3)	—	(9)
Stock issued	103	—	—	102	1	—
Dividends declared	(159)	(132)	—	—	—	(27)

Balances, December 31, 2010	4,320	4,680	(893)	333	106	94
Comprehensive income
Net earnings	408	390	—	—	—	18
Other comprehensive income (loss)	(338)	—	(333)	—	—	(5)

Comprehensive income	70

Stock issued	46	—	—	46	—	—
Dividends declared	(156)	(148)	—	—	—	(8)

Balances, December 31, 2011	$4,280	$4,922	$(1,226)	$379	$106	$99

The accompanying notes are an integral part of these Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

General Information

Whirlpool Corporation, a Delaware corporation, is the world’s leading manufacturer and marketer of major home appliances. We manufacture appliances in 12 countries under 13 principal brand names in four geographic operating segments and market products in nearly every country around the world. Our Consolidated Financial Statements include all majority-owned subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Reclassifications

We reclassified certain prior period amounts in our Consolidated Financial Statements to be consistent with current period presentation. The effect of these reclassifications is not material.

Use of Estimates

We are required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer as determined by the shipping terms. For the majority of our sales, title is transferred to the customer as soon as products are shipped. For a portion of our sales, title is transferred to the customer upon receipt of products at the customer’s location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

We carry accounts receivable at sales value less an allowance for doubtful accounts. We periodically evaluate accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. We evaluate items on an individual basis when determining accounts receivable write-offs. Our policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.

Freight and Warehousing Costs

We classify freight and warehousing costs within cost of products sold in our Consolidated Statements of Income.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (“FIFO”) cost, except United States production inventories, which are stated at last-in, first-out (“LIFO”) cost, and Latin America and Asia inventories, which are stated at average cost. Costs do not exceed net realizable values. See Note 4 for additional information about inventories.

Property

Property is stated at cost, net of accumulated depreciation. For production machinery and equipment, we record depreciation based on units produced, unless units produced drop below a minimum threshold at which point depreciation is recorded using the straight-line method. For nonproduction assets, we depreciate costs based on the straight-line method. Depreciation expense for property was $530 million, $527 million and $497 million in 2011, 2010 and 2009, respectively.

The following table summarizes our property as of December 31, 2011 and 2010:

Millions of dollars	2011	2010	Estimated Useful Life
Land	$76	$74	n/a
Buildings	1,208	1,218	25 to 50 years
Machinery and equipment	7,964	8,502	3 to 25 years
Accumulated depreciation	(6,146)	(6,660)

Property, net	$3,102	$3,134

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

We classify gains and losses associated with asset dispositions in the same line item as the underlying depreciation of the disposed asset in the Consolidated Statements of Income. We retired approximately $600 million and $80 million of machinery and equipment no longer in use during 2011 and 2010. Net gains and losses recognized in cost of products sold were nominal for 2011, 2010 and 2009.

We record impairment losses on long-lived assets when events and circumstances indicate the assets may be impaired and the estimated future cash flows generated by those assets are less than their carrying amounts. There were no significant impairments recorded during 2011, 2010 and 2009.

Goodwill and Other Intangibles

Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, we perform the second step of the impairment test. In the second step, we estimate an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

In assessing the fair value of trademarks, we utilize a relief from royalty method. If the carrying amount of a trademark exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Considerable judgment is necessary to estimate key assumptions involved in valuing our trademarks, including projected revenues, royalty rates and applicable discount rates.

Definite lived intangible assets are amortized over their estimated useful life ranging from 3 to 18 years. See Note 2 for additional information about goodwill and intangible assets.

Accounts Payable Outsourcing

We offer our suppliers access to third party payables processors. Independent of Whirlpool, the processors allow suppliers to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no economic interest in the sale of these receivables and no direct financial relationship with the financial institutions concerning these services. All of our obligations, including amounts due, remain to our suppliers as stated in our supplier agreements. As of December 31, 2011 and 2010, approximately $952 million and $916 million, respectively, have been sold by suppliers to participating financial institutions.

Derivative Financial Instruments

We use derivative instruments designated as cash flow and fair value hedges to manage our exposure to the volatility in material costs, foreign currency and interest rates on certain debt instruments. Changes in the fair value of derivative assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that qualify for hedge accounting, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation. For a derivative instrument designated as a fair value hedge, the gain or loss on the derivative is recognized in earnings in the period of change in fair value together with the offsetting gain or loss on the hedged item. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of Other Comprehensive Income and is subsequently recognized in earnings when the hedged exposure affects earnings. For a derivative instrument designated as a hedge of a net investment in a foreign operation, the effective portion of the derivative’s gain or loss is reported in Other Comprehensive Income as part of the cumulative translation adjustment. Changes in fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in current net earnings. See Note 7 for additional information about hedges and derivative financial instruments.

Foreign Currency Translation

Foreign currency denominated assets and liabilities are translated into United States dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of Other Comprehensive Income (loss) within stockholders’ equity. The results of operations of foreign subsidiaries are translated at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in net earnings.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Research and Development Costs

Research and development costs are charged to expense as incurred and totaled $578 million, $532 million and $500 million in 2011, 2010 and 2009, respectively.

Advertising Costs

Advertising costs are charged to expense when the advertisement is first communicated and totaled $275 million, $235 million and $211 million in 2011, 2010 and 2009, respectively.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period of enactment date.

We recognize, in other current and noncurrent liabilities, in the Consolidated Balance Sheet, effects of an uncertain income tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination. We accrue for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested. See Note 11 for additional information about income taxes.

Stock Based Compensation

We recognize stock based compensation expense based on the grant date fair value of the award over the period during which an employee is required to provide service in exchange for the award (generally the vesting period). The fair value of stock options is determined using the Black-Scholes option-pricing model, which incorporates assumptions regarding the risk-free interest rate, expected volatility, expected option life and dividend yield. Stock options are granted with an exercise price equal to the stock price on the date of grant. The fair value of restricted stock units and performance stock units is based on the closing market price of Whirlpool common stock on the grant date. See Note 9 for additional information about stock based compensation.

BEFIEX Credits

In previous years, our Brazilian operations earned tax credits under the Brazilian government’s export incentive program (BEFIEX). These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. After a favorable court decision in 2005, upheld by a December 2011 appellate court decision, we were able to recognize approximately $266 million, $225 million, and $69 million of export credits during 2011, 2010 and 2009, respectively. Export credits recognized are not subject to income taxes. We recognize export credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. As of December 31, 2011, approximately $238 million of future cash monetization remained, including $60 million of related court awarded fees, which will be payable in subsequent years. A Brazilian law change to the inflation index tables reduced available cash monetization by $62 million in 2011.

Product Warranty and Recall Reserves

Product warranty reserves are generally established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

Issued but Not Yet Effective Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) amended Accounting Standards Codification (“ASC”) 350, “Intangibles-Goodwill and Other”. Under the amendment, an entity may assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If determined to be necessary, the two-step impairment test shall be used to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized, if any. The amendment is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted the provisions of this amendment on January 1, 2012 which did not have a material impact on our consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

In June 2011, the Financial Accounting Standards Board (“FASB”) amended Accounting Standards Codification (“ASC”) 220, “Presentation of Comprehensive Income.” This amendment will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amended guidance, which must be applied retroactively, is effective for interim and annual periods beginning after December 15, 2011, with earlier adoption permitted. In addition, in December 2011, the FASB issued an amendment to this accounting standard which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. We adopted the provisions of this amendment on January 1, 2012 which did not have a material impact on our consolidated financial statements.

In May 2011, the FASB amended ASC 820, “Fair Value Measurement.” This amendment is intended to result in convergence between U.S. GAAP and International Financial Reporting Standards (“IFRS”) requirements for measurement of and disclosures about fair value. This guidance clarifies the application of existing fair value measurements and disclosures, and changes certain principles or requirements for fair value measurements and disclosures. The amendment is effective for interim and annual periods beginning after December 15, 2011. We adopted the provisions of this amendment on January 1, 2012 which did not have a material impact on our consolidated financial statements.

(2)	GOODWILL AND OTHER INTANGIBLES

We evaluated our goodwill and indefinite lived trademarks for impairment as of November 30, 2011. Based on the results of our test, no impairment of goodwill or our trademarks was determined to exist.

Goodwill

The following table summarizes the net carrying amount of goodwill by operating segment:

Millions of dollars	North America	Latin America	Total
December 31, 2009	$1,724	$5	$1,729
Revision of estimated Maytag operations exit costs	(1)	—	(1)
Foreign currency translation	4	(1)	3

December 31, 2010	1,727	4	1,731
Revision of estimated Maytag operations exit costs	(2)	—	(2)
Foreign currency translation	(2)	—	(2)

December 31, 2011	$1,723	$4	$1,727

Other Intangible Assets

The following table summarizes other intangible assets at December 31, 2011 and 2010:

	2011			2010
Millions of dollars	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets with finite lives:
Customer relationships [1]	$353	$(159)	$194	$341	$(131)	$210
Patents and non-compete agreements [2]	55	(18)	37	59	(15)	44

Total other intangible assets, finite lives	$408	$(177)	$231	$400	$(146)	$254
Trademarks, indefinite lives	1,526	—	1,526	1,535	—	1,535

Total other intangible assets	$1,934	$(177)	$1,757	$1,935	$(146)	$1,789

1	Customer relationships have an estimated useful life of 18 years
2	Patents and non-compete agreements have an estimated useful life of 3 to 10 years

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The following table summarizes our future estimated amortization expense by year:

Millions of dollars
2012	$33
2013	31
2014	21
2015	18
2016	16

(3)	FAIR VALUE MEASUREMENTS

Fair value is measured based on an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tiered fair value hierarchy is established, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets that are observable, either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. We had no Level 3 assets or liabilities at December 31, 2011 and 2010.

Assets and liabilities measured at fair value using the market approach valuation technique. This technique uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and 2010 are as follows:

	Total Cost Basis		Quoted Prices In Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Total Fair Value
Millions of dollars	2011	2010	2011	2010	2011	2010	2011	2010
Money market funds (1)	$340	$414	$340	$414	$—	$—	$340	$414
Net derivative contracts	—	—	—	—	(57)	125	(57)	125
Available for sale investments	21	27	15	25	—	—	15	25

(1)	Money market funds are primarily comprised of United States government obligations.

(4)	INVENTORIES

The following table summarizes our inventory at December 31, 2011 and 2010:

Millions of dollars	2011	2010
Finished products	$2,016	$2,314
Work in process	41	37
Raw materials	500	590

	2,557	2,941
Less: excess of FIFO cost over LIFO cost	(203)	(149)

Total inventories	$2,354	$2,792

LIFO inventories represented 41% and 43% of total inventories at December 31, 2011 and 2010, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(5)	FINANCING ARRANGEMENTS

Debt

The following table summarizes our debt at December 31, 2011 and 2010:

Millions of dollars	2011	2010
Senior note—6.125%, maturing 2011	$—	$300
Senior note—8.0%, maturing 2012	350	350
Medium-term note—5.5%, maturing 2013	500	500
Maytag medium-term note—6.5% maturing 2014	101	101
Senior note—8.6%, maturing 2014	500	500
Maytag medium-term note—5.0% maturing 2015	195	193
Senior note—6.5%, maturing 2016	249	249
Debentures—7.75%, maturing 2016	244	244
Senior note—4.85%, maturing 2021	300	—
Other (various maturing through 2019)	51	70

	2,490	2,507
Less current maturities	361	312

Total long-term debt, net of current maturities	$2,129	$2,195

The following table summarizes the contractual maturities of our debt, including current maturities, at December 31, 2011:

Millions of dollars
2012	$361
2013	511
2014	610
2015	204
2016	502
Thereafter	302

Total long-term debt, including current maturities	$2,490

The fair value of long-term debt (including current maturities) at December 31, 2011 and 2010 was $2,670 million and $2,716 million, respectively, and was estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of borrowing arrangements.

On June 7, 2011, we completed a debt offering of $300 million principal amount of 4.85% notes due June 15, 2021 (the “2021 Notes”). The proceeds from the 2021 Notes were used to repay $300 million of 6.125% notes that matured on June 15, 2011. The 2021 Notes contain covenants that limit our ability to incur certain liens or enter into certain sale and lease-back transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the 2021 Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest. The 2021 Notes are registered under the Securities Act of 1933, as amended, pursuant to our Registration Statement on Form S-3 (File No. 333-157392) filed with the Securities and Exchange Commission on February 19, 2009.

On June 28, 2011, we entered into an Amended and Restated Long-Term Credit Agreement (the “Facility”). The Facility amended, restated, and extended our previous credit facility, that was scheduled to mature on August 13, 2012. The total commitment increased from $1.35 billion to $1.725 billion and the maturity date was extended to June 28, 2016. The Facility includes a letter of credit sublimit of $200 million. Borrowings under the Facility are available to us and our designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under the Facility, if any, are guaranteed by Whirlpool Corporation. Interest under the Facility accrues at a variable annual rate based on LIBOR plus a margin or the prime rate plus a margin. The margin is dependent on our credit rating at that time. At December 31, 2011, the margin was as follows: (1) 1.625% over LIBOR; (2) 0.625% over the prime rate; and (3) the unused commitment fee was 0.25%. At December 31, 2011 and 2010 we had no borrowings outstanding under either facilities. We were in compliance with financial covenant requirements at December 31, 2011 and 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The Facility requires us to meet certain financial tests. Whirlpool’s maximum rolling twelve month Leverage Ratio (defined in the Facility) is limited to 3.25 to 1.0 for each fiscal quarter. The rolling twelve month Interest Coverage Ratio (defined in the Facility) is required to be greater than or equal to 3.0 to 1.0 for each fiscal quarter.

We paid lenders under the Facility an up-front fee of approximately $5 million, which combined with the unamortized deferred fees from the previous credit facility are being amortized over the remaining term of the Facility.

In December 2011 we obtained a committed credit facility in Brazil. The credit facility provides borrowings up to 700 million Brazilian reais (approximately $373 million as of December 31, 2011), with certain restrictions on the amount available for each draw. The credit facility contains no financial covenants. As of December 31, 2011 we had no borrowings outstanding under this credit agreement.

Notes Payable

Notes payable consist of short-term borrowings payable to banks and commercial paper used to fund working capital requirements. The fair value of our notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted-average interest rate on notes payable was 3.51% and 2.50% for the years ended December 31, 2011 and 2010, respectively. We had no commercial paper outstanding at December 31, 2011 and 2010.

(6)	COMMITMENTS AND CONTINGENCIES

Embraco Antitrust Matters

Beginning in February 2009, our compressor business headquartered in Brazil (“Embraco”) was notified of investigations of the global compressor industry by government authorities in various jurisdictions. In 2011, Embraco sales represented approximately 8% of our global net sales.

Government authorities in Brazil, Europe, the United States, and other jurisdictions have entered into agreements with Embraco and concluded their investigations. In connection with these agreements, Embraco has acknowledged violations of antitrust law with respect to the sale of compressors at various times from 2004 through 2007 and agreed to pay fines or settlement payments. In connection with these agreements and other Embraco antitrust matters, we have incurred, in the aggregate, charges of approximately $315 million, including fines, defense costs and other expenses. These charges have been recorded within interest and sundry income (expense). At December 31, 2011, $189 million remains accrued, and installment payments of $172 million, plus interest, remain to be made to government authorities at various times through 2015.

Since the government investigations commenced in February 2009, Embraco has been named as a defendant in related antitrust lawsuits in various jurisdictions seeking damages in connection with the pricing of compressors from 1996 to 2009. Several other compressor manufacturers who are the subject of the government investigations have also been named as defendants in the litigation. United States federal lawsuits instituted on behalf of purported purchasers and containing class action allegations have been combined in one proceeding in the United States District Court for the Eastern District of Michigan. Lawsuits containing class action allegations are also pending in Canada. Additional lawsuits may be filed by purported purchasers.

We continue to work toward resolution of ongoing government investigations in other jurisdictions, to defend the related antitrust lawsuits and to take other actions to minimize our potential exposure. The final outcome and impact of these matters, and any related claims and investigations that may be brought in the future are subject to many variables, and cannot be predicted. We establish accruals only for those matters where we determine that a loss is probable and the amount of loss can be reasonably estimated. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with these matters, such costs could have a material adverse effect on our financial position, liquidity, or results of operations.

Brazilian Collection Dispute

We reached an agreement on June 22, 2011 to settle all claims arising from our long-standing dispute in Brazil with Banco Safra S.A. Such settlement was subsequently approved by a Brazilian court on July 8, 2011. Pursuant to the settlement, our subsidiary agreed to pay Banco Safra S.A. 959 million Brazilian reais, in two installments, the first of 469 million reais (equivalent to $301 million) was made on July 14, 2011, and the second of 490 million reais (equivalent to $275 million) was made during January 2012. At December 31, 2011 the outstanding accrual related to the final installment translated to approximately $261 million. The settlement amount was funded from available cash.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Operating Tax Matter

In 2009, we entered into a settlement with the Brazilian tax authority to resolve a dispute regarding tax credits on the purchase of raw materials used in production (“IPI tax credits”) and other disputed tax amounts. As a result of this settlement agreement, we recorded charges net of tax of $34 million in 2009. The settlement is in the process of being ratified by the Brazilian tax authority.

Other Litigation

We are currently defending against numerous class action lawsuits in various jurisdictions in the United States and Canada relating to certain of our front load washing machines. The complaints in these lawsuits generally allege violations of state consumer fraud acts, unjust enrichment, and breach of warranty. The complaints generally seek unspecified compensatory, consequential and punitive damages. We believe these suits are without merit and intend to vigorously defend them. At this point, the Company cannot reasonably estimate a possible range of loss, if any.

In addition, we are currently defending a number of other class action suits in federal and state courts related to the manufacturing and sale of our products and alleging claims which include breach of contract, breach of warranty, product defect, fraud, violation of federal and state consumer protection acts and negligence. We are also involved in various other legal actions arising in the normal course of business. We dispute the merits of these suits and actions, and intend to vigorously defend them. Management believes, based upon its current knowledge, after taking into consideration legal counsel’s evaluation of such suits and actions discussed, and after taking into account current litigation reserves, that the outcome of these matters currently pending against Whirlpool should not have a material adverse effect, if any, on our Consolidated Financial Statements.

Product Warranty and Recall Reserves

The following table summarizes the changes in product warranty and recall reserves for the periods ending December 31, 2011 and 2010:

	Product Warranty		Product Recall		Total
Millions of dollars	2011	2010	2011	2010	2011	2010
Balance at January 1	$202	$187	$15	$2	$217	$189
Issuances/accruals during the period	344	349	—	78	344	427
Settlements made during the period	(355)	(343)	(6)	(65)	(361)	(408)
Other changes	—	9	(9)	—	(9)	9

Balance at December 31	$191	$202	$—	$15	$191	$217

Current portion	$157	$159	$—	$15	$157	$174
Non-current portion	34	43	—	—	34	43

Total	$191	$202	$—	$15	$191	$217

Product warranty and recall reserves are included within other current and other noncurrent liabilities in our Consolidated Balance Sheets.

During the first quarter in 2010 we accrued $75 million related to a recall of 1.8 million dishwashers sold in the United States and Canada between 2006 and 2010. The recall is due to an electrical failure in the dishwasher’s heating element. During 2011, we revised the total cost of this recall from $75 million to $66 million, as a result of lower than expected costs. These amounts were recorded in cost of products sold. There are no remaining amounts accrued.

In 2009, we announced a voluntary recall of refrigerators due to quality issues in a purchased component. We accrued $70 million, in the aggregate, as the estimated cost of the recall, all of which was charged to cost of products sold. There are no remaining amounts accrued. On October 24, 2011 we reached a settlement agreement in which the supplier agreed to reimburse $61 million of Whirlpool’s recall costs which was recognized in cost of products sold.

We regularly engage in investigations of potential quality and safety issues as part of our ongoing effort to deliver quality products to customers. We are currently investigating a limited number of potential quality and safety issues. As necessary, we undertake to effect repair or replacement of appliances in the event that an investigation leads to the conclusion that such action is warranted.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Guarantees

We have guarantee arrangements in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks to support purchases following its normal credit policies. If a customer were to default on its line of credit with the bank, our subsidiary would be required to satisfy the obligation with the bank and the receivable would revert back to the subsidiary. At December 31, 2011 and 2010, the guaranteed amounts totaled $467 million and $386 million, respectively. Our subsidiary insures against credit risk for these guarantees, under normal operating conditions, through policies purchased from high-quality underwriters.

We provide guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities available under these lines for consolidated subsidiaries totaled $1.2 billion at December 31, 2011 and 2010. Our total outstanding bank indebtedness under guarantees were nominal at December 31, 2011 and 2010, respectively.

On May 16, 2008, we guaranteed a $50 million five year revolving credit facility between certain financial institutions and a not-for-profit entity in connection with a community and economic development project (“Harbor Shores”). The fair value of the guarantee was nominal. The purpose of Harbor Shores is to stimulate employment and growth in the areas of Benton Harbor and St. Joseph, Michigan. In the event of default, we must satisfy the guarantee of the credit facility up to the amount borrowed at the date of default.

We sell banker’s acceptance drafts to financial institutions as a standard business practice in The People’s Republic of China (PRC). These drafts have certain recourse provisions afforded to transferees explicitly and under PRC laws. If a transferee were to exercise its available recourse rights, our subsidiaries in the PRC would be required to satisfy the obligation with the transferee and the draft would revert back to the subsidiary. At December 31, 2011 and 2010 the outstanding drafts transferred and outstanding totaled $47 million and $18 million, respectively. Transferees have not exercised their recourse rights against our subsidiaries during 2011 or 2010.

Operating Lease Commitments

At December 31, 2011, we had noncancelable operating lease commitments totaling $835 million. The annual future minimum lease payments are summarized by year in the table below:

Millions of dollars
2012	$184
2013	149
2014	112
2015	97
2016	79
Thereafter	214

Total noncancelable operating lease commitments	$835

Rent expense was $218 million, $214 million and $208 million for 2011, 2010 and 2009, respectively.

Purchase Obligations

Our expected cash outflows resulting from purchase obligations are summarized by year in the table below:

Millions of dollars
2012	$275
2013	165
2014	107
2015	68
2016	52
Thereafter	131

Total purchase obligations	$798

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(7)	HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

Derivative instruments are accounted for at fair value based on market rates. Derivatives where we elect hedge accounting are designated as either cash flow or fair value hedges. Derivatives that are not accounted for based on hedge accounting are marked to market through earnings. The accounting for changes in the fair value of a derivative depends on the intended use and designation of the derivative instrument. For a derivative instrument designated as a fair value hedge, the gain or loss on the derivative is recognized in earnings in the period of change in fair value together with the offsetting gain or loss on the hedged item. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of Other Comprehensive Income (“OCI”) and is subsequently recognized in earnings when the hedged exposure affects earnings. Hedging ineffectiveness and a net earnings impact occur when the change in the fair value of the hedge does not offset the change in the fair value of the hedged item. The ineffective portion of the gain or loss is recognized in earnings.

Using derivative instruments means assuming counterparty credit risk. Counterparty credit risk relates to the loss we could incur if a counterparty were to default on a derivative contract. We generally deal with investment grade counterparties and monitor the overall credit risk and exposure to individual counterparties. We do not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is limited to the unrealized gains, if any, on such derivative contracts. We do not require, nor do we post collateral or security on such contracts.

Hedging strategy

In the normal course of business, we manage risks relating to our ongoing business operations including those arising from changes in foreign exchange rates, interest rates and commodity prices. Fluctuations in these rates and prices can affect our operating results and financial condition. We use a variety of strategies, including the use of derivative instruments. We do not enter into derivative financial instruments for trading or speculative purposes.

Foreign currency exchange rate risk

We incur expenses associated with the procurement and production of products in a limited number of countries, while we sell in the local currencies of a large number of countries. Our primary foreign currency exchange exposures result from cross-currency sales of products. As a result, we enter into foreign exchange contracts to hedge certain firm commitments and forecasted transactions to acquire products and services that are denominated in foreign currencies.

We enter into certain undesignated non-functional currency asset and liability hedges that relate primarily to short-term payables, receivables, inventory and intercompany loans. These forecasted cross-currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. When we hedge a foreign currency denominated payable or receivable with a derivative, the effect of changes in the foreign exchange rates are reflected currently in interest and sundry income (expense) for both the payable/receivable and the derivative. Therefore, as a result of the economic hedge, we do not elect hedge accounting.

Commodity price risk

We enter into forward contracts on various commodities to manage the price risk associated with forecasted purchases of materials used in our manufacturing process. The objective of these hedges is to reduce the variability of cash flows associated with the forecasted purchase of commodities.

Interest rate risk

We may enter into interest rate swap agreements to manage interest rate risk exposure. Our interest rate swap agreements, if any, effectively modify our exposure to interest rate risk, primarily through converting certain of our floating rate debt to a fixed rate basis, and certain fixed rate debt to a floating rate basis. These agreements involve either the receipt or payment of floating rate amounts in exchange for fixed rate interest payments or receipts, respectively, over the life of the agreements without an exchange of the underlying principal amounts. We also may utilize a cross-currency interest rate swap agreement to manage our exposure relating to certain intercompany debt denominated in one foreign currency that will be repaid in another foreign currency. At December 31, 2011 and 2010 there were no outstanding swap agreements.

We enter into treasury rate lock agreements to effectively modify our exposure to interest rate risk by locking-in interest rates on probable long-term debt issuances.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The following tables summarize our outstanding derivative contracts and their effects on our Consolidated Balance Sheets at December 31, 2011 and 2010:

			Fair Value of
Millions of dollars	Notional Amount		Hedge Assets		Hedge Liabilities		Type of Hedge (1)	Maximum Term (Months)
	2011	2010	2011	2010	2011	2010		2011	2010
Derivatives accounted for as hedges
Foreign exchange forwards/options	$862	$909	$24	$13	$19	$31	(CF/FV)	18	15
Commodity swaps/options	316	539	9	129	28	2	(CF/FV)	36	24
Interest rate derivatives	250	—	—	—	5	—	(CF)	6	—

Total derivatives accounted for as hedges			$33	$142	$52	$33

Derivatives not accounted for as hedges
Foreign exchange forwards/options	$1,261	$990	$6	$11	$43	$3	N/A	3	10
Commodity swaps/options	3	13	—	11	1	3	N/A	11	12

Total derivatives not accounted for as hedges			6	22	44	6

Total derivatives			$39	$164	$96	$39

Current			$36	$135	$91	$39
Noncurrent			3	29	5	—

Total derivatives			$39	$164	$96	$39

(1)	Derivatives accounted for as hedges are either considered cash flow (CF) or fair value (FV) hedges

The effects of derivative instruments on our Consolidated Statements of Income for the year ended December 31, 2011 and 2010 are as follows:

Cash Flow Hedges - Millions of dollars	Gain (Loss) Recognized in OCI (Effective Portion)		Gain (Loss) Reclassified from OCI into Income (Effective Portion) (1)			Gain (Loss) Recognized in Income (Ineffective Portion) (2)
	2011	2010	2011	2010		2011	2010
Foreign exchange forwards/options	$3	$(34)	$(16)	$(32)	(a)(b)	$—	$2
Commodity swaps/options	(60)	104	96	79	(b)	2	1
Interest rate derivatives	(5)	—	—	—	(a)	—	—

	$(62)	$70	$80	$47		$2	$3

Fair Value Hedges - Millions of dollars	Gain (Loss) Recognized on Derivatives (3)		Gain (Loss) Recognized on Related Hedged Items (3)		Hedged Item
	2011	2010	2011	2010
Foreign exchange forwards/options	$8	$(12)	$(8)	$12	Non-functional currency assets and liabilities

Derivatives not Accounted for as Hedges - Millions of dollars	Gain (Loss) Recognized on Derivatives not Accounted for as Hedges (4)
	2011	2010
Foreign exchange forwards/options	$(1)	$37
Commodity swaps	(1)	1

	$(2)	$38

(1)	Gains and losses reclassified from accumulated OCI and recognized in income are recorded in (a) interest and sundry income (expense) or (b) cost of products sold.
(2)	Gains and losses recognized in income related to the ineffective portion of hedges are recorded in interest and sundry income (expense).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(3)	Gains and losses recognized in income are recorded in interest and sundry income (expense).
(4)	Mark to market gains and losses recognized in income are recorded in interest and sundry income (expense).

The net amount of unrealized gain or loss on derivative instruments included in accumulated OCI related to contracts maturing and expected to be realized during the next twelve months is a gain of $10 million at December 31, 2011.

(8)	STOCKHOLDERS’ EQUITY

Comprehensive Income

Comprehensive income primarily includes (1) our reported net earnings, (2) foreign currency translation, (3) changes in the effective portion of our open derivative contracts designated as cash flow hedges, (4) changes in our unrecognized pension and other postretirement benefits and (5) changes in fair value of our available for sale marketable securities.

The following table shows the components of accumulated other comprehensive income (loss) available to Whirlpool at December 31, 2009, 2010, and 2011, and the activity for the years then ended:

Millions of dollars	Foreign Currency	Derivative Instruments	Pension and Postretirement Liability	Marketable Securities	Total
December 31, 2008	$(525)	$(120)	$(621)	$7	$(1,259)

Unrealized gain	333	266	—	1	600
Unrealized actuarial loss and prior service credit (cost)	—	—	(109)	—	(109)
Tax effect	(23)	(86)	27	—	(82)

Other comprehensive income (loss), net of tax	310	180	(82)	1	409
Less: Other comprehensive income available to noncontrolling interests	11	7	—	—	18

Other comprehensive income (loss) available to Whirlpool	299	173	(82)	1	391

December 31, 2009	$(226)	$53	$(703)	$8	$(868)

Unrealized gain (loss)	(59)	23	—	(10)	(46)
Unrealized actuarial gain (loss) and prior service credit (cost)	—	—	24	—	24
Tax effect	36	(7)	(29)	—	—

Other comprehensive income (loss), net of tax	(23)	16	(5)	(10)	(22)
Less: Other comprehensive income available to noncontrolling interests	3	—	—	—	3

Other comprehensive income (loss) available to Whirlpool	(26)	16	(5)	(10)	(25)

December 31, 2010	$(252)	$69	$(708)	$(2)	$(893)

Unrealized gain (loss)	(86)	(147)	—	(4)	(237)
Unrealized actuarial gain (loss) and prior service credit (cost)	—	—	(177)	—	(177)
Tax effect	(36)	47	65	—	76

Other comprehensive income (loss), net of tax	(122)	(100)	(112)	(4)	(338)
Less: Other comprehensive income (loss) available to noncontrolling interests	(2)	(3)	—	—	(5)

Other comprehensive income (loss) available to Whirlpool	(120)	(97)	(112)	(4)	(333)

December 31, 2011	$(372)	$(28)	$(820)	$(6)	$(1,226)

Net Earnings per Share

Diluted net earnings per share of common stock include the dilutive effect of stock options and other share-based compensation plans. Basic and diluted net earnings per share of common stock were calculated as follows:

Millions of dollars and shares	2011	2010	2009
Numerator for basic and diluted earnings per share – net earnings available to Whirlpool	$390	$619	$328

Denominator for basic earnings per share – weighted-average shares	76.8	76.2	74.6
Effect of dilutive securities – stock-based compensation	1.3	1.4	1.0

Denominator for diluted earnings per share – adjusted weighted-average shares	78.1	77.6	75.6

Anti-dilutive stock options/awards excluded from earnings per share	2.1	1.6	3.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Noncontrolling Interests

During the fourth quarter of 2009, our Latin America region entered into a definitive agreement to purchase 1.8% of the outstanding noncontrolling interest in Brasmotor S.A. for $12 million. This transaction closed on January 15, 2010 and raised our ownership interest in Brasmotor S.A. to 95.6%.

Repurchase Program

On April 23, 2008, our Board of Directors authorized a share repurchase program of up to $500 million. Share repurchases are made from time to time on the open market as conditions warrant. There have been no repurchases since 2008. At December 31, 2011, there was $350 million remaining authorized under this program.

(9)	STOCK OPTION AND INCENTIVE PLANS

We sponsor several share-based employee incentive plans. Share-based compensation expense for grants awarded under these plans was $37 million, $29 million and $27 million in 2011, 2010, and 2009, respectively. Related income tax benefits recognized in earnings were $13 million, $10 million and $10 million in 2011, 2010, and 2009, respectively.

At December 31, 2011, unrecognized compensation cost related to non-vested stock option and stock unit awards totaled $39 million. The cost of these non-vested awards is expected to be recognized over a weighted-average remaining vesting period of 34 months.

Share-Based Employee Incentive Plans

On April 20, 2010, our stockholders approved the 2010 Omnibus Stock and Incentive Plan (“2010 OSIP”). This plan was previously adopted by our Board of Directors on February 16, 2010 and provides for the issuance of stock options, performance stock units, performance shares, restricted stock and restricted stock units. No new awards may be granted under the 2010 OSIP after the tenth anniversary of the date that the stockholders approved the plan. However, the term and exercise of awards granted before then may extend beyond that date. At December 31, 2011, approximately 3.2 million shares remain available for issuance under the 2010 OSIP.

On April 17, 2007, our stockholders approved the 2007 Omnibus Stock and Incentive Plan (“2007 OSIP”). This plan was previously adopted by our Board of Directors on February 20, 2007 and provides for the issuance of stock options, performance stock units, performance shares, restricted stock and restricted stock units with terms of no more than 10 years. At December 31, 2010, no shares remain available for issuance under the 2007 OSIP.

Stock Options

Eligible employees may receive stock options as a portion of their total compensation. Such options generally become exercisable over a three-year period, expire 10 years from the date of grant and are subject to forfeiture upon termination of employment, other than by death, disability or retirement. We use the Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. Granted options have exercise prices equal to the market price of Whirlpool common stock on the grant date. The principal assumptions used in valuing options include: (1) risk-free interest rate—an estimate based on the yield of United States zero coupon securities with a maturity equal to the expected life of the option; (2) expected volatility—an estimate based on the historical volatility of Whirlpool common stock for a period equal to the expected life of the option; and (3) expected option life—an estimate based on historical experience. Stock options are expensed on a straight-line basis, net of estimated forfeitures. Based on the results of the model, the weighted-average fair values of stock options granted for 2011, 2010, and 2009 were $24.74, $36.84 and $6.42, respectively, using the following assumptions:

Weighted Average Black-Scholes Assumptions	2011	2010	2009
Risk-free interest rate	2.3%	3.3%	1.9%
Expected volatility	36.5%	40.3%	37.5%
Expected dividend yield	2.0%	1.8%	5.5%
Expected option life, in years	5	7	5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Stock Option Activity

The following table summarizes stock option activity during 2011:

Thousands of shares, except per share data	Number of Options	Weighted-Average Exercise Price
Outstanding at January 1	3,428	$71.20
Granted	625	85.46
Exercised	(244)	46.63
Canceled or expired	(346)	120.64

Outstanding at December 31	3,463	$70.63

Exercisable at December 31	2,484	$73.10

The total intrinsic value of stock options exercised was $9 million, $40 million, and $9 million for 2011, 2010, and 2009, respectively. The related tax benefits were $3 million, $14 million and $3 million for 2011, 2010, and 2009, respectively. Cash received from the exercise of stock options was $14 million, $72 million, and $21 million for 2011, 2010, and 2009, respectively.

The table below summarizes additional information related to stock options outstanding at December 31, 2011:

Options in thousands / dollars in millions, except share data	Outstanding Net of Expected Forfeitures	Options Exercisable
Number of options	3,389	2,484
Weighted-average exercise price per share	$70.30	$73.10
Aggregate intrinsic value	$16	$10
Weighted-average remaining contractual term, in years	6	5

Stock Units

Eligible employees may receive restricted stock units or performance stock units as a portion of their total compensation.

Restricted stock units are typically granted to selected management employees on an annual basis and vest over three years. Periodically, restricted stock units may be granted to selected executives based on special recognition or retention circumstances and generally vest from three years to seven years. Some of these awards accrue dividend equivalents on outstanding units (in the form of additional stock units) based on dividends declared on Whirlpool common stock. These awards convert to unrestricted common stock at the conclusion of the vesting period.

Performance stock units are granted to executives on an annual basis. The final award may equal 0 – 200% of a target based on pre-established Whirlpool financial performance measures related to the current year. The awards vest two years following the end of the performance period and convert to unrestricted common stock at the conclusion of the vesting period. The total fair value of shares vested during 2011, 2010, and 2009 was $15 million, $17 million and $15 million, respectively.

We measure compensation cost for stock units based on the closing market price of Whirlpool common stock at the grant date. The weighted average grant date fair values of awards granted during 2011, 2010, and 2009 were $82.55, $87.17 and $26.51, respectively.

The following table summarizes stock unit activity during 2011:

Stock units in thousands, except per-share data	Number of Stock Units	Weighted-Average Grant Date Fair Value
Non-vested, at January 1	1,486	$60.60
Granted	297	82.55
Canceled	(66)	70.07
Vested and transferred to unrestricted	(243)	63.03

Non-vested, at December 31	1,474	$64.32

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Nonemployee Director Equity Awards

Effective January 1, 2011, each nonemployee Director will receive an annual grant of Whirlpool common stock, with the number of shares to be issued to the director determined by dividing $110,000 by the closing price of Whirlpool common stock on the date of the annual meeting of our stockholders. Nonemployee Directors receive a one time grant of 1,000 shares of Whirlpool common stock made at the time they first join the Board.

Prior to 2011, each nonemployee Director received the following equity compensation (1) a one time grant of 1,000 shares of Whirlpool common stock made at the time a director first joins the Board; (2) an annual grant of stock options, with the number of options to be determined by dividing $50,000 by the fair value of the stock option granted, as calculated using the Black-Scholes valuation model; and (3) an annual grant of stock, with the number of shares to be issued to the director determined by dividing $50,000 by the closing price of Whirlpool common stock on the date of the annual meeting of our stockholders. The exercise price under each option granted is the closing price of Whirlpool common stock on the day of Whirlpool’s annual meeting of stockholders.

(10)	RESTRUCTURING CHARGES

During the fourth quarter 2011, the Company committed to restructuring plans (the “2011 Plan”) to expand our operating margins and improve our earnings through substantial cost and capacity reductions, primarily within our North America and EMEA operating segments. Previous restructuring plans have been consolidated into the 2011 Plan beginning with the fourth quarter 2011. Including previously announced restructuring initiatives, we expect to incur approximately $500 million of total costs beginning in the fourth quarter 2011 with completion expected by the end of 2013.

The 2011 Plan includes the following actions:

•	Overall workforce reduction of more than 5,000 positions, including approximately 1,200 salaried positions.
•	Closure of a refrigeration manufacturing facility in the United States in 2012.
•	Cease laundry production in a European manufacturing facility by 2013.
•	Ceased dishwasher production in a European manufacturing facility in January 2012.
•	Additional organizational efficiency actions in North America and EMEA.

We recognized $136 million in total restructuring costs during 2011, of which $78 million was associated with the 2011 Plan. The remaining $58 million of restructuring costs related to plans (the “Old Plans”) that were completed during 2011 or have now been consolidated into the 2011 Plan.

The following tables summarize the changes to our restructuring liability for the Old Plans and the 2011 Plan for the year ended December 31, 2011.

“Old Plans” Millions of dollars	12/31/2010	Charge to Earnings	Cash Paid	Non-cash and Other	Revision of Estimate	Transfer to “2011 Plan”	12/31/2011
Termination costs	$36	$37	$(51)	$—	$—	$(22)	$—
Non-employee exit costs	14	21	(9)	(5)	(4)	(17)	—

Total	$50	$58	$(60)	$(5)	$(4)	$(39)	$—

“2011 Plan” Millions of dollars	12/31/2010	Transfer from “Old Plans”	Charge to Earnings	Cash Paid	Non-cash and Other	Revision of Estimate	12/31/2011	Cumulative Charges	Expected Total Charges
Termination costs	$—	$22	$56	$(15)	$(1)	$—	$62	$56	$310
Non-employee exit costs	—	17	22	(10)	(13)	—	16	22	190

Total	$—	$39	$78	$(25)	$(14)	$—	$78	$78	$500

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The following table summarizes restructuring charges for the 2011 Plan, by operating segment, for the year ended December 31, 2011. For additional information about restructuring charges by operating segment, see Note 13 of the Notes to the Consolidated Financial Statements.

Millions of dollars	2011 Charges	Cumulative Charges	Expected Total Charges
North America	$53	$53	$342
Latin America	2	2	10
EMEA	21	21	135
Asia	1	1	10
Corporate / Other	1	1	3

Total	$78	$78	$500

(11)	INCOME TAXES

The income tax benefit amounted to $436 million, $64 million, and $61 million in 2011, 2010 and 2009, respectively. The following table summarizes the difference between income tax expense at the United States statutory rate of 35% and the income tax benefit at effective worldwide tax rates for 2011, 2010 and 2009:

Millions of dollars	2011	2010	2009
Earnings (loss) before income taxes
United States	$(240)	$(256)	$(110)
Foreign	212	842	403

Earnings (loss) before income taxes	(28)	586	293

Income tax computed at United States statutory rate	(10)	205	103
U.S. government tax incentives, including Energy Tax Credits	(379)	(230)	(125)
Foreign government tax incentives, including BEFIEX	(100)	(103)	(44)
Foreign tax rate differential	(13)	(46)	(31)
U.S. foreign tax credits	(37)	(28)	(19)
Valuation allowances	11	(9)	10
Deductible interest on capital	—	(7)	(15)
State and local taxes, net of federal tax benefit	(4)	(2)	1
Medicare Part D subsidy	—	—	12
Foreign withholding taxes	10	12	15
Non-deductible government settlements	30	33	—
U.S. tax on foreign dividends and subpart F income	26	49	10
Settlement of global tax audits	10	56	22
Other items, net	20	6	—

Income tax computed at effective worldwide tax rates	$(436)	$(64)	$(61)

Current and deferred tax (benefit) provisions

The following table summarizes our income tax (benefits) provisions for 2011, 2010 and 2009:

	2011		2010		2009
Millions of dollars	Current	Deferred	Current	Deferred	Current	Deferred
United States	$(18)	$(464)	$(101)	$(204)	$11	$(182)
Foreign	114	(64)	204	41	115	(4)
State and local	(1)	(3)	(5)	1	(4)	3

	$95	$(531)	$98	$(162)	$122	$(183)

Total income tax benefit		$(436)		$(64)		$(61)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

United States government tax incentives

The Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 and The Emergency Economic Stabilization Act of 2008 (the “Acts”) provided a wide-range of provisions that were intended to ensure that conservation and efficiency were a central component to the United States energy strategy. Among the many provisions were manufacturers’ tax credits for the accelerated United States production of super-efficient clothes washers, refrigerators and dishwashers that meet or exceed certain Energy Star thresholds for energy and water conservation levels as set by the United States Department of Energy (“Energy Credit”). The tax credits applied to eligible production during the 2008 to 2011 calendar years. We have historically, and will continue to, invest over 2% of our annual sales in research and development to provide innovative and energy efficient products for our customers. As a result, during 2011, 2010 and 2009 we recognized a tax credit benefit under the provisions of the Act related to the production of qualifying appliances.

Foreign government tax incentives

In previous years, our Brazilian operations earned tax credits under the Brazilian government’s export incentive program (BEFIEX). These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. After a favorable court decision in 2005, upheld by a December 2011 appellate court decision, we were able to recognize approximately $266 million, $225 million, and $69 million of export credits during 2011, 2010 and 2009, respectively. Export credits recognized are not subject to income taxes. We recognize export credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. As of December 31, 2011, approximately $238 million of future cash monetization remained, including $60 million of related court awarded fees, which will be payable in subsequent years. A Brazilian law change to the inflation index tables reduced available cash monetization by $62 million in 2011.

Settlement of global tax audits

We are in various stages of audits by certain governmental tax authorities. We establish liabilities for the difference between tax return provisions and the benefits recognized in our financial statements. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known. We are no longer subject to any significant United States federal, state, local or foreign income tax examinations by tax authorities for years before 2005.

United States tax on foreign dividends

We have historically reinvested all unremitted earnings of our foreign subsidiaries and affiliates. We plan to distribute approximately $174 million of foreign earnings over the next several years. This distribution is forecasted to result in tax benefits which have not been recorded because of their contingent nature. There has been no deferred tax liability provided on the remaining amount of unremitted earnings of $3 billion at December 31, 2011. Should we make a distribution out of the $3 billion of unremitted earnings, we would be subject to additional United States taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings.

Valuation allowances

At December 31, 2011, we had net operating loss carryforwards of $3 billion, $1.4 billion of which were United States state net operating loss carryforwards. Of the total net operating loss carryforwards, $1.1 billion do not expire, with substantially all of the remaining carryforwards expiring in various years through 2031. As of December 31, 2011, we had $212 million of foreign tax credit carryforwards and $934 million of United States general business credit carryforwards available to offset future payments of federal income taxes, expiring between 2015 and 2031.

We routinely review the future realization of deferred tax assets based on projected future reversal of taxable temporary differences, available tax planning strategies and projected future taxable income. We have recorded a valuation allowance to reflect the net estimated amount of certain deferred tax assets associated with net operating loss and other deferred tax assets we believe will be realized. Our recorded valuation allowance of $208 million at December 31, 2011 consists of $195 million of net operating loss carryforward deferred tax assets and $13 million of other deferred tax assets. We believe that it is more likely than not that we will realize the benefit of existing deferred tax assets, net of valuation allowances mentioned above.

Deferred tax liabilities and assets

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. The following table summarizes the significant components of our deferred tax liabilities and assets at December 31, 2011 and 2010:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Millions of dollars	2011	2010
Deferred tax liabilities
Intangibles	$527	$577
Property, net	149	103
LIFO inventory	30	54
Other	178	256

Total deferred tax liabilities	884	990

Deferred tax assets
U.S. general business credit carryforwards, including Energy Tax Credits	934	555
Pensions	468	455
Loss carryforwards	554	351
Postretirement obligations	190	252
Foreign tax credit carryforwards	212	175
Research and development capitalization	200	153
Employee payroll and benefits	112	139
Accrued expenses	94	77
Product warranty accrual	60	68
Receivable and inventory allowances	47	48
Other	166	212

Total deferred tax assets	3,037	2,485

Valuation allowances for deferred tax assets	(208)	(193)

Deferred tax assets, net of valuation allowances	2,829	2,292

Net deferred tax assets	$1,945	$1,302

Unrecognized tax benefits

The following table represents a reconciliation of the beginning and ending amount of unrecognized tax benefits that if recognized would impact the effective tax rate, excluding federal benefits of state and local tax positions, and interest and penalties:

Millions of dollars	2011	2010	2009
Balance, January 1	$190	$157	$119
Additions for tax positions of the current year	9	2	41
Additions for tax positions of prior years	10	83	25
Reductions for tax positions of prior years	(24)	(50)	(16)
Settlements during the period	(1)	(1)	(2)
Lapses of applicable statute of limitation	(6)	(1)	(10)

	$178	$190	$157

Additions for tax positions of prior years in 2010 includes $43 million of unrecognized tax positions related to United States transfer pricing and Brazilian income tax on export profits.

Additions for tax positions in 2009 include $7 million of unrecognized tax benefits related to our 2009 settlement with the Brazilian competition commission. See Note 6 of the Notes to the Consolidated Financial Statements for additional information.

It is reasonably possible that certain unrecognized tax benefits of $43 million could be settled with various related jurisdictions during the next 12 months.

Charges related to interest and penalties for unrecognized tax benefits amounted to $17 million, $30 million, and $8 million in 2011, 2010, and 2009, respectively. We have accrued a total of $78 million and $66 million at December 31, 2011 and 2010, respectively.

(12)	PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

We have funded and unfunded defined benefit pension plans that cover certain employees in North America, Europe, Asia and Brazil. The United States plans are frozen for the majority of participants. The formula for United States salaried employees covered under the qualified defined benefit plan was based on years of service and final average salary, while the formula for United States hourly employees covered under the defined benefit plans was based on specific dollar amounts for each year of service. There were multiple formulas for employees covered under the qualified and nonqualified defined benefit plans sponsored by Maytag, including a cash balance formula. In addition, we sponsor an unfunded Supplemental Executive Retirement Plan. This plan is nonqualified and provides certain key employees defined pension benefits that supplement those provided by the company’s other retirement plans.

A defined contribution plan is being provided to all United States employees subsequent to the pension plan freezes and is not classified within the net periodic benefit cost. In January 2012, we began contributing the company match and automatic company contributions (up to 7% of employees’ eligible pay) in company stock. Our contributions during 2011, 2010 and 2009 were $68 million, $65 million and $40 million, respectively. Company matching contributions to our defined contribution plan were suspended from February 2009 to March 2010.

We provide postretirement health care benefits for eligible retired United States employees. Eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with us and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health care plans are contributory with participants’ contributions adjusted annually and generally include cost-sharing provisions that limit our exposure for recent and future retirees. The plans are unfunded. We reserve the right to modify the benefits in the future. We provide no significant postretirement medical benefits to non-United States employees.

Defined Benefit - Pensions and Postretirement Benefit Plans

Obligations and Funded Status at End of Year

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2011	2010	2011	2010	2011	2010
Funded status
Fair value of plan assets	$2,573	$2,288	$170	$172	$—	$—
Benefit obligations	3,872	3,605	373	389	488	671

Funded status	$(1,299)	$(1,317)	$(203)	$(217)	$(488)	$(671)

Amounts recognized in the statement of financial position
Noncurrent asset	$—	$—	$5	$5	$—	$—
Current liability	(8)	(7)	(12)	(13)	(58)	(61)
Noncurrent liability	(1,291)	(1,310)	(196)	(209)	(430)	(610)

Amount recognized	$(1,299)	$(1,317)	$(203)	$(217)	$(488)	$(671)

Amounts recognized in accumulated other comprehensive income (pre-tax)
Net actuarial loss (gain)	$1,510	$1,255	$65	$68	$(1)	$2
Prior service (credit) cost	(23)	(27)	5	5	(296)	(224)
Transition (asset) obligation	—	—	(1)	(1)	1	1

Amount recognized	$1,487	$1,228	$69	$72	$(296)	$(221)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Change in Benefit Obligation

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2011	2010	2011	2010	2011	2010
Benefit obligation, beginning of year	$3,605	$3,637	$389	$383	$671	$761
Service cost	2	3	7	6	8	9
Interest cost	192	200	20	20	31	38
Plan participants’ contributions	—	—	2	2	10	17
Actuarial loss (gain)	318	57	—	20	(6)	(40)
Benefits paid, net of federal subsidy	(245)	(292)	(31)	(45)	(74)	(73)
Plan amendments	—	—	—	2	(148)	(43)
New plans	—	—	—	10	—	—
Settlements / Curtailment loss (gain)	—	—	—	(2)	—	—
Foreign currency exchange rates	—	—	(14)	(7)	(4)	2

Benefit obligation, end of year	$3,872	$3,605	$373	$389	$488	$671

Accumulated benefit obligation, end of year	$3,859	$3,594	$353	$359	$—	$—

During 2011, we modified retiree medical benefits for certain retirees, effective January 1, 2013, to be consistent with those benefits provided by the Whirlpool Corporation Group Benefit Plan. We accounted for these changes as a plan amendment, resulting in a reduction in the postretirement benefit obligation of $148 million with an offset to accumulated other comprehensive loss, net of tax. In response, a similar group of retirees has initiated legal proceedings against Whirlpool asserting the above benefits are vested. We believe the outcome of the legal proceedings against Whirlpool will not have a material adverse effect on our Consolidated Financial Statements.

Change in Plan Assets

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2011	2010	2011	2010	2011	2010
Fair value of plan assets, beginning of year	$2,288	$2,273	$172	$179	$—	$—
Actual return on plan assets	227	266	5	10	—	—
Employer contribution	303	41	25	26	64	57
Plan participants’ contributions	—	—	2	2	10	17
Gross benefits paid	(245)	(292)	(31)	(45)	(74)	(74)
Settlements	—	—	—	(1)	—	—
Foreign currency exchange rates	—	—	(3)	1	—	—

Fair value of plan assets, end of year	$2,573	$2,288	$170	$172	$—	$—

Components of Net Periodic Benefit Cost

	United States Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
Millions of dollars	2011	2010	2009	2011	2010	2009	2011	2010	2009
Service cost	$2	$3	$11	$7	$6	$6	$8	$9	$11
Interest cost	192	200	206	20	20	20	31	38	48
Expected return on plan assets	(194)	(190)	(198)	(10)	(11)	(11)	—	—	—
Amortization:
Actuarial loss	31	30	35	4	2	3	1	1	1
Prior service cost (credit)	(3)	(3)	—	1	1	1	(43)	(33)	(32)
Special termination benefit	—	—	1	—	—	—	—	—	—
Curtailment loss (gain)	—	—	7	—	—	—	(35)	(62)	(95)
Settlement loss (gain)	—	—	4	2	3	(1)	—	—	—

Net periodic benefit cost	$28	$40	$66	$24	$21	$18	$(38)	$(47)	$(67)

On October 27, 2011 we announced the closure of our manufacturing facilities in Fort Smith, Arkansas and on August 28, 2009, we announced the closure of our manufacturing facility in Evansville, Indiana. Both closures triggered a curtailment in our United States retiree healthcare plan, resulting in curtailment gains of $35 million and $62 million in 2011

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

and 2010, respectively. In addition, we recognized a curtailment loss of $7 million during 2009 in our pension plan for Evansville hourly employees. The curtailment gains and loss were recognized in our Consolidated Statement of Income as a component of cost of products sold with an offset to accumulated other comprehensive loss, net of tax.

On February 9, 2009, we announced the suspension of the annual credit to retiree health savings accounts “RHSA” for the majority of active participants. The result of the indefinite suspension was a one-time curtailment gain of $89 million included in net periodic cost with an offset to other comprehensive income, net of tax. During 2009 we recorded $80 million of this gain in our Consolidated Statement of Income as a component of cost of products sold and $9 million was recorded as a component of selling, general and administrative expenses.

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Pre-Tax) in 2011

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Current year actuarial (gain) loss	$285	$4	$(6)
Actuarial (loss) gain recognized during the year	(31)	(6)	2
Current year prior service cost (credit)	—	—	(148)
Prior service credit (cost) recognized during the year	3	(1)	75

Total recognized in other comprehensive income (pre-tax)	$257	$(3)	$(77)

Total recognized in net periodic benefit costs and other comprehensive income (pre-tax)	$285	$21	$(115)

Estimated Pre-Tax Amounts that will be amortized from Accumulated Other Comprehensive Income into Net Periodic Pension Cost in 2012

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Actuarial loss	$46	$3	$1
Prior service (credit) cost	(3)	1	(46)

Total	$43	$4	$(45)

Assumptions

Weighted-average assumptions used to determine benefit obligation at end of year

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010	2011	2010
Discount rate	4.80%	5.60%	5.00%	5.20%	4.80%	5.55%
Rate of compensation increase	4.50%	4.50%	3.50%	3.50%	—	—

Weighted-average assumptions used to determine net periodic cost

	United States Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Discount rate	5.60%	5.75%	6.05%	5.20%	5.40%	5.90%	5.60%	5.40%	5.80%
Expected long-term rate of return on plan assets	7.75%	7.75%	7.75%	5.40%	5.50%	5.90%	—	—	—
Rate of compensation increase	4.50%	4.50%	4.50%	3.50%	3.50%	3.50%	—	—	—
Health care cost trend rate
Initial rate	—	—	—	—	—	—	8.00%	8.00%	8.00%
Ultimate rate	—	—	—	—	—	—	5.00%	5.00%	5.00%
Year that ultimate rate will be reached	—	—	—	—	—	—	2015	2016	2017

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Discount rate

For our United States pension and postretirement benefit plans, the discount rate for 2011 and 2010 was selected using a hypothetical portfolio of high quality bonds at December 31 that would provide the necessary cash flows to match our projected benefit payments. Prior to 2010, the discount rate was selected using a cash flow matching technique where projected benefit payments were matched to a yield curve based on high quality bond yields as of the measurement date. For our foreign pension and postretirement benefit plans, the discount rate was selected using high quality bond yields for the respective country or region covered by the plan.

Expected return on plan assets

In the United States, the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1927 through 2011 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted-average return was rounded to the nearest quarter of one percent.

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.

Estimated impact of one percentage-point change in assumed health care cost trend rate

A one percentage point change in assumed health care cost trend rates would have the following effects on our health care plan:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$2	$(1)
Effect on postretirement benefit obligations	10	(9)

Cash Flows

Funding Policy

Our funding policy is to contribute to our United States pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which we may determine to be appropriate. In certain countries other than the United States, the funding of pension plans is not common practice. Contributions to our United States pension plans may be made in the form of cash or company stock. We pay for retiree medical benefits as they are incurred.

Expected Employer Contributions to Funded Plans

Millions of dollars	United States Pension Benefits(1)	Foreign Pension Benefits
2012	$220	$11

[1]	Contributions include $180 million of minimum contributions required by law.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Expected Benefit Payments

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
2012	$307	$22	$58
2013	266	20	51
2014	261	24	50
2015	258	22	48
2016	264	22	44
2017-2021	1,278	130	177

Plan Assets

Our overall investment strategy is to achieve an appropriate mix of investments for long-term growth and for near-term benefit payments with a wide diversification of asset types, fund strategies, and investment fund managers. The target allocation for plan assets is generally 50% equity and 50% fixed income, with exceptions for certain foreign pension plans. Of the target allocation for equity securities, approximately 50% is allocated to United States large-cap, 30% to international equity, 13% to United States mid and small-cap companies and 7% in venture capital). The target allocation for fixed income is allocated evenly with 75% to corporate bonds and 25% to United States treasury and other government securities. The fixed income securities duration is intended to match that of our United States pension liabilities.

As a basis for considering such assumptions, a three-tiered fair value hierarchy is established, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets that are observable, either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. We manage the process and approve the results of a third party pricing service to value the majority of our securities and to determine the appropriate level in the fair value hierarchy. The fair values of our pension plan assets at December 31, 2011 and 2010, by asset category were as follows:

	December 31,
Millions of dollars	Quoted prices (Level 1)		Other significant observable inputs (Level 2)		Significant unobservable inputs (Level 3)		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Cash and cash equivalents	$1	$6		$—	$—	$—	$1	$6
Government and government agency securities(a)
U.S. securities	—	—	432	394	—	—	432	394
International securities	—	—	50	17	—	—	50	17
Corporate bonds and notes (a)
U.S. companies	—	—	692	387	—	—	692	387
International companies	—	—	212	131	—	—	212	131
Equity securities (b)
U.S. companies	181	215	—	—	—	—	181	215
International companies	57	79	—	—	—	—	57	79
Mutual funds (c)	90	118	—	—	—	—	90	118
Common and collective funds (d)
U.S. equity securities	—	—	517	555	—	—	517	555
International equity securities	—	—	245	319	—	—	245	319
Short-term investment fund	—	—	52	34	—	—	52	34
Limited partnerships (e)
U.S. private equity investments	—	—	—	—	137	116	137	116
Diversified fund of funds	—	—	—	—	42	41	42	41
Emerging growth	—	—	—	—	14	17	14	17
Real estate (f)	—	—	10	9	—	—	10	9
All other investments	—	—	11	22	—	—	11	22

	$329	$418	$2,221	$1,868	$193	$174	$2,743	$2,460

(a)

Valued using pricing vendors who use proprietary models to estimate the price a dealer would pay to buy a security using significant observable inputs, such as interest rates, yield curves, and credit risk.

(b)	Valued using the closing stock price on a national securities exchange, which reflects the last reported sales price on the last business day of the year.
(c)

Valued using the net asset value (NAV) of the fund, which is based on the fair value of underlying securities. The fund primarily invests in a diversified portfolio of equity securities issued by non-U.S. companies.

(d)	Valued using the NAV of the fund, which is based on the fair value of underlying securities.
(e)	Valued at estimated fair value based on the proportionate share of the limited partnerships fair value, as determined by the general partner.
(f)	Valued using the NAV of the fund, which is based on the fair value of underlying securities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Millions of dollars	Limited Partnerships
Balance, December 31, 2010	$174
Realized gains	11
Unrealized gains	20
Purchases	21
Settlements	(33)

Balance, December 31, 2011	$193

Additional Information

The projected benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets at December 31, 2011 and 2010 were as follows:

	United States Pension Benefits		Foreign Pension Benefits
Millions of dollars	2011	2010	2011	2010
Projected benefit obligation	$3,872	$3,605	$297	$276
Fair value of plan assets	2,573	2,288	89	53

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2011 and 2010 were as follows:

	United States Pension Benefits		Foreign Pension Benefits
Millions of dollars	2011	2010	2011	2010
Projected benefit obligation	$3,872	$3,605	$253	$253
Accumulated benefit obligation	3,859	3,594	241	244
Fair value of plan assets	2,573	2,288	48	45

(13)	OPERATING SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance.

We identify such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest and sundry income (expense), interest expense, income taxes, noncontrolling interests and restructuring costs. Total assets by segment are those assets directly associated with the respective operating activities. The “Other/Eliminations” column primarily includes corporate expenses, assets and eliminations, as well as all other restructuring expenses. Intersegment sales are eliminated within each region except compressor sales out of Latin America, which are included in Other/Eliminations.

Sales activity with Lowe’s, a North American major home appliance retailer, represented $1.6 billion, $1.7 billion and $1.5 billion of consolidated net sales in 2011, 2010 and 2009, respectively. Sales activity with Sears, a North American major home appliance retailer, represented $1.4 billion, $1.5 billion and $1.7 billion of consolidated net sales in 2011, 2010 and 2009, respectively.

We conduct business in two countries, the United States and Brazil, that individually comprised over 10% of consolidated net sales or long-lived assets within the last three years. The following table summarizes net sales and long-lived assets by geographic area:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Millions of dollars	United States	Brazil	All Other Countries	Total
2011:
Sales to external customers	$8,035	$3,133	$7,498	$18,666
Long-lived assets	4,464	405	1,717	6,586
2010:
Sales to external customers	$8,221	$3,290	$6,855	$18,366
Long-lived assets	4,431	459	1,764	6,654
2009:
Sales to external customers	$8,174	$2,530	$6,395	$17,099
Long-lived assets	4,443	437	1,762	6,642

As described above, our chief operating decision maker reviews each operating segment’s performance based upon operating income which excludes restructuring costs. These restructuring costs are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below.

	OPERATING SEGMENTS

Millions of dollars	North America	Latin America	EMEA	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2011	$9,582	$5,062	$3,305	$881	$(164)	$18,666
2010	9,784	4,694	3,227	855	(194)	18,366
2009	9,592	3,705	3,338	654	(190)	17,099
Intersegment sales
2011	$216	$187	$167	$217	$(787)	$—
2010	201	233	257	197	(888)	—
2009	142	237	339	169	(887)	—
Depreciation and amortization
2011	$290	$101	$110	$21	$36	$558
2010	297	92	107	20	39	555
2009	280	77	107	18	43	525
Restructuring costs
2011	$92	$3	$39	$1	$1	$136
2010	42	2	28	—	2	74
2009	35	5	74	10	2	126
Operating profit (loss)
2011	$398	$642	$1	$30	$(279)	$792
2010	461	668	102	34	(257)	1,008
2009	560	363	21	30	(286)	688
Total assets
2011	$7,894	$3,620	$2,839	$797	$31	$15,181
2010	8,163	3,618	3,144	775	(116)	15,584
2009	8,123	2,887	3,216	690	178	15,094
Capital expenditures
2011	$316	$112	$103	$27	$50	$608
2010	330	108	98	22	35	593
2009	276	78	116	13	58	541

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(14)	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three months ended
Millions of dollars, except per share data	Dec. 31		Sept. 30		Jun. 30		Mar. 31
	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$4,910	$5,041	$4,625	$4,519	$4,730	$4,534	$4,401	$4,272
Cost of products sold	4,198	4,375	4,052	3,871	4,061	3,773	3,778	3,633
Net earnings (loss)	213	178	181	83	(164)	215	178	174
Net earnings (loss) available to Whirlpool	205	171	177	79	(161)	205	169	164

Per share of common stock: (1)
Basic net earnings (loss)	2.66	2.23	2.31	1.04	(2.10)	2.69	2.21	2.17
Diluted net earnings (loss)	2.62	2.19	2.27	1.02	(2.10)	2.64	2.17	2.13
Dividends	0.50	0.43	0.50	0.43	0.50	0.43	0.43	0.43

Market price range of common stock: (2)
High	$62.00	$91.28	$82.99	$96.90	$92.00	$118.44	$92.28	$91.11
Low	45.22	72.95	47.35	71.00	72.48	86.86	79.15	73.30
Close	47.45	88.83	49.91	80.96	81.32	87.82	85.36	87.25

[1]	The quarterly earnings per share amounts will not necessarily add to the earnings per share computed for the year due to the method used in calculating per share data.

[2]	Composite price as reported by the New York Stock Exchange.

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, statements of income and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, compliance with policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of five independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors (1) the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure. The committee also has the responsibility to retain and terminate the Company’s independent registered public accounting firm and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/  LARRY M. VENTURELLI

Larry M. Venturelli

Executive Vice President and Chief Financial Officer

February 22, 2012

Management’s Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934. Whirlpool’s internal control system is designed to provide reasonable assurance to Whirlpool’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of Whirlpool’s internal control over financial reporting as of December 31, 2011. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that Whirlpool maintained effective internal control over financial reporting as of December 31, 2011.

Whirlpool’s independent registered public accounting firm has issued an audit report on its assessment of Whirlpool’s internal control over financial reporting. This report appears on page F-52.

/s/ JEFF M. FETTIG	/s/ LARRY M. VENTURELLI
Jeff M. Fettig	Larry M. Venturelli
Chairman of the Board and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 22, 2012	February 22, 2012

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Whirlpool Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2012 expressed an unqualified opinion thereon.

/s/     ERNST & YOUNG LLP

Chicago, Illinois

February 22, 2012

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

We have audited Whirlpool Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011, and our report dated February 22, 2012 expressed an unqualified opinion thereon.

/s/     ERNST & YOUNG LLP

Chicago, Illinois

February 22, 2012

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2011, 2010 and 2009

(millions of dollars)

COL. A	COL. B	COL. C		COL. D	COL. E
	Balance at Beginning of Period	ADDITIONS		Deductions —Describe (A)	Balance at End of Period
Description		(1) Charged to Costs and Expenses	(2) Charged to Other Accounts /Other
Year Ended December 31, 2011:
Allowance for doubtful accounts — accounts receivable	$66	$17	$—	$(22)	$61
Year Ended December 31, 2010:
Allowance for doubtful accounts — accounts receivable	76	17	—	(27)	66
Year Ended December 31, 2009:
Allowance for doubtful accounts — accounts receivable	66	28	—	(18)	76

Note A—The amounts represent accounts charged off, less recoveries of $0 in 2009 through 2011, translation adjustments and transfers.

Whirlpool CORPORATION

WHIRLPOOL CORPORATION
2000 NORTH M-63
BENTON HARBOR, MI 49022-2692

1 OF 2

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

1. Election of Directors	For	Against	Abstain
1a. Samuel R. Allen	☐	☐	☐
1b. Gary T. DiCamillo	☐	☐	☐
1c. Jeff M. Fettig	☐	☐	☐
1d. Kathleen J. Hempel	☐	☐	☐
1e. Michael F. Johnston	☐	☐	☐
1f. William T. Kerr	☐	☐	☐
1g. John D. Liu	☐	☐	☐
1h. Harish Manwani	☐	☐	☐
1i. Miles L. Marsh	☐	☐	☐
1j. William D. Perez	☐	☐	☐
1k. Michael A. Todman	☐	☐	☐
1l. Michael D. White	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000126277_1 R1.0.0.11699

WHIRLPOOL CORPORATION

2000 NORTH M-63

BENTON HARBOR, HI 49022-2692

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Samp Le 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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NAME

THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K

CONTROLS 000000000000

SHARES 123,456,789,012.12345

123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors Samuel R. Allen For Against Abstain

0

1a.

a

o

1b. 1c. Gary T. DiC Jeff N. Fettig Q The Board of Directors recommends you vote FOR proposals 2 and 3.

Q 2 Advisory vote to approve Whirlpool’s executive compensation. For 0 Against

0 a a

Abstain

0

1d. 1e. Kathleen J. Hempel Michael F. Johnston 0 Q 0 0 Q 3 Ratification of the appointment of Ernst &

Young LLP as Whirlpool’s independent registered public accounting firm for 2012.

0 0 0 0

1f. William T. Kerr 0 0 n The Board of Directors recommends you vote AGAINST proposal 4. For Against Abstain

1g.

1h. John D. Liu Harish Manwani 0 Q Q Q 4 Stockholder proposal, if properly presented at the meeting, requiring shareholder approval of future benefits payable upon the death of a

Q senior executive. 0 Q 0

Miles L. Marsh William D. Perez ? 0 0 0 Q NOTE: I also authorize my proxies to vote FOR such other business as may properly come before the meeting or any adjournment thereof.

0

HiGhael A. TocMaa Q Q 0

Michael D. White 0 0 D

J5 Please sign exactly as your name(s) appear(s) hereon S please give full title as such. Joint owners should 5 partnership, please sign in full corporate or partne

o . When sig each sign rship name

ning as attorney, executor, administrator, or other fiduciary, personally. All holders must sign. If a corporation or , by authorized officer.

o ariMKca

CUSIP#

SEQUENCE*

Si gnature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

J WHIRLPOOL CORPORATION

| Annual Meeting of Stockholders

! April 17, 2012 at 8:00 AM (Chicago time)

[ This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Jeff M. Fettig and Kirsten J. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the i reverse side of this ballot, all of the shares of common stock of WHIRLPOOL CORPORATION that the stockholder(s) is/are entitled to vote at the annual meeting of stockholder(s) to be held at 8:00 AM, Chicago time, on April 17, 2012, at 120 E. Delaware Place, 8th Floor, Chicago, IL 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

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Continued and to be signed on reverse side